                           SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant   /x/

Filed by a Party other than the Registrant   / /

Check the appropriate box:

/ /  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
/x/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12

                         PHYSICIAN CORPORATION OF AMERICA
                 (Name of Registrant as Specified in its Charter)


    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1.   Title of each class of securities to which transaction applies:
          COMMON STOCK, $.01 PAR VALUE PER SHARE
     2.   Aggregate number of securities to which transaction applies:
          37,794,657
     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: $7.00
     4.   Proposed maximum aggregate value of transaction: $264,562,599
     5.   Total fee paid:  $52,913

/x/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1.   Amount Previously Paid:  N/A
     2.   Form, Schedule or Registration Statement No.:  N/A
     3.   Filing Party:  N/A
     4.   Date Filed:  N/A

                        PHYSICIAN CORPORATION OF AMERICA
                            6101 BLUE LAGOON DRIVE
                              MIAMI, FLORIDA 33126

                  NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD SEPTEMBER 8, 1997

To the Stockholders of Physician Corporation of America:

     Notice is hereby given that a special meeting of the stockholders of Physician Corporation of America (the "Company") will be held on Monday, September 8, 1997, at 10:00 a.m., Miami time, at the offices of the Company, located at 6101 Blue Lagoon Drive, Miami, Florida 33126 (the "Special Meeting"), for the following purposes:

     1. To consider and act on a proposal to adopt an Agreement and Plan of Merger, dated as of June 2, 1997 (the "Agreement"), and approve the merger described therein (the "Merger") providing for the merger of the Company and HUMNOV, Inc., a Delaware corporation ("Humana Sub"), which is a wholly owned subsidiary of Humana Inc., a Delaware corporation ("Humana"). As a result of the Merger:

          (a) The Company and Humana Sub will be merged, with the Company being the surviving corporation and a wholly owned subsidiary of Humana; and

          (b) Each share of Common Stock of the Company outstanding at the time the Merger becomes effective will be converted into the right to receive $7.00 in cash (other than shares of Common Stock held by stockholders, if any, who properly exercise their dissenters' rights of appraisal under Delaware law and shares of Common Stock held by Humana and its subsidiaries), as described in the accompanying Proxy Statement).

     2. To consider and act on a proposal to approve an adjournment of the Special Meeting to another time and/or place for the purpose of soliciting additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to adopt the Agreement and approve the Merger.

     3. To consider and act on any other business that may be properly brought before the Special Meeting or any adjournment or postponement thereof.

     The close of business on July 25, 1997, has been fixed as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Special Meeting and any and all adjournments or postponements thereof. A list of stockholders of the Company entitled to vote at the Special Meeting will be available for examination, during ordinary business hours, at the principal executive offices of the Company, 6101 Blue Lagoon Drive, Miami, Florida, for ten days prior to the Special Meeting.

     Stockholders of the Company are entitled to assert dissenters' rights in respect of the Merger pursuant to Section 262 of the General Corporation Law of the State of Delaware.

                                       By Order of the Board of Directors,

                                       Jose M. Menendez
                                       CORPORATE SECRETARY
Miami, Florida
August 8, 1997

    YOUR VOTE IS IMPORTANT.  PLEASE EXECUTE AND RETURN PROMPTLY THE ENCLOSED
          PROXY WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING.

                                -- IMPORTANT --

If your shares are held in "street name," only your bank or broker can vote your shares. Please contact the person responsible for your account and instruct him or her to vote the proxy card as soon as possible.

If you have any questions or need further assistance in voting your shares, please call Physician Corporation of America's proxy solicitor,

                    CORPORATE INVESTOR COMMUNICATIONS, INC.
                         (toll free) at 1-888-249-3343

                        PHYSICIAN CORPORATION OF AMERICA
                             6101 Blue Lagoon Drive
                              Miami, Florida 33126

                                   __________

                                PROXY STATEMENT
                                   __________


     FOR A SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 8, 1997


     This Proxy Statement is furnished to stockholders of Physician Corporation of America, a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Special Meeting of Stockholders of the Company to be held at the time and place specified below and at any and all adjournments or postponements thereof (the "Special Meeting").

     The cost of soliciting proxies, including reasonable out-of-pocket expenses incurred by banks, brokerage houses, nominees and fiduciaries and other custodians in forwarding proxy material to beneficial owners, will be borne by the Company. Directors, officers and regular employees of the Company may solicit proxies personally, by telephone, by facsimile, by telegraph or by other electronic means. Such directors, officers and employees will receive no compensation for their solicitation services other than their regular fees or salaries. The Company has retained Corporate Investor Communications, Inc. to solicit proxies. The fees of such firm are expected to be approximately $5,000 plus out-of-pocket expenses.

     This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders of the Company on or about August 8, 1997.

     DO NOT SEND YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD. THE PROCEDURE FOR THE EXCHANGE OF YOUR SHARES AFTER THE MERGER IS CONSUMMATED IS SET FORTH IN THIS PROXY STATEMENT. SEE "THE MERGER-PAYMENT FOR SHARES".

     The Special Meeting will be held at the offices of the Company, located at 6101 Blue Lagoon Drive, Miami, Florida 33126, on Monday, September 8, 1997, at 10:00 a.m., Miami time.

     The purpose of the Special Meeting is to consider and act upon a proposal to adopt the Agreement and Plan of Merger, dated as of June 2, 1997 (the "Agreement"), among Humana Inc., a Delaware corporation ("Humana"), HUMNOV, Inc., a Delaware corporation and wholly owned subsidiary of Humana ("Humana Sub"), and the Company, and to approve the merger described therein pursuant to which Humana Sub will be merged with and into the Company (the "Merger"). See "Information Concerning Humana and its Affiliates". The Agreement (omitting the disclosure schedules thereto) is attached hereto as ANNEX A. For a description of the principal terms of the Agreement, see "The Merger".

     As a result of the Merger, at the time the Merger becomes effective (the "Effective Time"), (i) each share of Common Stock, $.01 par value per share, of the Company (the "Common Stock") then outstanding (except those shares of Common Stock as to which dissenters' rights, if any, shall have been properly exercised under Delaware law and shares of Common Stock held by Humana and its subsidiaries) will be converted into the right to receive $7.00 in cash without any action on the part of the holder thereof and (ii) the Company will become a wholly owned subsidiary of Humana. See "The Merger--Conversion of Shares" and "The Merger-Dissenters' Rights". If the Agreement is adopted and the Merger is approved by the Company's stockholders, subject to the satisfaction or waiver of the other conditions set forth in the Agreement, it is anticipated that the Merger will be consummated as promptly as practicable following such approval, although there can be no assurance that all such conditions will have been satisfied or waived by that time. See "The Merger--Effective Time of the Merger, --Conversion of Shares and --Conditions to the Merger".

     YOUR BOARD OF DIRECTORS, AFTER CAREFUL CONSIDERATION, HAS UNANIMOUSLY APPROVED THE AGREEMENT AND DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS THAT YOU VOTE FOR ADOPTION OF THE AGREEMENT AND APPROVAL OF THE MERGER. In reaching its determination, the Board of Directors considered, among other things, the opinion, dated June 2, 1997, of Bear, Stearns & Co. Inc. ("Bear Stearns"), the Company's financial advisor, to the effect that the Merger is fair, from a financial point of view, to the stockholders of the Company. The opinion of Bear Stearns, dated as of the date of this Proxy Statement and substantially similar to its opinion dated June 2, 1997, is included as ANNEX B hereto and is incorporated herein by reference together with Bear Stearns' consent, which is included as ANNEX C hereto. Stockholders are urged to read the opinion in its entirety for further information respecting the assumptions made, matters considered and limits of the review undertaken by Bear Stearns. See "The Merger -- Reasons for the Merger; Recommendation of the Board of Directors and --Opinion of Bear, Stearns & Co. Inc."

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT OR THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE IN CONNECTION WITH THE SOLICITATIONS MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR HUMANA OR ANY OF THEIR AFFILIATES. THIS PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OF A PROXY IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH A SOLICITATION. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE INFORMATION SET FORTH HEREIN OR THE AFFAIRS OF THE COMPANY OR HUMANA SINCE THE DATE OF THIS PROXY STATEMENT.

                      _________________________________________


                 The date of this Proxy Statement is August 8, 1997.

                        PHYSICIAN CORPORATION OF AMERICA
                                PROXY STATEMENT
                               TABLE OF CONTENTS


                                                                           PAGE

Summary of Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . .   1
Voting and Proxies . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     Record Date; Voting at the Special Meeting; Required Vote . . . . . .   7
     Voting and Revocation of Proxies. . . . . . . . . . . . . . . . . . .   7
     Adjournment of the Special Meeting. . . . . . . . . . . . . . . . . .   8
     Other Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     Background of the Transaction . . . . . . . . . . . . . . . . . . . .   9
     Reasons for the Merger; Recommendation of the Board of Directors. . .  15
     Opinion of Bear, Stearns & Co. Inc. . . . . . . . . . . . . . . . . .  17
     Effective Time of the Merger. . . . . . . . . . . . . . . . . . . . .  22
     Conversion of Shares. . . . . . . . . . . . . . . . . . . . . . . . .  22
     Lost Certificates . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     Stock Options . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     Payment for Shares. . . . . . . . . . . . . . . . . . . . . . . . . .  23
     Conduct of Business Pending the Merger. . . . . . . . . . . . . . . .  24
     P&C Arrangement . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     The Humana Option . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     Amendment of Rights Agreement . . . . . . . . . . . . . . . . . . . .  28
     Conditions to the Merger. . . . . . . . . . . . . . . . . . . . . . .  28
     Dissenters' Rights. . . . . . . . . . . . . . . . . . . . . . . . . .  29
     Expenses of the Merger. . . . . . . . . . . . . . . . . . . . . . . .  31
     Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
     No Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
     Breakup Fee     . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     Certain Federal Income Tax Considerations . . . . . . . . . . . . . .  33
     Regulatory Approvals. . . . . . . . . . . . . . . . . . . . . . . . .  34
     State Antitakeover Statutes . . . . . . . . . . . . . . . . . . . . .  35
     Accounting Treatment. . . . . . . . . . . . . . . . . . . . . . . . .  35
Source of Funds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
Price Range of the Common Stock. . . . . . . . . . . . . . . . . . . . . .  36
Selected Consolidated Financial Data . . . . . . . . . . . . . . . . . . .  37
Interests of Certain Persons in the Merger . . . . . . . . . . . . . . . .  38
Beneficial Ownership of Common Stock by Directors, Officers and Certain
  Stockholders of the Company  . . . . . . . . . . . . . . . . . . . . . .  39
Information Concerning Humana and its Affiliates . . . . . . . . . . . . .  40
Proxy Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
Independent Certified Public Accountants . . . . . . . . . . . . . . . . .  40
Stockholder Proposals. . . . . . . . . . . . . . . . . . . . . . . . . . .  41
Available Information. . . . . . . . . . . . . . . . . . . . . . . . . . .  41
Incorporation of Certain Information by Reference. . . . . . . . . . . . .  41
Certain Forward-Looking Statements . . . . . . . . . . . . . . . . . . . .  42
Annex A:  Agreement and Plan of Merger . . . . . . . . . . . . . . . . . . A-1
Annex B:  Opinion of Bear, Stearns & Co. Inc.. . . . . . . . . . . . . . . B-1
Annex C:  Consent of Bear, Stearns & Co. Inc.. . . . . . . . . . . . . . . C-1
Annex D:  Section 262 of the General Corporation Law of the
  State of Delaware  . . . . . . . . . . . . . . . . . . . . . . . . . . . D-1

                           SUMMARY OF PROXY STATEMENT

     The following is an accurate summary of the material provisions of certain information contained elsewhere in this Proxy Statement. This summary is qualified in its entirety by reference to the full text of this Proxy Statement, the Annexes hereto and the documents incorporated by reference herein.

                              GENERAL INFORMATION

Date, Time and Place of
  Special Meeting . . . . . . Monday, September 8, 1997, at 10:00 a.m., Miami
                              time, at the offices of the Company, located at 6101 Blue Lagoon Drive, Miami, Florida 33126.

Record Date . . . . . . . . . July 25, 1997.

Purpose of Special Meeting. . To consider and act upon a proposal to (i) adopt the Agreement and Plan of Merger dated June 2, 1997 (the "Agreement"), among Humana Inc., a Delaware corporation ("Humana"), HUMNOV, Inc., a Delaware corporation and wholly owned subsidiary of Humana ("Humana Sub"), and Physician Corporation of America, a Delaware corporation (the "Company"), and (ii) approve the merger described therein pursuant to which Humana Sub will be merged with and into the Company (the "Merger"). As a result of the Merger, each share of common stock, par value $.01 per share, of the Company (the "Common Stock") will be converted into and become the right to receive $7.00 in cash. Pursuant to the Merger, approximately
                              $265 million will be paid for the shares of Common Stock (excluding the 1,043,000 shares of Common Stock currently owned by Humana and its subsidiaries), approximately $123 million of debt of the Company will be assumed by Humana, approximately $5 million will be paid for options to purchase shares of Common Stock, approximately $15 million will be paid for employee severance costs and approximately $13 million will be paid for other costs of Humana and the Company associated with the Merger.

Vote Required . . . . . . . . Adoption of the Agreement and approval of the
                              Merger by the holders of a majority of the issued and outstanding shares of Common Stock of the Company is required. As of the Record Date, there were 38,839,791 shares of Common Stock issued and outstanding.

Ownership . . . . . . . . . . Directors and executive officers of the Company beneficially own 4,950,374 shares of Common Stock (approximately 12.4% of the outstanding Common Stock). The directors and executive officers of the Company have advised the Company that they intend to vote the shares of Common Stock they beneficially own in favor of the adoption of the Agreement and the approval of the Merger.

Recommendation  . . . . . . . THE BOARD OF DIRECTORS OF THE COMPANY HAS
                              UNANIMOUSLY APPROVED THE AGREEMENT AND THE MERGER AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR ADOPTION OF THE AGREEMENT AND APPROVAL OF THE MERGER.

                                   THE MERGER

Reasons for the Merger. . . . The Board of Directors has concluded that the acquisition of the Company by Humana upon the terms and subject to the conditions set forth in the Agreement is fair to, and in the best interests of, the Company's stockholders. See "The Merger--Reasons for the Merger; Recommendation of the Board of Directors".

Opinion of Financial
 Advisor. . . . . . . . . . . The Company retained Bear, Stearns & Co. Inc.
                              ("Bear Stearns") to act as its financial advisor in connection with a possible business combination. On June 2, 1997, Bear Stearns rendered to the Company its written opinion to the effect that, as of such date and based upon and subject to the factors, assumptions and qualifications set forth therein, the Merger was fair, from a financial point of view, to the stockholders of the Company. The opinion was updated as of the date of this Proxy Statement. The full text of the Bear Stearns opinion dated the date of this Proxy Statement, which sets forth the assumptions made, the matters considered and the limits of review undertaken by Bear Stearns, is attached as ANNEX B to this Proxy Statement, is incorporated herein by reference and should be read in its entirety. See "The Merger--Opinion of Bear, Stearns & Co., Inc."

Effective Time of the
 Merger . . . . . . . . . . . If the Agreement is adopted and the Merger is approved by the stockholders of the Company at the Special Meeting, the Merger is expected to become effective as promptly as practicable thereafter, subject to the satisfaction or waiver of the other conditions to the Agreement. See "The Merger--Effective Time of the Merger and --Conditions to the Merger".

Conversion of Shares and
 Surrender of Stock
 Certificates . . . . . . . . Each share of Common Stock outstanding at the time
                              (the "Effective Time") the Merger becomes effective (except those shares of Common Stock as to which dissenters' rights, if any, shall have been properly exercised and those shares of Common Stock held by Humana and its subsidiaries) will be converted into the right to receive $7.00 in cash. See "The Merger--Dissenters' Rights". Promptly after the Effective Time, a form letter of transmittal and instructions will be mailed to each person who was, immediately prior to the Effective Time, a holder of record of issued and outstanding shares of Common Stock for use in surrendering his or her certificates representing such shares of Common Stock. DO NOT SEND IN YOUR CERTIFICATES UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL.

Stock Options . . . . . . . . All employee and director options for the purchase of shares of Common Stock (the "Options") will be canceled by the Company at the Effective Time. Holders of Options (whether or not exercisable at the Effective Time) who are employees of the Company at the Effective Time will be entitled to receive a cash payment based upon a Black-Scholes option pricing model specified in the Agreement if they remain employees at the end of a specified period (which varies from 6 months to 18 months depending upon the employee) or if they are terminated without cause or resign with cause prior thereto. Holders of Options who are no longer employees at the Effective Time or who are non-employee directors will be entitled to receive an amount (if any) equal to the product of (i) the amount by which $7.00 exceeds the exercise price per share subject to the Option and (ii) the number of shares subject to the Option (whether or not such Option was exercisable at the Effective Time). See "The Merger--Stock Options".

Conditions to the Merger. . . Consummation of the Merger is subject to certain conditions, including the accuracy of
                              representations and warranties (except where an inaccuracy would not have a material adverse effect on the breaching party), the performance in all material respects of certain agreements and obligations contained in the Agreement, the filing of certain governmental notices and reports, the receipt of certain governmental regulatory approvals or consents, the adoption of the Agreement and approval of the Merger by the stockholders of the Company and the absence of any injunction or other order that prevents the consummation of the transactions contemplated by the Agreement. See "The Merger--Conditions to the Merger".

Dissenters' Rights  . . . . . Stockholders have the right, in lieu of receiving $7.00 in cash for their shares of Common Stock, to demand payment of the fair value for their shares of Common Stock if the Merger is consummated, provided such holders do not vote for adoption of the Agreement and approval of the Merger and certain procedures are followed (including the requirement that any stockholder wishing to exercise such right must deliver a written demand for appraisal to the Corporate Secretary of the Company before the vote is taken to adopt the Agreement and approve the Merger). Failure by a stockholder to take any necessary steps may result in a termination or waiver of the dissenters' rights of such stockholder. See "The Merger--Dissenters' Rights" and ANNEX D to this Proxy Statement.

Amendment . . . . . . . . . . The Agreement may be amended or modified at any time by an instrument in writing executed by each of Humana, Humana Sub and the Company. However, after the Merger is approved and the Agreement is adopted by the stockholders of the Company, no amendment to the Agreement that by law would require the approval of the stockholders of the Company may be made without such further approval.

Interests of Certain Persons
 in the Merger  . . . . . . . In considering the recommendation of the Board of Directors of the Company with respect to the Agreement and the Merger, stockholders should be aware that certain members of the management of the Company and the Board of Directors of the Company have certain interests in the Merger that are in addition to the interests of stockholders of the Company generally (including, without limitation, benefits of up to approximately $5 million in the aggregate that may be received by the executive officers of the Company under Salary Continuation Agreements, consulting or non-compete agreements and cancellation of stock options as provided for in the Agreement and the payment of up $250,000 to one non-employee director). See "The Merger--Stock Options" and "Interests of Certain Persons in the Merger".

Breakup Fee . . . . . . . . . Pursuant to the Agreement, the Company has agreed to pay Humana $17 million in cash, plus documented expenses not to exceed $1.5 million, if (x) a person makes an Alternative Proposal (as defined below) for the Company and thereafter either
                              (i) the Company
                              terminates the Agreement in accordance with its terms by reason of such Alternative Proposal or
                              (ii) Humana or the Company terminates the Agreement by reason of the stockholders of the Company not adopting the Agreement and approving the Merger at the Special Meeting or
                              (y) Humana terminates the Agreement by reason of the Board having withdrawn or modified in a manner adverse to Humana its approval or recommendation of the Agreement or the Merger or recommending an Alternative Proposal to the Company's stockholders. In addition, if the Agreement is terminated for any other reason (other than by reason of a breach of the representations and warranties of Humana or Humana Sub or the failure of Humana or Humana
                              Sub to comply with their obligations under the Agreement) and within 12 months thereafter any Alternative Proposal is consummated, the
                              Company has agreed to pay Humana the lesser of
                              (i) $17 million or (ii) 3.5% of the aggregate value of the other business combination, plus documented out-of-pocket expenses incurred by Humana in connection with the Agreement not to exceed $1.5 million. An "Alternative Proposal" is defined in the Agreement as any merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or any of its Subsidiaries. See "The Merger--Breakup Fee".

P&C Arrangement . . . . . . . On February 25, 1997, the Florida Department of
                              Insurance (the "Florida Department") instituted receivership proceedings with respect to PCA Property & Casualty Insurance Company, a subsidiary of the Company ("P&C"), due to its deficit as of December 31, 1996, of approximately $121 million under generally accepted accounting principles. In connection with the execution of the Agreement, the Company, P&C and PCA Solutions, Inc., a wholly owned subsidiary of the Company, entered into four interrelated agreements with Centre Reinsurance Company of New York and an affiliate related to reinsurance, claims run-off administration and investment management. Concurrently, Humana deposited $15 million in an escrow account for the benefit of P&C (which deposit is required be returned to Humana except if the Merger is not consummated under certain specified circumstances). Based on the foregoing, the Florida Department agreed not to proceed with receivership proceedings provided certain conditions are met and the Merger occurs no later than October 31, 1997. See "The Merger--P&C Arrangement".

The Humana Option . . . . . . In consideration for depositing $15 million in an escrow account for the benefit of P&C, the Company granted Humana an option to purchase for $0.01 per share a number of shares of Common Stock equal to $15 million divided by 70% of the average closing prices of the Common Stock for the five trading days immediately prior to the exercise of the option. The Company has the right to cancel the option at any time by paying Humana $15 million plus interest from the date of the deposit. See "The Merger--The Humana Option".

Termination . . . . . . . . . The Agreement may be terminated at any time prior to the closing of the transactions contemplated thereby by mutual consent of the Company and Humana, or by either the Company or Humana if the Merger shall not have been consummated by October 31, 1997, or if the stockholders of the Company do not adopt the Agreement and approve the Merger at the Special Meeting. Either the Company or Humana may terminate the Agreement if the other has materially breached a representation, warranty or covenant contained in the Agreement and such breach is not cured after notice. In addition, the Company may terminate the Agreement if a third party makes a business combination proposal which is a "Superior Proposal" (as defined in "The
                              Merger--Termination"), the Board determines in good faith after consultation with its outside counsel that the failure to approve such offer would not be consistent with the Board's fiduciary duties to stockholders and Humana is given five business days to modify the Agreement so that the other proposal would no longer constitute a Superior Proposal. Humana may also terminate the Agreement if the Board shall have withdrawn or modified in a manner adverse to Humana its approval or recommendation of the Agreement or the Merger or shall have recommended an Alternative
                              Proposal to the stockholders.  See "The
                              Merger--Termination".

Certain Federal Income Tax
 Considerations . . . . . . . The receipt of cash for shares of Common Stock pursuant to the Merger (including pursuant to the exercise of dissenters' rights) will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable foreign, state, local and other income tax laws. ALL STOCKHOLDERS SHOULD CAREFULLY READ THE DISCUSSION UNDER "THE MERGER--CERTAIN FEDERAL INCOME TAX CONSIDERATIONS".

Regulatory Approvals  . . . . The consummation of the Merger is subject to, among other approvals, the prior approval of the Florida Department, the Texas Department of Insurance and the Office of the Commissioner of Insurance of Puerto Rico, and the applicable Medicaid governmental departments in Florida, Texas and Puerto Rico. The expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has occurred. See "The Merger--Regulatory Approvals".

                 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

     The following tables present for the periods indicated certain consolidated historical financial and other data for the Company. The information included therein should be read together with "Selected Consolidated Financial Data" and the financial information incorporated by reference in this Proxy Statement. See "Incorporation of Certain Information by Reference". The unaudited results as of and for the three months ended March 31, 1997, are not necessarily indicative of the results that may be expected for the entire year.


                                                                                                      THREE MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,                         MARCH 31,
                                        ----------------------------------------------------------   ---------------------
                                          1992         1993       1994        1995         1996        1996         1997
                                        --------     --------   --------   ----------   ----------   --------     --------
                                                                                                          (UNAUDITED)
STATEMENT OF OPERATIONS                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
  DATA:(1)
   Revenues. . . . . . . . . . . . .    $359,551     $549,847   $824,729   $1,216,549   $1,454,308   $378,923     $365,484
   Operating expenses. . . . . . . .     339,461      482,163    735,844    1,233,555    1,763,672    383,530      355,324
                                        --------     --------   --------   ----------   ----------   --------     --------
     Operating income (loss) . . . .      20,090       67,684     88,885      (17,006)    (309,364)    (4,607)      10,160
   Gain on sale of subsidiaries. . .       5,917           --         --           --       12,352         --           --
   Interest expense. . . . . . . . .      (2,058)      (1,448)    (2,107)      (9,113)     (13,738)    (4,027)      (5,203)
   Other income (expense). . . . . .         (36)        (542)       (31)         263       (2,216)        10          (15)
                                        --------     --------   --------   ----------   ----------   --------     --------
     Earnings (loss) before
       income taxes. . . . . . . . .      23,913       65,694     86,747      (25,856)    (312,966)    (8,624)       4,942
   Income tax expense
     (benefit) . . . . . . . . . . .       9,476       25,600     34,200       (1,260)     (35,281)    (3,690)         319
                                        --------     --------   --------   ----------   ----------   --------     --------
     Net earnings (loss) . . . . . .    $ 14,437     $ 40,094   $ 52,547   $  (24,596)  $ (277,685)  $ (4,934)    $  4,623
                                        --------     --------   --------   ----------   ----------   --------     --------
                                        --------     --------   --------   ----------   ----------   --------     --------
 Net earnings (loss) per common
   share and common equivalent
   share on a primary and
   fully diluted basis . . . . . . .    $   0.49     $   1.12   $   1.30   $    (0.62)  $    (7.16)  $  (0.13)    $   0.12
                                        --------     --------   --------   ----------   ----------   --------     --------
                                        --------     --------   --------   ----------   ----------   --------     --------



                                                                 AT DECEMBER 31                                  AT MARCH 31
                                        -------------------------------------------------------------    ------------------------
                                          1992         1993        1994         1995          1996         1996          1997
                                        --------     --------    --------     ---------    ----------    --------     -----------
                                                                                                               (UNAUDITED)
BALANCE SHEET DATA:                                                           (IN THOUSANDS)
Working capital (deficit). . . . . .    $(10,848)    $ 73,125    $ 59,297     $  77,167    $ (115,343)   $  5,722     $  (85,851)
Total assets . . . . . . . . . . . .     150,629      356,949     644,978       849,662     1,354,987     917,533      1,200,228
Long-term debt (net of
  current maturities). . . . . . . .       9,837        4,414      82,997       157,096        10,344     139,364          9,746
Stockholders' equity (deficit)(2). .      30,993      185,942     243,548       210,169       (64,832)    202,894        (64,192)


__________

(1) Certain 1992, 1993, 1994 and 1995 amounts have been reclassified to conform with the 1996 presentation. These reclassifications have no impact on net earnings (loss) or stockholders' equity as previously reported.

(2)  Includes $10,000 in put warrants in 1994.

                               VOTING AND PROXIES

RECORD DATE; VOTING AT THE SPECIAL MEETING; REQUIRED VOTE

     The Company has fixed July 25, 1997 as the record date (the "Record Date") for the determination of the holders of Common Stock entitled to notice of and to vote at the Special Meeting. Accordingly, only holders of record of Common Stock on the Record Date will be entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 38,839,791 shares of Common Stock outstanding and entitled to vote, which shares were held in the aggregate by approximately 350 holders of record. Each holder of record of Common Stock on the Record Date is entitled to cast one vote per share of Common Stock on all matters properly submitted for the vote of the Company's stockholders, exercisable in person or by properly executed proxy, at the Special Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting.

     The adoption of the Agreement and approval of the Merger by the stockholders of the Company will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon. The affirmative vote of a majority of the shares of Common Stock represented in person or by a properly executed proxy would be required to approve any proposal to adjourn the Special Meeting to another time and/or place for the purpose of soliciting additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to adopt the Agreement and approve the Merger (the "Adjournment Proposal"). If an executed proxy card is returned and the stockholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum but will not be considered present for purposes of calculating the vote. If an executed proxy card is returned by a broker holding shares of Common Stock in street name that indicates that the broker does not have discretionary authority as to certain shares to vote on the Agreement, such shares will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be voted with respect to such matter. Accordingly, abstentions and "broker non-voters" will have the same effect as a vote against adoption of the Agreement and approval of the Merger. Abstention from voting on the Adjournment Proposal would have the practical effect of voting against the proposal since it is one less vote for approval.
 Broker non-votes on the Adjournment Proposal would have no impact on that proposal since they are not considered "shares present" for voting purposes.

     As of the Record Date, the executive officers and directors of the Company beneficially owned 4,950,374 shares of Common Stock (approximately 12.4% of the total outstanding Common Stock). The directors and executive officers of the Company have advised the Company that they intend to vote the shares of Common Stock beneficially owned by them in favor of the adoption of the Agreement and the approval of the Merger. As of the Record Date, Humana beneficially owned 1,043,000 shares of Common Stock.

VOTING AND REVOCATION OF PROXIES

     All shares of Common Stock represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, and not revoked, will be voted at the Special Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted for adoption of the Agreement, approval of the Merger and approval of any Adjournment Proposal.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by
(i) filing with the Corporate Secretary of the Company, at or before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later-dated proxy relating to the same shares and delivering it before the taking of the vote at the Special Meeting or (iii) attending the Special Meeting and voting in person (although attendance at the Special Meeting does not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Physician Corporation of America, 6101 Blue Lagoon Drive, Miami, Florida 33126,
Attention: Corporate Secretary, or hand-delivered to the Corporate Secretary of the Company at that address at or before the taking of the vote at the Special Meeting.

     If a quorum is not obtained or if fewer shares are likely to be voted for adoption of the Agreement and approval of the Merger than the number required for adoption and approval, the Special Meeting may be adjourned for the purpose of obtaining additional proxies or votes or for any other purposes, and, at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have theretofore effectively been revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter prior to the adjournment.

ADJOURNMENT OF THE SPECIAL MEETING

     If there are not sufficient votes to adopt the Agreement and approve the Merger at the Special Meeting, such proposals could not be approved unless the Special Meeting were adjourned to permit further solicitation of proxies from the Company's stockholders. Proxies that are being solicited by the Board grant the discretionary authority to vote for any such adjournment. If it is necessary to adjourn the Special Meeting, no notice of the time and place of the adjourned meeting is required to be given to the Company's stockholders other than the announcement of such time and place at the Special Meeting. The affirmative vote of at least a majority of the Common Stock present or represented, in person or by proxy, and voting at the Special Meeting is required to approve such adjournment, whether or not a quorum is present at the Special Meeting. An adjournment of the Special Meeting may be necessary because the limited time between the mailing of the Proxy Statement and the Special Meeting may result in the lack of a quorum at the Special Meeting. To obtain the requisite vote, it may be necessary to adjourn the Special Meeting to solicit additional proxies.

     If the Special Meeting is postponed or adjourned, at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Special Meeting (except for any proxies that have theretofore effectively been revoked or withdrawn).

OTHER MATTERS

     The principal executive offices of the Company are located at 6101 Blue Lagoon Drive, Miami, Florida 33126. Its telephone number is (305) 267-6633.

     At the date of this Proxy Statement, the Board of Directors of the Company (the "Board") is not aware of any matter that may come before the meeting, other than those described above. If any other matter is properly presented to the meeting for action and the enclosed form of proxy is returned, the individuals named in the proxy shall have discretionary authority to vote such proxy on any such matter in accordance with their best judgment.

     As used in this Proxy Statement, the "Company" refers to either Physician Corporation of America individually, or Physician Corporation of America and its consolidated subsidiaries, as the context may require and "Humana" refers to Humana Inc., individually, or Humana Inc. and its consolidated subsidiaries, as the context may require.

     The information contained in this Proxy Statement pertaining to the Company and its affiliates was obtained from the Company, and the information contained in this Proxy Statement pertaining to Humana and its affiliates was obtained from Humana.

                                  THE MERGER

GENERAL

     THE INFORMATION CONTAINED IN THIS PROXY STATEMENT WITH RESPECT TO THE AGREEMENT DESCRIBED BELOW ARE ACCURATE SUMMARIES OF THE MATERIAL PROVISIONS OF CERTAIN PORTIONS OF THE AGREEMENT SET FORTH IN THIS PROXY STATEMENT, BUT DO NOT PURPORT TO BE COMPLETE AND ARE SUBJECT TO AND QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE AGREEMENT, A COPY OF WHICH (OMITTING THE DISCLOSURE SCHEDULES THERETO) IS ATTACHED TO THIS PROXY STATEMENT AS ANNEX A.

     On June 2, 1997, the Company, Humana and Humana Sub entered into the Agreement, which sets forth the terms and conditions upon which the Merger is to be effected. If the Agreement is adopted and the Merger is approved at the Special Meeting and all other conditions to the obligations of the parties thereto to consummate the Merger are satisfied or waived, Humana Sub will be merged with and into the Company, which will be the surviving corporation in the Merger. At the Effective Time, (i) without any action on the part of the holders thereof, each outstanding share of Common Stock (except those shares of Common Stock as to which dissenters' rights of appraisal, if any, shall have been properly exercised under Delaware law and shares of Common Stock held by Humana and the subsidiaries) will be canceled and converted into and will represent the right to receive $7.00 in cash (without interest), (ii) the Company will cause each employee and director option to purchase shares of Common Stock (an "Option"), to be canceled and each Option (whether or not such Option was exercisable at the Effective
Time) held by former employees at the Effective Time or non-employee directors will be converted into the right to receive an amount in cash equal to the product of (x) the amount by which $7.00 exceeds the exercise price per share subject to the Option and (y) the number of shares subject to the Option (provided that holders of options (whether or not exercisable at the Effective Time) who are employees of the Company at the Effective Time will be entitled to receive a cash payment based upon a Black-Scholes option pricing model specified in the Agreement if they remain employees at the end of a specified period (which varies from six months to 18 months depending on the employee) or if they are terminated without cause or resign with cause prior thereto, see "-- Stock Options") and (iii) the Company will become a
wholly owned subsidiary of Humana.   See "The Merger--Effective Time of the
Merger and --Conversion of Shares" for information concerning the procedures for submitting stock certificates and receiving cash.

BACKGROUND OF THE TRANSACTION

     During the third quarter of 1995, the Company's Florida Medicaid premium reimbursement rate decreased 18%. Because Florida Medicaid health premiums represented approximately 26% of the Company's revenues, the premium rate decrease resulted in a material decrease in the Company's operating earnings. In addition, continued operating losses at the Company's HMO operations in Alabama and Georgia and higher than expected medical and administrative expenses at the Company's Florida HMO operations, due, in part, to the expansion of the Medicare product line, contributed to the Company's earnings decline. For the three months ended September 30, 1995, the Company reported a net loss of $1.2 million compared to net income of $6.7 million for the three months ended June 30, 1995. As a result of this earnings decrease, the Board directed the management of the Company to develop and implement a variety of cost cutting and profit enhancing measures. The Board also consulted with Bear Stearns & Co. Inc., its financial advisor ("Bear Stearns"), regarding alternatives available to the Company to enhance stockholder value. In October 1995, the Company formally retained Bear Stearns to act as its financial advisor in examining and potentially implementing various strategic alternatives to enhance stockholder value. During the course of Bear Stearns' engagement, the Board examined with Bear Stearns the following strategic alternatives: (i) a high yield debt offering,
(ii) an investment by a financial investor, (iii) divestitures and/or asset sales, (iv) an initial public offering by a subsidiary, (v) a leveraged buyout, (vi) a leveraged recapitalization, (vii) a sale of the Company and
(viii) a merger of the Company. The evaluation of alternatives to enhance stockholder value was undertaken continuously from October 1995 through the third quarter of 1996 at which time the Board decided to pursue a merger of the Company. At that time, the Board determined that a merger of the Company would be in the best interests of the Company's stockholders, members, medical providers and employees. For the three months and 12 months ended December 31,

1995, the Company reported a net loss of $36.5 million and $24.6 million, respectively. Additionally, the Company incurred a $95.1 million net loss for the nine months ended September 30, 1996.

     In December 1995, the Board announced its intention to sell the Company's HMO plans in Alabama and Georgia primarily due to (i) continued operating losses at the plans, (ii) the high probability that neither state would implement a Medicaid managed care program in the foreseeable future,
(iii) the decision by CHAMPUS to award its region 3 and 4 contract to Humana, thereby negating the Company's primary strategic reason for having HMO operations in these states and (iv) the need for cash by the Company to satisfy its debt obligations. The Company requested Bear Stearns to assist it in undertaking an auction process to solicit interest from potential acquirors of the Alabama and Georgia HMO plans and, as a result of this process, sold the two HMO plans in September 1996 to Health Partners of Alabama, Inc. for approximately $23 million in cash and a three-year non-competition agreement for $1.5 million to be paid over a two year period.
 As a result of the sale of the Alabama and Georgia HMOs, the Company was able to eliminate the operating losses from these HMOs subsequent to September 1996 and repay approximately $17 million of outstanding bank debt.

     In March 1996 the Board approved the sale of the Company's wholly-owned physician clinic operations located in Florida. The Board, in conjunction with management, determined that the sale of the Company's clinic operations was in the best interests of the Company and its stockholders because of the following benefits that would result from the sale: (i) cash proceeds could be used to repay debt; (ii) the acquiror would most likely enter into a long-term medical services risk contract with the Company's Florida HMO operations at rates that were less than the Company's historical costs, thereby improving the Company's predictability of medical costs by transferring a substantial amount of underwriting risk associated with approximately 85,000 HMO members to a third party; and (iii) certain administrative costs could be reduced. The sale of the Company's clinic operations was completed in June 1996 to FPA Medical Management, Inc. ("FPA") for approximately $24.0 million consisting of stock and warrants of FPA and a $15 million note that was paid in full in the third quarter of 1996. As a result of the sale of the clinic operations, the Company was ultimately able to repay approximately $24.5 million of its outstanding bank debt.

     During the first quarter of 1996, the Company's Florida HMO operations began to demonstrate an improvement in earnings (through a reduction in operating losses), primarily resulting from the implementation of several cost cutting measures by management. However, the rate of reduction in the Company's operating losses was not of the magnitude that would assure the Company's return to profitability prior to the Company becoming constrained by the financial covenants contained in the Company's credit facility. As a result of this assessment, the Board directed management and Bear Stearns to continue the evaluation of strategic alternatives, including contacting potential strategic parties that may have an interest in merging with the Company, in order to enhance stockholder value. The Board also instructed management to continue the implementation of the corrective measures identified previously. During the first quarter of 1996, the Company, with the assistance of Bear Stearns, prepared and delivered informational documents to six entities, including Humana (collectively, the "1996 Interested Parties") that the Company and Bear Stearns deemed to have a potential interest in a transaction with the Company. The 1996 Interested Parties were engaged in the managed care industry and several had operations that were in the same state or contiguous to a state in which the Company had HMO operations. The 1996 Interested Parties had entered into confidentiality agreements with the Company prior to receiving information from the Company. Senior management of the Company held meetings with several of the 1996 Interested Parties at the Company's corporate offices as well as at the corporate offices of some of the 1996 Interested Parties. These meetings and discussions were held through October 1996.

     In October 1996, Bear Stearns and management reviewed with the Board a list of other potential parties that they believed may have had an interest in merging with or acquiring the Company. Following this review, the Board authorized Bear Stearns to contact these parties to determine their interest in a transaction with the Company. On October 8, 1996, Sierra Health Services, Inc. ("Sierra") presented to the Company and Bear Stearns potential terms of a transaction with Sierra that would be subject to negotiation. On October 16, 1996, representatives from Bear Stearns met with and informed the Board that of the 1996 Interested Parties, four parties were in late stages of their due diligence and that proposals for a transaction with the Company were to be communicated to Bear Stearns by

October 23, 1996. Except for Humana and Sierra, none of 1996 Interested Parties nor any of the parties that were contacted by Bear Stearns submitted a proposal by October 23, 1996, for a transaction with the Company. Humana did not submit a formal proposal for a transaction with the Company, but instead communicated certain proposed terms regarding a potential transaction through certain representatives of senior management and its financial advisor.

     On October 23, 1996, the Board held a meeting with senior management of the Company and representatives of Bear Stearns and the Company's outside legal counsel to evaluate alternatives available to the Company to enhance stockholder value. At this meeting, the Board was apprised by Bear Stearns of the conversations and meetings with parties that were potentially interested in a transaction with the Company, including the 1996 Interested Parties, and reviewed certain other strategic alternatives including an equity investment by a financial investor and selected divestitures. The Board authorized management and Bear Stearns to continue discussions with those parties that had expressed an interest in a transaction with the Company. On October 24, 1996, the managements of Sierra and the Company continued their due diligence reviews and their negotiations with respect to the terms, including the potential exchange ratio (the "Exchange Ratio") of Sierra's common stock for the Common Stock, on which a definitive agreement could be reached. On October 29, 1996, the Company and Sierra reached an oral agreement on the terms of a transaction and agreed upon an Exchange Ratio of 0.45 (having a value of approximately $12.94 per share based upon the closing public market price of the Sierra common stock on October 29, 1997 of $28.75). On October 29, 1996, the closing public market prices for the Common Stock was $11.25. On November 1, 1996, Sierra's Board of Directors held a meeting at which it approved the merger of a wholly owned subsidiary of Sierra with the Company. On November 2, 1996, the Board held a meeting at which it received a report from management and a presentation by Bear Stearns, was advised by the Company's outside legal counsel and approved the merger with Sierra. Based on the Exchange Ratio, the value of the transaction to the Company's stockholders was approximately $13.00 per share on November 2, 1996. In addition, on November 2, 1996, the Company announced a third quarter pre-tax charge of $130 million related to a statutory claims reserve deficit at PCA Property and Casualty Insurance Company, a subsidiary of the Company ("P&C").

     On November 5, 1996, the Company received a written proposal from Humana to purchase all outstanding shares of the Common Stock for $10.75 per share in cash, subject to the negotiation of a mutually acceptable definitive purchase agreement. The Common Stock had closed at $10.75 on November 4, 1996. On November 5, 1996, the Board held a special meeting to review the proposal received from Humana and, in consultation with Bear Stearns and the Company's outside legal counsel, unanimously determined to reject the proposal from Humana because (i) the proposed merger with Sierra held greater potential long-term benefits to the stockholders of the Company and (ii) the terms of the merger agreement with Sierra did not permit the Company to engage in any discussions or negotiations regarding an offer.

     During January and February 1997, the Company obtained certain requisite state and federal approvals for the Sierra merger and continued the year end audit of its 1996 financial statements. In conjunction with this effort, in February 1997, the Company's independent actuaries completed a preliminary valuation of P&C's claims reserves as of December 31, 1996. As a result of this valuation, after the close of the National Association of Securities Dealers, Inc. Automated Quotation System/National Market (the "Nasdaq National Market") on February 20, 1997 (on which date the Common Stock closed at $9.125), the Company announced that it anticipated recording an additional fourth quarter pre-tax charge of $80 million relating to P&C's claims. On February 21, 1997, the Common Stock closed at $5.06.

     On February 21, 1997, Sierra announced its intention to re-evaluate its proposed merger with the Company. On February 25, 1997, the Florida Department of Insurance for the State of Florida (the "Florida Department") obtained a court order requiring P&C to submit a plan by May 2, 1997, setting forth a program to show good cause why the Florida Department should not place P&C under statutory rehabilitation. See "--P&C Arrangement". On February 26, 1997, the Company announced that it estimated that the total 1996 pre-tax charge related to P&C would be between $225 million and $250 million. On February 26, 1997, the Common Stock closed at $3.81.

     On March 1, 1997, Sierra and representatives of its financial advisor met with the Board and representatives of Bear Stearns and informed the Board that it would not proceed with the merger under its existing terms. The value of the transaction to the Company's stockholders as of that date was approximately $11.87 per share based on the Exchange Ratio. As an alternative proposal to the Board, Sierra offered to purchase the Company's Texas operations for $150 million in cash and $40 million in Sierra stock. Sierra also offered to enter into a management agreement to manage the Company and its subsidiaries and to manage the rehabilitation of P&C.
Because the Board did not believe that the proposal provided any value to the Company's stockholders, it declined Sierra's proposal. In subsequent public statements, Sierra has explained that it was unwilling to proceed with the merger under its existing terms because of the expected charges relating to P&C.

     On March 18, 1997, the Company filed suit against Sierra in the United States District Court for the Southern District of Florida. In the suit, the Company alleges that Sierra terminated the Agreement and Plan of Merger among Sierra, Sierra Acquisition, Inc. and PCA (the "Sierra-PCA Merger Agreement") on March 1, 1997 and that the termination was not permitted by the terms of the Sierra-PCA Merger Agreement. Alternatively, the Company alleges that Sierra's statement on March 1, 1997 that it would not proceed with the merger under its existing terms constituted a withdrawal or modification, or proposed withdrawal or modification, of the approval or recommendation of the Sierra-PCA Merger Agreement by the Sierra board of directors. The Company also alleges that Sierra breached its covenants and agreements under the Sierra-PCA Merger Agreement by failing to take all reasonable action necessary or use all reasonable efforts to obtain approval of the merger by the Florida Department and the Florida Agency for Health Care Administration and by failing to offer employment to a key executive of the Company as required by the terms of the Sierra-PCA Merger Agreement. The Company seeks liquidated damages in the amount of $20 million plus costs and expenses, pursuant to the terms of the Sierra-PCA Merger Agreement. The Company also seeks additional actual damages for, among other things, loss of business opportunities, damage to business reputation, lost profits and other consequential damages allegedly caused by Sierra's breach of contract and fraudulent inducement to enter into the Sierra-PCA Merger Agreement.

     On March 27, 1997, Sierra and its wholly owned subsidiary filed suit against the Company in the Court of Chancery of the State of Delaware in and for New Castle County with respect to the failed merger. In the suit, Sierra alleges that the Company's disclosures relating to P&C constitute a breach of the Company's representations and warranties under the Sierra-PCA Merger Agreement and that this breach entitled Sierra to terminate the Sierra-PCA Merger Agreement and to recover from the Company the sum of $3 million plus its expenses, as defined under the Sierra-PCA Merger Agreement. Sierra also alleges that it is entitled to an award of damages resulting from allegedly false representations by the Company regarding its financial condition and the financial condition of its subsidiaries. Sierra takes the position that it terminated the Sierra-PCA Merger Agreement in a letter to the Company dated March 18, 1997.

     Both lawsuits are still pending. At this stage of the proceedings, it is impossible to predict with any degree of certainty whether the Company will prevail on the merits or the financial impact of the lawsuits on the Company. Management of the Company believes that these lawsuits will not impact the ability to consummate the Merger.

     Upon termination of the Sierra merger, the Company went into default of its $102.0 million Credit Facility, which triggered the following: (i) a $1.0 million default fee, (ii) the interest rate was increased from prime plus 1% to a default rate of prime plus 4% and (iii) the entire principal balance became due upon demand. The Credit Facility was renegotiated and on April 22, 1997, was modified as follows: (i) the default was waived, (ii) a $1.0 million fee was paid, (iii) the interest rate became prime plus 3% increasing to prime plus 4% on August 1, 1997, (iv) the maturity date was extended to October 1, 1997, (v) the default rate was increased to prime plus 9% and (vi) an additional $1.0 million fee would be payable if the Company did not have a refinancing commitment or definitive merger agreement that was satisfactory to the Credit Facility lenders in place before July 31, 1997. The Company believes that entering into the Agreement has satisfied the July 31, 1997 requirement to pay the additional $1.0 million fee.

     On March 20, 1997, Sierra gave notice to the Company's Credit Facility lenders of its intent to demand payment from the Company of the $16.8 million loan that Sierra had advanced the Company in early 1997 (the "Sierra Loan"). Under the terms of the Sierra Loan, without the consent of the Company's Credit Facility lenders, Sierra cannot make demand for payment until September 20, 1997. If the Sierra Loan is not paid when demanded, the interest rate increases from 8% to a default rate of 13%.

     The Company does not have the financial resources immediately available to repay the Sierra Loan or the Company's Credit Facility if demand were made.

     On March 24, 1997, George W. Vieth, Jr., Vice President - Development and Planning of Humana, another representative of Humana and a representative of its financial advisor, visited the Company at its offices in Miami to discuss a possible transaction between Humana and the Company. Thereafter, between March 24, 1997, and April 15, 1997, Humana and the Company discussed amending the confidentiality agreement. On March 31, 1997, the Company reported its net loss for the three and 12 months ended December 31, 1996, of $182.6 million and $277.7 million, respectively.

     In early April 1997, following the announcement by Sierra that it would not proceed with the merger with the Company, the Company and Bear Stearns prepared informational memorandums for dissemination to potential interested parties which included strategic parties as well as financial investors. On April 15, 1997, Humana and the Company entered into an amended confidentiality agreement. On April 16, 1997, the Company announced that it was in discussions with potential strategic and financial partners (on which date the Common Stock closed at $4.75). The Board authorized Bear Stearns to commence discussions with parties that had expressed an interest in or it believed would have an interest in a transaction with the Company. In addition, the Board directed Bear Stearns to hold discussions primarily with those parties that the Board believed could by May 2, 1997, enter into a definitive transaction agreement with the Company to provide for the elimination of the P&C statutory claims reserve deficit. Discussions were held with seven entities, including Humana, (collectively, the "1997 Interested Parties"). In addition, the Company retained Arthur Andersen LLP to solicit potential bank debt refinancing proposals.

     Subsequent to April 15, 1997, Humana conducted additional due diligence concerning the Company and several telephone conversations were held between representatives of Humana and the Company. On April 24, 1997, Mr. David A. Jones, Chairman and Chief Executive Officer of Humana, and Mr. Vieth telephoned Dr. E. Stanley Kardatzke, Chairman of the Board and Chief Executive Officer of the Company, and Mr. Clifford W. Donnelly, Senior Vice President and Chief Financial Officer of the Company, to communicate Humana's interest in pursuing a transaction with the Company pursuant to which Humana would purchase all of the outstanding shares of common stock of the Company for $7.50 per share in cash, subject to negotiation of a mutually acceptable definitive transaction agreement. The Common Stock had closed at $5.00 on April 23, 1997. Based upon this proposal, the Board authorized representatives of senior management, Bear Stearns and the Company's outside legal counsel to conduct negotiations with representatives of Humana, its financial advisor and outside legal counsel, of a definite agreement. These negotiations took place at the Company's corporate offices on May 3, 1997, and May 4, 1997. The Company and Humana were not able to reach mutually acceptable terms during these discussions.

     On May 2, 1997, P&C entered into a Forbearance Agreement with the Florida Department in which P&C consented to the appointment of the Florida Department as receiver for purposes of rehabilitation or liquidation at any time on or after June 2, 1997, if the Florida Department had not approved an agreement, recapitalization or other transaction providing for the full and timely resolution of P&C's statutory claims reserve deficit.

     During May 1997, one of the other 1997 Interested Parties (the "Other 1997 Interested Party") submitted three letters of interest proposing various possible structures of a transaction. On May 7, 1997, Dr. Kardatzke was first contacted by the Other 1997 Interested Party's chief executive officer.
 On May 14, 1997, the Other 1997 Interested Party conducted a preliminary on-site due diligence review of the Company. A letter dated May 21, 1997, proposed the issuance of shares of Common Stock in exchange for the Other 1997 Interested Party's HMO operations and

$200.0 million in cash, with such new shares representing a majority of the outstanding shares of Common Stock. Since only limited data was provided about the Other 1997 Interested Party's HMO operations and its value was never established, the proposal was rejected. This proposal included a related transaction whereby if the first transaction was not completed then the Company could sell a portion of its operations to the Other 1997 Interested Party for $100.0 million in cash. The May 26, 1997 letter proposed essentially the same terms as the May 21, 1997 letter, except that the related transaction was a $100.0 million loan maturing in one year with interest at prime plus 3%, if the first transaction was not completed. Inasmuch as both proposals with respect to the related transaction involved only $100.0 million, which amount was insufficient to meet the Company's cash requirements, and no consideration being paid to the Company's stockholders, the proposals were rejected. On May 31, 1997, the Other 1997 Interested Party submitted a third proposal, which is discussed below.

     On May 16, 1997, Bear Stearns disseminated a letter to the 1997 Interested Parties requesting binding written proposals for a transaction with the Company, including a mark-up of a draft definitive transaction agreement, by May 21, 1997. On May 20, 1997, Humana submitted a draft merger agreement to the Company to purchase all of the shares of Common Stock at $6.50 per share in cash, subject to acceptance by May 30, 1997, which was later extended to June 2, 1997. The Common Stock had closed at $5.625 on May 19, 1997. On or about May 21, 1997, the Company received written binding proposals from Humana and one of the other 1997 Interested Parties. The binding proposal from the other 1997 Interested Party was to acquire $100.0 million of the Company's 10% convertible preferred stock, which would convert into Common Stock at $3.50 per share, plus warrants. The proposal was rejected since (i) the conversion price was only 50% of the Humana proposal,
(ii) the $100.0 million was insufficient to meet the Company's cash requirements and (iii) the other 1997 Interested Party would obtain effective control of the Company with no consideration being paid to the Company's stockholders. In addition, the Company received non-binding proposals for a transaction with the Company from the Other 1997 Interested Party and another one of the 1997 Interested Parties. The non-binding proposal from the other 1997 Interested Party was to acquire $100.0 million of the Company's 10% convertible debt, which would be converted into Common Stock at market value calculated as an average over an agreed upon time period. This proposal was rejected since (i) it was subject to further exclusive due diligence, (ii) there was an uncertainty as to its closing, (iii) the $100.0 million was insufficient to meet the Company's cash requirements and (iv) the other 1997 Interested Party would obtain effective control of the Company with no consideration being paid to the Company's stockholders. Two of the 1997 Interested Parties did not submit a proposal. In addition, the Company received a "highly confident letter" for a potential refinancing from a commercial bank. Other than Humana's written proposal (which provided for the full and timely resolution of P&C's statutory claims reserve deficit), each of the written proposals provided for the funding of the reinsurance arrangement between Centre Reinsurance Company of New York ("Centre Re") and the Company. See "--P&C Arrangement".

     On May 29, 1997, Dr. Kardatzke was informed by the chief executive officer of one of the 1997 Interested Parties that it was considering submitting a proposal to purchase all of the outstanding shares of the Company for $4.00 to $6.00 per share. That party ultimately did not submit a proposal.

     On May 31, 1997, the Other 1997 Interested Party submitted a non-binding letter of intent to pursue a transaction which provided for a $150 million loan commitment by June 2, 1997 (subject to due diligence until June 2, 1997), and proposed a merger transaction, but subject to due diligence which was to be completed by June 30, 1997. The proposed merger would provide for a contingent value right ("CVR") which required the Company, in the future, to pay an annual special dividend for any shortfall in the average trading price of Common Stock in the first year below $8.00, in the second year below $9.00, and in the third year below $10.00 per share. The Company did not consider the proposal submitted by the Other 1997 Interested Party to be superior to the Humana proposal pursuant to its definitive agreement with Humana because of: (i) the inability of the Company to assure its shareholders of a value superior to Humana's offer, (ii) the uncertainty of being able to structure a $150 million loan with the Company's commercial lenders and Sierra (although several discussions with the Company's commercial lenders took place) prior to June 2, 1997; (iii) the uncertainty of satisfactory completion of due diligence by both the Company and the Other 1997 Interested Party and its impact upon the final terms of a definitive merger agreement and (iv) the uncertainty of whether the combined Company would have the financial ability to pay the CVR special dividend if necessary.

     The Company continued in its discussions with Humana with meetings commencing on May 30, 1997, and ending on June 2, 1997, at which meetings the terms of the Agreement were negotiated, including the $7.00 per share cash consideration. On June 2, 1997, Humana and the Company negotiated certain agreements with the Florida Department. Later that day, the Board unanimously determined that the Merger was fair to, and in the best interests of, the stockholders of the Company and approved and entered into the Agreement with Humana and the agreements with the Florida Department. During this time the Common Stock closed at $7.125, $6.25 and $6.625 on May 30, June 2 and June 3, 1997, respectively.

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS

     In approving the Merger, the Agreement and the other transactions contemplated thereby and in recommending that the Company's stockholders vote for adoption of the Agreement and approval of the Merger, the Board considered a number of factors in favor of its approval including:

          1. the presentations and views expressed by management of the Company (at the meetings of the Board held on May 27, 1997, May 30, 1997, June 1, 1997 and June 2, 1997, and at previous meetings of the Board) regarding, among other things: (a) the proceedings of the Florida Department; (b) the financial condition, results of operations, cash flow, business and prospects of the Company, including prospects of the Company if it remains independent; (c) the strategic alternatives available to the Company; (d) the fact that in view of discussions held with various parties, management of the Company believed that it was unlikely any other party would propose an acquisition or strategic business combination that, taken as a whole, would be more favorable to the Company and its stockholders than the terms of the Agreement; (e) the recommendation of adoption of the Agreement and approval of the Merger by the management of the Company; and (f) the short-term nature of the Company's bank indebtedness and the assumption thereof by Humana upon consummation of the Merger by virtue thereof;

          2. the presentation of Bear Stearns at the meetings of the Board held on May 27, 1997, May 30, 1997 and June 1, 1997, and the opinion of Bear Stearns, expressed orally at the June 2, 1997, meeting (and subsequently confirmed in writing), to the effect that, as of June 2, 1997, the transactions contemplated by the Agreement are fair, from a financial point of view, to the stockholders of the Company. The full text of the opinion of Bear Stearns, dated as of the date of this Proxy Statement, which sets forth the assumptions made, matters considered and limitations on the review undertaken by Bear Stearns is attached hereto as ANNEX B. Stockholders are urged to the read the opinion of Bear Stearns carefully in its entirety for assumptions made, matters considered and the limits of the review undertaken by Bear Stearns;

          3. the extensive arms-length negotiations between the Company and Humana, leading to the belief of the Board that $7.00 per share represented the highest price per share that could be negotiated with Humana;

          4. the history of the Company's discussions with other parties, including, without limitation, (a) the fair and ample opportunity provided to the 1997 Interested Parties to submit proposals to the Company, (b) that none of the other proposals contemplated the acquisition of the Company for more than $7.00 per share in cash, (c) that the noncash component of the other 1997 Interested Parties' proposals would subject the stockholders of the Company to the risks and uncertainties associated with equity securities, and (d) that following repeated requests by the Company's financial advisors to the other 1997 Interested Parties and their financial advisors that the other 1997 Interested Parties submit their best and final proposals, the other 1997 Interested Parties elected not to amend or modify their proposals;

          5. the results of the inquiries made by the Company's management and financial advisors to major companies in the managed health care and related industries, regarding a possible strategic alliance, partnership, business combination, acquisition or similar transaction with the Company;

          6. that, in the Agreement, Humana has agreed to honor all employment and severance agreements and arrangements with respect to employees and former employees of the Company;

          7. other provisions of the Agreement, including the parties' representations, warranties and covenants, the conditions to their respective obligations and the inability of Humana to terminate the Agreement for a material adverse change related to P&C or PCA Solutions, Inc., a wholly owned subsidiary of the Company ("PCA Solutions");

          8. the business reputation and capabilities of Humana and its management, and Humana's financial strength, including its ability to finance the Merger and to resolve the P&C statutory claims deficit;

          9. the current and anticipated status of the managed health care industry in the United States, including increasing competition, limited pricing flexibility, anti-managed care legislative initiatives and the continuing need for mass volume to obtain better health care costs and to allow lower premiums and appropriate operating and profit margins;

          10. the likelihood of continued consolidation in the managed health care sector and the possibility that changes in the industry, depending on their nature, could be disadvantageous to the Company as an independent company;

          11. that, following completion of the Merger, Humana has sufficient financial resources to pay off the Company's Credit Facility and the Sierra Loan, and to fund the P&C statutory deficit; and

          12. that P&C had, in the May 2, 1997 Forbearance Agreement with the Florida Department, consented to the Florida Department's appointment any time on or after June 2, 1997, as receiver for P&C for purposes of rehabilitation or liquidation, unless the Florida Department was by then satisfied with the Company's plan for assuring full payment for P&C's liabilities. If so appointed, the Florida Department might assert additional claims or demands against the Company and certain subsidiaries or seek to hold the Company responsible for P&C's deficit. On June 2, 1997 the Florida Department agreed to defer obtaining its appointment as receiver in view of Humana's commitment made in the Agreement and the other transactions described elsewhere herein under "--P&C Arrangement".

     In addition, the Board also considered potential risks relating to the Merger, including the risk that the Merger would not be consummated, with the adverse effect that might have on the proceedings of the Florida Department and the Company's ability to repay its outstanding bank indebtedness. The Board believed, however, that these risks were outweighed by the potential benefits to be realized from the Merger.

     The foregoing discussion of information and factors considered by the Board is not intended to be exhaustive. In view of the variety of factors considered in connection with the evaluation of the Merger, the Board did not find it practicable to, and did not quantify or otherwise assign relative weights to, the specific facts considered in reaching its determination and recommendations. In addition, individual members of the Board may have given different weights to different factors.

     THE BOARD BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, HAS UNANIMOUSLY APPROVED IT AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE FOR ADOPTION OF THE AGREEMENT AND APPROVAL OF THE MERGER.

OPINION OF BEAR, STEARNS & CO. INC.

     The Board retained Bear Stearns as of March 19, 1997 to act as its financial advisor and to render an opinion to the Board as to the fairness of the Merger (the "Transaction"), from a financial point of view, to the stockholders of the Company. Bear Stearns was retained based upon its qualifications, reputation and expertise with respect to mergers and acquisitions in the health care industry, as well as Bear Stearns' prior investment banking relationship and familiarity with the Company. On June 2, 1997, Bear Stearns rendered its written opinion to the Board to the effect that the Transaction was fair, from a financial point of view, to the stockholders of the Company as of such date. Bear Stearns subsequently issued a substantially similar written opinion to the Board to the effect that the Transaction was fair, from a financial point of view, to the stockholders of the Company as of the date of this Proxy Statement. No restrictions were imposed by the Board upon Bear Stearns with respect to any investigations made or procedures followed by Bear Stearns in rendering its opinions.

     THE FULL TEXT OF THE BEAR STEARNS' OPINION DATED AS OF THE DATE OF THIS PROXY STATEMENT IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT. STOCKHOLDERS OF THE COMPANY ARE URGED TO, AND SHOULD, READ SUCH OPINION CAREFULLY AND IN ITS ENTIRETY IN CONJUNCTION WITH THIS PROXY STATEMENT FOR ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY BEAR STEARNS.

     Bear Stearns' opinions address only the fairness of the Transaction, from a financial point of view, to the stockholders and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the adoption of the Agreement and approval of the Merger.

     Although Bear Stearns evaluated the financial terms of the Transaction and participated in discussions concerning the consideration to be paid, Bear Stearns did not recommend the specific consideration to be paid in the Transaction. The consideration to be received by the stockholders as a result of the Transaction was determined by negotiations between the Company and Humana after consultation by each of such parties with their respective financial advisors. In connection with rendering its opinions, Bear Stearns, among other things: (i) reviewed the Agreement; (ii) reviewed this Proxy Statement (only with respect to the opinion dated as of the date of this Proxy Statement); (iii) reviewed the Company's Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 1994 through 1996 and the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1997; (iv) reviewed certain operating and financial information provided to Bear Stearns by the management of the Company relating to the Company's business and prospects, including financial projections as of May 3, 1997, provided to Bear Stearns by management of the Company; (v) met with certain members of the senior management of the Company to discuss the Company's operations, historical financial statements, future prospects and financial condition; (vi) met with certain members of the Florida Department to discuss the regulatory implications of the financial status of P&C, including the possibility of having P&C placed into receivership; (vii) met with certain members of the senior management of the Company to discuss the impact on the Company of having P&C placed into receivership; (viii) visited the Company's facilities in Miami, Florida and Orlando, Florida; (ix) reviewed the historical stock prices, trading activity and valuation parameters of the Common Stock; (x) reviewed publicly available financial data, stock market performance data and valuation parameters of companies that Bear Stearns deemed generally comparable to the Company; (xi) reviewed the terms of recent mergers and acquisitions of companies that Bear Stearns deemed generally comparable to the Transaction; and (xii) considered and conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

     In the course of its review, Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of all the financial, regulatory and other information provided to it by the Company and others. With respect to the projections provided to Bear Stearns by the Company, Bear Stearns determined not to rely solely on the internal estimates of the Company's future financial performance in its analyses because of, among other things, the inherent uncertainty of such projections and the fact that actual results for fiscal 1996 differed materially from past projections for such periods for the Company; with the Company's consent, Bear Stearns also considered consensus estimates of the Company's earnings per share for fiscal 1997 published by security analysts (other than those published by Bear Stearns' security analyst) as reported by Institutional Brokers Estimate System as of May 29, 1997. Bear Stearns did not assume any responsibility for the information or projections provided to it and Bear Stearns further relied upon the assurances of the management of the Company that they are unaware of any facts that would make the information or projections provided to Bear Stearns incomplete or misleading.

     Bear Stearns did not perform or obtain any appraisal of the assets or liabilities of the Company in connection with rendering its opinions, nor was it furnished with any such appraisals. Bear Stearns' opinions do not address the Company's underlying decision to pursue the Transaction. Bear Stearns' opinions are necessarily based on economic, market and other conditions in effect, and the information made available to Bear Stearns, as of the respective dates thereof.

     In connection with its opinions, Bear Stearns performed the following analyses: (i) a going concern value of the Company based upon an analysis of selected publicly-traded companies, (ii) a going concern value of the Company based upon an analysis of selected precedent transactions and (iii) a segment analysis of the Company.

     The following is a brief summary of certain of the financial analyses used by Bear Stearns in connection with rendering its opinions to the Board on June 2, 1997, and as of the date of this Proxy Statement.

     GOING CONCERN VALUE - ANALYSIS OF SELECTED PUBLICLY-TRADED COMPANIES. Bear Stearns reviewed and compared the financial and market performance of the Company to the financial and market performance of 14 publicly-traded companies engaged in the managed health care services industry that Bear Stearns believed were comparable in certain respects to the Company (the "HMO Companies"). The HMO Companies were: Coventry Corporation; Foundation Health Corporation; Healthsource, Inc.; Humana; Maxicare Health Plans, Inc.; Mid Atlantic Medical Services, Inc.; Oxford Health Plans, Inc.; PacifiCare Health Systems, Inc.; Physicians Health Services, Inc.; RightChoice Managed Care, Inc.; Sierra; United HealthCare Corp.; United Wisconsin Services, Inc. and WellPoint Health Networks, Inc. The HMO Companies were chosen by Bear Stearns as companies that, based on publicly available data, possess general business, operations and financial characteristics representative of companies in the industry in which the Company operates, although Bear Stearns recognized that each of the HMO Companies is distinguishable from the Company in certain respects.

     For each of the HMO Companies, Bear Stearns examined certain publicly available financial data including net revenue; earnings before interest, taxes, depreciation and amortization ("EBITDA"); earnings before interest and taxes ("EBIT"); net income; earnings per share; profit and expense margins; growth rates and enrolled membership. Bear Stearns also examined certain balance sheet items, published earnings forecasts and the trading performance of the common stock of each of the HMO Companies. Bear Stearns calculated the ratios of the closing prices of each of the HMO Companies' common stock (as of May 29, 1997) in relation to their respective projected earnings per share and the ratios of the enterprise value (the total market value of the outstanding common stock plus the par value of total debt and medical claims payable less cash, cash equivalents and investments) of each of the HMO Companies in relation to their respective net revenues, EBITDA, EBIT and enrolled memberships as of December 31, 1996. Bear Stearns performed an analysis that compared certain ratios for the HMO Companies that it deemed to be the most comparable to the Company, including Coventry Corporation; Maxicare Health Plans, Inc.; Mid Atlantic Medical Services, Inc.; PacifiCare Health Systems, Inc. and Sierra (collectively, the "Comparable Companies), with the comparable ratios for the Company based upon the purchase price per share of the Common Stock (the "Purchase Price").

     Bear Stearns' analysis indicated that the ratios of the stock prices of the Comparable Companies in relation to their respective projected earnings per share for the year ending December 31, 1997, ranged from 12.9x to 34.5x and had a harmonic mean of 16.1x and a median of 14.1x. The ratios of the stock prices of the Comparable Companies in relation to their respective projected earnings per share for the year ending December 31, 1998, ranged from 10.7x to 20.8x and had a harmonic mean of 12.9x and a median of 11.5x. The ratios of the enterprise values of the Comparable Companies to their respective projected EBITDA for the year ending December 31, 1997, ranged from

4.5x to 33.1x (excluding the results of Maxicare Health Plans, Inc., which Bear Stearns deemed to be not meaningful in its analysis) and had a harmonic mean of 6.6x and a median of 5.6x. The ratios of the enterprise values of the Comparable Companies to their respective enrolled memberships as of December 31, 1996 ranged from $388 to $819 and had a harmonic mean of $541 and a median of $602.

     Bear Stearns analyzed the Company's value by reviewing the HMO operations and P&C separately. Valuation multiples for the Company throughout Bear Stearns' analysis reflect transaction values and operating results for the HMO operations only.

     Based upon the Purchase Price, (i) the aggregate equity value was approximately $295 million, (ii) the aggregate transaction value (defined as the aggregate equity value plus the par value of total debt) (the "Transaction Value") was approximately $427 million, (iii) the aggregate adjusted transaction value (defined as the aggregate equity value plus the par value of total debt plus the assumed cost associated with the liabilities of P&C) (the "Adjusted Transaction Value") was approximately $529 million,
(iv) the ratios of the Purchase Price per share to the projected earnings per share based upon the conservative case financial projections prepared by the Company's management for its HMO operations only (the "HMO Earnings Per Share") for the years ending December 31, 1997 and 1998 were 18.9x and 6.2x, respectively, (v) the ratio of the Transaction Value to the projected EBITDA based upon the conservative case financial projections prepared by the Company's management for its HMO operations only (the "HMO EBITDA") for the year ending December 31, 1997, was 11.0x and (vi) the ratios of the Transaction Value to the Company's enrolled membership as of December 31, 1996, and March 31, 1996, were $422 and $376, respectively.

     Bear Stearns noted, based upon its analysis, that (i) the ratio of the Purchase Price per share to the projected HMO Earnings Per Share for the Company for the year ending December 31, 1997, was greater than the harmonic mean and median of the comparable ratios for the Comparable Companies and
(ii) the ratio of the Transaction Value to the projected HMO EBITDA for the Company for the year ending December 31, 1997, was greater than the mean and median ratios of the enterprise values of the Comparable Companies to their respective projected EBITDA for the year ending December 31, 1997.

     GOING CONCERN VALUE - ANALYSIS OF SELECTED PRECEDENT TRANSACTIONS. Bear Stearns reviewed certain financial data and the purchase prices agreed to be paid in 38 merger and acquisition transactions completed (except as noted) in the managed health care services industry, and selected a subset of precedent transactions that it deemed to be the most comparable to the Transaction (the "Comparable Transactions"). The Comparable Transactions included the following transactions (target company / acquiring company): Healthsource, Inc./CIGNA Corporation (pending); Health Systems International, Inc./Foundation Health Corp.; FHP International Corp./PacifiCare Health Systems, Inc.; U.S. Healthcare, Inc./Aetna Life and Casualty Co.; HealthWise of America, Inc./United HealthCare Corp.; Emphesys Financial Group, Inc./Humana Inc.; CII Financial Group, Inc./Sierra and Health Systems International, Inc./WellPoint Health Networks Inc. (terminated).

     For each of the target companies involved in the Comparable Transactions, Bear Stearns reviewed certain publicly available financial data, including net revenue, EBITDA, EBIT, net income, earnings per share, profit and expense margins and enrolled membership. Bear Stearns also examined certain balance sheet items and published earnings forecasts (when available) for each of the target companies involved in the Comparable Transactions. Bear Stearns calculated the ratios of the purchase prices of each of the target companies in the Comparable Transactions in relation to their respective latest 12 months and projected net income (for the next calendar year based on securities analysts' estimates immediately prior to the announcement of such transactions) and the ratios of the transaction value (the total purchase price of the equity plus total debt at par value and medical claims payable less cash, cash equivalents and investments) of each of the target companies in relation to their respective EBITDA for the latest 12 months and most recent enrolled membership.

     Bear Stearns' analysis indicated that the ratios of the purchase prices of each of the target companies to their respective net incomes for the latest 12 months ranged from 6.5x to 48.3x and had a harmonic mean of 15.9x and a median of 22.3x. The ratios of the purchase price of each of the target companies to their respective projected net income ranged from 9.3x to 34.0x and had a harmonic mean of 15.9x and a median of 18.4x. The ratios of the transaction value of each of the target companies to their respective EBITDA for the latest 12 months ranged from 2.9x to 19.6x and had a harmonic mean of 8.5x and a median of 12.1x. The ratios of the transaction value of each of the target companies to their respective enrolled members (excluding the results of the U.S. Healthcare, Inc./Aetna Life and Casualty Co. transaction, which Bear Stearns deemed to be not meaningful in its analysis) ranged from $287 to $1,835 and had a harmonic mean of $808 and a median of $1,358.

     Bear Stearns noted that beginning with the HealthWise of America, Inc./United HealthCare Corp. transaction announced in February 1996 and ending with the Health Systems International, Inc./Foundation Health Corp. transaction announced in October 1996, multiples of purchase price to projected net income in the Comparable Transactions were on a downward trend.
 In its analysis, Bear Stearns noted that the multiples of purchase price to projected net income in the HealthWise of America, Inc./United HealthCare Corp.; U.S. Healthcare, Inc./Aetna Life and Casualty Co. (announced April
1996); FHP International Corp./PacifiCare Health Systems, Inc. (announced August 1996) and Health Systems International, Inc./Foundation Health Corp. transactions were 26.1x, 18.1x, 22.2x and 11.0x, respectively. Similarly, the transaction value per member in these same transactions (excluding the multiple of $4,340 per member for the U.S. Healthcare, Inc./Aetna Life and Casualty Co. transaction, which Bear Stearns deemed to be not meaningful in its analysis) were $1,835, $1,497 and $778 per member, respectively. Bear Stearns believed that valuation levels in the HMO industry had been decreasing because HMO companies had been experiencing margin pressure due to a lack of increases in premium rates coupled with increasing medical costs.

     Bear Stearns noted, based upon its analysis, that (i) the ratio of the Purchase Price per share to the Company's projected HMO Earnings Per Share for the year ending December 31, 1997, was greater than the harmonic mean of the ratios of the purchase prices of each of the target companies in the Comparable Transactions to their respective net incomes for the latest 12 months and (ii) the ratio of the Transaction Value to projected HMO EBITDA for the Company for the year ending December 31, 1997, was greater than the harmonic mean of the ratios of the transaction values of each of the target companies in the Comparable Transactions to their respective EBITDA for the latest 12 months.

     SEGMENT ANALYSIS. Bear Stearns determined an implied per share equity valuation of the Company based upon individual segment valuations of the Texas, Florida and Puerto Rico HMO operations. Each individual HMO operation was value based on the Company's (i) enrolled membership as of March 31, 1997, (ii) projected net income (based upon the conservative case financial projections prepared by the Company's management) for the year ending December 31, 1998, and (iii) projected EBITDA (based upon the conservative case financial projections prepared by the Company's management) for the year ending December 31, 1997. Using the relevant valuation multiples from the "Going Concern Value - Analysis of Selected Publicly Traded Companies" and the "Going Concern Value - Analysis of Selected Precedent Transactions" discussed above, Bear Stearns determined enterprise values for each segment of the Company. Earnings from P&C and PCA Solutions were not included in this segment valuation and were assumed to be used to pay down the deficit in the P&C business.

     Depending on Bear Stearns' view towards the quality of earnings and membership of the Texas, Florida and Puerto Rico HMO operations, Bear Stearns adjusted the aforementioned valuation multiples to reflect the difficult operating and regulatory environments particular to its service areas (particularly Florida) as well as its membership mix. In addition, Bear Stearns applied a discount due to the inherent uncertainty of such projections and the fact that actual results for fiscal 1996 differed materially from past projections for such periods for the Company. Bear Stearns then decreased the aggregate enterprise value for the estimated capitalized cost of corporate expenses, costs relating to P&C, total debt and health claims payable, and increased the aggregate enterprise value for cash and statutory deposits to determine an imputed equity value and imputed equity value per share for the Company.

     Bear Stearns noted that the imputed equity value per share based on multiples of enrolled membership as of March 31, 1997, projected net income for the year ending December 31, 1997, and projected EBITDA for the year ending December 31, 1997, ranged from ($3.88) to $5.37 per share. The high of this range represents a discount of (23.3%) to the Purchase Price. Bear Stearns also noted that the low tax basis of these operations reduces any rationale to implement an individual sale of the Company's component HMOs. Any such sale would generally result in adverse tax consequences to the stockholders.

     The last paragraphs of the sections titled (i) "Going Concern Value -Analysis of Selected Publicly Traded Companies", (ii) "Going Concern Value -Analysis of Selected Precedent Transactions" and (iii) "Segment Analysis", each identify certain items that Bear Stearns noted in performing its analyses. In rendering its opinions that the Transaction was fair, from a financial point of view, to the stockholders of the Company, Bear Stearns did not rely upon each individual analysis, but rather considered the results of the analyses as a whole.

     Based upon the analyses of the Company's going concern value and the analysis of the Company's component HMOs, Bear Stearns concluded that the Transaction was fair, from a financial point of view, to the stockholders of the Company.

     Bear Stearns also reviewed the historical market prices and trading volumes of the Common Stock and noted the following: (i) on May 22, 1997, one week prior to public announcement of the Transaction, the closing price of the Common Stock was $5.938 per share; (ii) during the period from May 30, 1996, through May 29, 1997, the Common Stock traded in a range of $2.625 to $14.375 per share; and (iii) during the period from March 30, 1993 (the date on which the Common Stock commenced trading following the Company's initial public offering) through May 29, 1997, the Common Stock traded in a range of $2.625 to $30.00 per share.

     The consideration to be received by the Company's stockholders pursuant to the Merger was determined through negotiations between the Company and Humana. Bear Stearns provided advice to the Company during the course of such negotiations, but did not make a recommendation with respect to the amount of the consideration to be received by the Company's stockholders pursuant to the Merger. Bear Stearns has consented to the use in this Proxy Statement of its opinion dated as of the date of this Proxy Statement.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description.
Selecting portions of the analyses or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying Bear Stearns' opinions. In arriving at its opinions, Bear Stearns considered the results of all the analyses it performed. No company or transaction used in the above analyses as a comparison is completely comparable to the Company or the Transaction. Such analyses were prepared by Bear Stearns solely for purposes of providing its opinions as to the fairness of the Transaction, from a financial point of view, to the stockholders of the Company and do not purport to be appraisals or necessarily indicate the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than those results suggested by such analyses.
Because such analyses are inherently subject to uncertainty, based upon numerous events beyond the control of the parties or their respective advisors, none of the Company, Humana, Humana Sub, Bear Stearns or any other person assumes responsibility if future results are different from those suggested by such analyses. As described above, Bear Stearns' opinion, dated as of June 2, 1997, and Bear Stearns' presentation to the Board were two of the many factors taken into consideration by the Board in making its determination to approve the Agreement. The foregoing summary is an accurate summary of the material provisions of Bear Stearns' opinion, but does not purport to be a complete description of the analyses performed by Bear Stearns in connection with rendering its opinions and is qualified in its entirety by reference to the opinion of Bear Stearns, dated as of the date of this Proxy Statement, set forth in ANNEX B hereto.

     In the ordinary course of its business, Bear Stearns may actively trade the equity securities of the Company or Humana for its own accounts and for the accounts of its customers and, accordingly, may, at any time, hold a long or short position in such securities. In addition to serving as the Company's financial advisor in connection with the Transaction, Bear Stearns served as financial advisor to the Company in connection with several divestitures in 1996 for which it received aggregate fees equal to $600,000.

     Pursuant to a letter agreement between the Company and Bear Stearns, dated March 19, 1997, the Company agreed to pay Bear Stearns a fee of $600,000 upon the rendering of its fairness opinion relating to the Transaction (the "Fairness Opinion Fee"). The Company also agreed to pay Bear Stearns a fee equal to 1.3% of the Adjusted Transaction Value, such fee being payable upon consummation of the Transaction, against which fee the Fairness Opinion Fee would be credited. The Company also agreed to reimburse Bear Stearns for certain of its out-of-pocket expenses incurred while acting as financial advisor to the Board in the Transaction and to indemnify Bear Stearns and certain related persons against certain liabilities in connection with the engagement of Bear Stearns, including certain liabilities under federal securities laws.

EFFECTIVE TIME OF THE MERGER

     As promptly as practicable after adoption of the Agreement and approval of the Merger by the stockholders of the Company and all other conditions to the consummation of the Merger are satisfied or waived, Humana and the Company will take such action as is necessary to cause a Certificate of Merger to be filed in accordance with the requirements of the General Corporation Law of the State of Delaware (the "DGCL"). The Effective Time will be upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. It is currently contemplated that if all applicable conditions have been satisfied or waived at the time the Company's stockholders adopt the Agreement and approve the Merger, the Effective Time will occur as soon as practicable on the day of the Special Meeting; however, there can be no assurance that all such conditions will have been satisfied or waived by that time and it is possible that the Effective Time will occur after the day of the Special Meeting. See "--P&C Arrangement". The Agreement may be terminated under certain circumstances as described in "--Termination."

CONVERSION OF SHARES

     As of the Effective Time, and without any action on the part of the holder thereof, each outstanding share of Common Stock (except those shares of Common Stock (i) as to which dissenters' rights of appraisal, if any, shall have been properly exercised under Delaware law and (ii) held by Humana or its subsidiaries) will be converted into the right to receive $7.00 in cash. See "The Merger--Dissenters' Rights". All shares of Common Stock held by Humana or any of its subsidiaries or by the Company as treasury shares shall be canceled, and each issued and outstanding share of Humana Sub shall be converted into a share of Common Stock of the Company, as the surviving corporation in the Merger.

                 DO NOT SEND IN YOUR CERTIFICATES AT THIS TIME.
                    YOU WILL RECEIVE A LETTER OF TRANSMITTAL
                  AND FURTHER INSTRUCTIONS PROMPTLY AFTER THE
                         EFFECTIVE TIME OF THE MERGER.

LOST CERTIFICATES

     In the event any certificate representing shares of Common Stock shall have been lost, stolen or destroyed, upon delivery to the Company of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and the delivery of such other documents as the Company may reasonably request, the Payment Agent (as defined in "--Payment for Shares") shall deliver $7.00 per share in cash in respect of the shares of Common Stock represented by such lost, stolen or destroyed certificate. The Company, as the surviving corporation of the Merger, may, as a condition precedent to the delivery thereof, require the owner of such lost, stolen or destroyed certificate to provide to the Company a bond in favor of the Company or such other security as the Company shall reasonably deem necessary.

STOCK OPTIONS

     Pursuant to the Agreement, the Company will cause all employee and director options for the purchase of shares of Common Stock (the "Options") to be canceled at the Effective Time.

     Employee holders of Options employed with the Company as of the Effective Time will be entitled to receive for each canceled Option (whether or not exercisable at the Effective Time) either if (a) the employee is employed by Humana or any of its subsidiaries (including the Company) at the end of a benefit period specified in a Salary Continuation Agreement between the Company and the employee of between six months and 18 months depending on the terms of the Salary Continuation Agreement to which the employee is a party (or, lacking such an agreement, at the end of six months) following the Effective Time or (b) the employee's employment is terminated without cause or the employee resigns with cause prior thereto (as such terms are defined in the Salary Continuation Agreements), an amount in cash equal to the value for each such option based on a Black-Scholes option pricing model as specified in the Salary Continuation Agreements.

     Holders of Options who are no longer employed by the Company at the Effective Time or who are non-employee directors of the Company will be entitled to receive an amount (if any) equal to the product of (i) the amount by which $7.00 exceeds the exercise price per share subject to the Option and
(ii) the number of shares subject to the Option (whether or not such Option was exercisable at the Effective Time).

     Assuming all employees who hold Options remained employed at the Effective Time and become eligible to receive a cash payment for the canceled Options as set forth above, the Company estimates that the aggregate cash payments required to be made in respect of Options would be approximately $5 million.

     As of the date hereof, each of the University of Miami and The Jackson Memorial Foundation hold options to purchase 500,000 shares of Common Stock at $20.75 per share. Since under the terms of the option agreements the holders of these options would only be entitled to receive the difference between $7.00 per share of Common Stock (I.E., the per share consideration to be paid in the Merger) and the exercise price of $20.75 per share, these options will have no value after the Effective Time.

PAYMENT FOR SHARES

     At or before the Effective Time, Humana will deposit in immediately available funds with a paying agent (the "Payment Agent") an amount (the "Payment Fund") equal to the product of the number of shares of Common Stock issued and outstanding at the Effective Time multiplied by $7.00 (other than shares of Common Stock held by stockholders, if any, who properly exercise their dissenters' rights of appraisal under Delaware law and shares of Common Stock held by Humana and its subsidiaries). See "Source of Funds". The Payment Fund will not contain funds for the payment of the Options. See "Stock Options".

     As provided in the Agreement, as soon as practicable after the Effective Time (but in no event more than five days thereafter), Humana will direct the Payment Agent to mail to each person who was, immediately prior to the Effective Time, a holder of record of issued and outstanding shares of Common Stock (other than holders who have properly demanded dissenters' rights of appraisal for their shares of Common Stock), a form letter of transmittal and instructions for use by such person in effecting the surrender of the certificates which formerly represented any of such shares of Common Stock for payment therefor. Upon surrender to the Payment Agent of such certificates, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other customary documents as may be required pursuant to such instructions, the Payment Agent will promptly cause to be paid to the person entitled thereto the amount in cash to which such person is entitled. NO INTEREST WILL BE PAID OR WILL ACCRUE ON THE CASH PAYABLE UPON THE SURRENDER OF ANY SUCH CERTIFICATE. If payment is to be made to a person other than the registered holder of the certificate surrendered, it will be a condition of such payment that the certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment pay any transfer or other taxes required by reason of the payment or establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. One year following the Effective Time, Humana will be entitled to the return to it of any funds (including any interest and dividends received with respect thereto) that have been made available to the Payment Agent and that have not been disbursed to holders of certificates representing shares of Common Stock outstanding immediately prior to the Effective Time, and such holders may thereafter look only to Humana (subject to applicable abandoned property, escheat or other similar laws) as general creditors for the cash to which they are entitled.

CONDUCT OF BUSINESS PENDING THE MERGER

     In the Agreement, the Company has agreed that prior to the closing of the transactions contemplated by the Agreement, it will:

     (a) (i) Carry on its businesses in the usual, regular and ordinary course in substantially the same manner as previously conducted, (ii) use its best efforts to preserve intact its present business organizations and preserve its relationships with customers, suppliers and others having business dealings with them, (iii) maintain insurance coverages and its books, accounts and records in the usual manner consistent with prior practices, (iv) comply in all material respects with all laws, ordinances and regulations applicable to it, (v) maintain and keep its properties and equipment in good repair, working order and condition, ordinary wear and tear excepted, (vi) perform in all material respects its obligations under all material contracts and commitments to which it is a party or by which it is bound and (vii) cause its subsidiaries to do the same;

     (b) Except as permitted or required by the Agreement, not (i) sell or pledge or agree to sell or pledge any capital stock owned by it in any of its subsidiaries, (ii) amend its Certificate of Incorporation or By-laws, (iii) split, combine or reclassify its outstanding capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or declare, set aside or pay any dividend or other distribution payable in cash, stock or property, or (iv) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of Company capital stock;

     (c) Not, and not permit any of its subsidiaries to, (i) issue, deliver or sell or agree to issue, deliver or sell any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, any indebtedness having the right to vote on which the Company's stockholders may vote or any option, rights or warrants to acquire, or securities convertible into, shares of capital stock other than issuances of Common Stock pursuant to employment agreements as in effect on the date of the Agreement, the exercise of stock options outstanding on the date of the Agreement or granted prior to the Effective Date, (ii) acquire, lease or dispose or agree to acquire, lease or dispose of any capital assets or any other assets other than in the ordinary course of business, (iii) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, or encumber or grant a security interest in any asset or make any loans, advances or capital contribution to, or investments in, any other person, other than to the Company in any wholly owned subsidiaries of the Company or enter into any other transaction other than in each case in the ordinary course of business consistent with past practice, (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in, or by any other manner, any business or any corporation, partnership association or other business organization or division thereof, or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

     (d) Except as permitted by the Agreement, not, and not permit any of its subsidiaries to, except as required to comply with applicable law, (i) enter into any new (or amend any existing) Company benefit plan or any new (or amend any existing) employment, severance or consulting agreement, (ii) grant any general increase in the compensation of directors, officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or (iii) grant any increase in the compensation payable or to become payable to any director, officer or employee, except in any of the foregoing cases in accordance with pre-existing contractual provisions or, in the case of clause
(iii), increases for employees in the ordinary course of business consistent with past practice;

     (e) Not, and not permit any of its subsidiaries to, make any investments in non-investment grade securities exceeding $100,000 in the aggregate.

P&C ARRANGEMENT

     P&C, the Company's subsidiary Florida property and casualty insurer, has reported a deficit as of December 31, 1996, of approximately $121 million under generally accepted accounting principles. This deficit resulted from losses incurred or assumed under excess insurance, reinsurance and indemnification contracts in favor of assessable workers' compensation self insurance funds and mutual insurers.

     The Florida Department has exerted increasing control over, and has initiated legal proceedings against, P&C because of its deteriorating financial condition. In November 1996, P&C entered into an administrative consent order, pursuant to which P&C ceased writing and renewing insurance policies, subjected most of its business operations and decisions to review and approval by the Florida Department, and was required to submit a corrective plan satisfactory to the Florida Department. In late February 1997, the Florida Department brought judicial proceedings seeking its appointment as receiver for P&C for purposes of rehabilitation. Several proposed corrective plans were submitted, but none were approved.

     Under a Forbearance Agreement entered into May 2, 1997 (the "Forbearance Agreement"), P&C consented to the Florida Department's appointment as receiver for purposes of rehabilitation or liquidation on or after June 2, 1997. The Florida Department allowed P&C until that date to submit a satisfactory plan assuring full payment of claims and in the interim obtained greater control over its affairs and access to its records. Separately, the Florida Department requested that the Company and certain subsidiaries pay P&C amounts aggregating approximately $35 million and refused to permit P&C to pay substantial amounts due to affiliates. The Company disputed these demands but agreed to inform the Florida Department of progress in negotiations intended to obtain reinsurance coverage for P&C and/or to pay for such coverage through a financing transaction or business combination as described elsewhere herein.

     In connection with execution of the Agreement, and after lengthy negotiations in which the Florida Department participated, on June 2, 1997, the Company, P&C and PCA Solutions entered into four interrelated agreements with Centre Re and an affiliate. Under the Aggregate Excess of Loss Reinsurance Agreement (the "Reinsurance Agreement"), Centre Re agreed to pay up to $230 million to satisfy policyholder claims against P&C if P&C is not able to discharge all its liabilities from its own resources. The Company agreed to pay or arrange for payment of certain other liabilities of P&C, to contribute $20.1 million to P&C for tax benefits realized and to purchase or guarantee the collection of specified assets. In addition, upon entering into the Reinsurance Agreement, P&C paid to and received from various affiliates amounts agreed by the parties to be owing through March 31, 1997. Of the total premium of $84 million payable to Centre Re, $4 million has been paid with the balance due at closing of the Reinsurance Agreement, now expected to coincide with the Effective Time. In the event the Company consummates the Reinsurance Agreement, the Company may receive an experience refund up to a maximum amount of $42 million. If the balance of the premium is not paid or the Centre Re transaction is not closed by October 31, 1997, the Reinsurance Agreement and the three related agreements identified below will automatically terminate, and Centre Re will retain the $4 million premium already paid but the Company would not be liable for the remaining premiums.

     Under the Claims Run-Off Administration Services Agreement (the "Claims Agreement"), PCA Solutions will act as third party claims service administrator for purposes of handling the run-off of P&C's insurance liabilities. The Claims Agreement, which supplements the prior Management Contract under which PCA Solutions serves as managing general agent for P&C, imposes additional duties on PCA Solutions and entitles Centre Re to participate in and direct employment, compensation and property acquisition decisions of PCA Solutions. The Company guaranteed PCA Solution's performance of its duties under the Claims Agreement. PCA Solutions' compensation for its services will be deferred and paid only from any available funds of P&C remaining after the run-off, which will probably be more than five years from the date of this Proxy Statement.

     Under the Investment Management Agreement, Zurich Investment Management, Inc., an affiliate of Centre Re, will manage the investment portfolio of P&C, within agreed guidelines and constraints under the Florida Insurance Code, for fees based on the size of the portfolio. Under the Tax Allocation and Escrow Agreement between the Company and P&C, the latter will receive the benefit of certain federal net operating loss carryforwards of up to $72 million if and when realized in the future by its corporate affiliates due to its net operating losses and capital loss carryforwards.

     If the Centre Re transaction is closed (whether or not in connection with the Merger), in addition to paying the balance of the reinsurance premium, the Company, P&C, and PCA Solutions are required to collateralize various of their obligations to Centre Re. P&C must pledge all its assets to secure its obligations under the Reinsurance Agreement. In addition, the Company must pledge $45 million of liquid investments and its stock in PCA Solutions, and PCA Solutions must pledge all of its assets, to secure (a) obligations of PCA Solutions under the Claims Agreement, (b) the Company's guaranty of PCA Solutions' performance under the Claims Agreement and (c) certain of the Company's obligations under the Reinsurance Agreement. The Company expects to obtain the $45 million of liquid investments through the Merger (or another financing transaction or business combination). Other collateral agreed to be pledged to Centre Re will be available only if the Company's present lenders release their security interests in connection with repayment of their loans or otherwise.

     The Reinsurance Agreement provides that either Centre Re or Humana may, by notice, prevent the Centre Re transactions from closing if the Merger is consummated. However, under the Agreement, Humana must, from and after the Effective Time, (a) adhere to the Centre Re agreements, (b) eliminate P&C's statutory deficit by making a capital contribution in that amount and committing to make additional contributions as and when needed thereafter to eliminate any future statutory deficits (the "Recapitalization Alternative") or (c) enter into such other arrangements as the Florida Department deems acceptable in its sole discretion. If Centre Re elects not to close the reinsurance transaction, Humana must comply with the alternatives set forth in clauses (b) or (c) above. The Florida Department has indicated that Humana's Recapitalization Alternative is acceptable. No other alternative arrangement has been proposed or is now anticipated. Under the terms of the Reinsurance Agreement, the consent of Centre Re and the Florida Department may be required to consummate the Merger prior to September 22, 1997.

     Based on its evaluation of the Agreement and Centre Re agreements, on June 2, 1997, the Florida Department entered into a Joint Report to the Court and Supplemental Agreement (the "Supplemental Agreement") with P&C. In the Supplemental Agreement, the Florida Department determined that the Company had made sufficient progress toward fulfilling the conditions in the Forbearance Agreement to justify extending the period of forbearance from appointment of a receiver for P&C and to allow a reasonable period for the agreed upon transactions to close. The Florida Department agreed not to seek its appointment as receiver so long as certain conditions are being met, including: payment of amounts due to P&C's creditors, the absence of an event of default, absence of a material adverse change in the financial condition of P&C, PCA Solutions and Centre Re, and diligent pursuit of regulatory approvals required to close the Merger by October 31, 1997. The Florida Department reserved the right to obtain its appointment as receiver for P&C in the event of, among other circumstances, noncompliance with or material misrepresentation in provisions of the Supplemental Agreement, denial of a regulatory consent or approval requisite to closing of the Merger, and failure to close the Merger by October 31, 1997. The Company agreed to cooperate in the Florida Department's investigation of the assessable workers' compensation business and to keep the Florida Department regularly informed of progress in obtaining consents necessary to consummate the Merger. P&C continues under the Florida Department's administrative supervision, and the receivership petition remains pending.

     The Supplemental Agreement also provides that, if the Florida Department does not enforce the Forbearance Agreement by obtaining its appointment as receiver or otherwise, and if the Merger is consummated, the receivership proceeding respecting P&C will be dismissed or abated and the parties will enter into a new administrative consent order. That new order is to provide, among other things, for continued administrative supervision of P&C at least through 1998 under somewhat less stringent Florida Department control, suspension of P&C's certificate of authority (so that it could not resume active insurance operations unless its certificate were reinstated), and covenants that would protect the Company and its affiliates against the assertion of certain claims based on matters predating March 31, 1997. The agreements among P&C, the Florida Department and other interested parties including Humana may be modified before or after the Effective Time (subject to required consent of the affected parties).

     The Florida Department required that, upon entering into the Agreement, Humana make an escrow deposit of $15 million (the "Escrow Deposit") in an account held by the Florida Department for the benefit of P&C pursuant to the terms of the Escrow Agreement, dated June 2, 1997, among the Florida Department, Humana and the Company (the "Escrow Agreement"). See "--The Humana Option".

THE HUMANA OPTION

     Upon execution of the Agreement, Humana effected the Escrow Deposit.
See "--P&C Arrangement". In consideration for the Escrow Deposit, the Company granted Humana an option (the "Humana Option") to purchase for $0.01 per share a number of shares equal to $15 million divided by 70% of the average closing prices of the Common Stock for the five days immediately prior to the exercise of the Option. The Humana Option may be exercised only if (i) the Agreement is terminated, (ii) the Escrow Deposit has not been returned to Humana and (iii) Humana has obtained all required governmental and regulatory approvals required for such a purchase of Common Stock. The Humana Option will expire upon the later of (a) six months following termination of the Agreement or (b) 30 days after receipt of such required governmental approvals. The Company has the right to cancel the Humana Option at any time by paying Humana $15 million plus interest at 10% per annum from the date of the Agreement.

     Under the terms of the Escrow Agreement, the Escrow Deposit is required to be returned to Humana if: (i) the Merger is consummated; (ii) the Agreement is terminated by (w) either the Company or Humana by reason of the stockholders of the Company not adopting the Agreement and approving the Merger at the Special Meeting, (x) either the Company or Humana by reason of a United States federal or state governmental, regulatory or administrative agency or commission having issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Agreement that shall have become final and non-appealable (provided that the terminating party used best efforts to remove such injunction, order or decree), (y) the Company by reason of a third party making a Superior Proposal after the Board determines in good faith after consultation with its outside counsel that the failure to approve such offer would not be consistent with the Board's fiduciary duties to the stockholders (provided Humana is given five business days to modify the Agreement so that the other proposal would no longer constitute a Superior Proposal) or (z) Humana by reason of the Board having withdrawn or modified in a manner adverse to Humana its approval or recommendation of the Agreement or the Merger or recommending an Alternative Proposal to the stockholders;
(iii) the Merger is not consummated because (w) the stockholders do not adopt the Agreement and approve the Merger, (x) the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall not have expired or been terminated, (y) a preliminary or permanent injunction or other order by any federal or state court in the United States of competent jurisdiction that prevents the consummation of the Merger shall have been issued and remains in effect or (z) certain governmental notices and reports have not been made or consents or approvals obtained; or (iv) the Agreement is terminated as a result of, among other things, a change in the Company's financial condition or businesses, assets or liabilities other than changes that have not had, individually or in the aggregate, a material adverse effect on the Company and its subsidiaries taken as a whole (excluding any change or effect relating to P&C, PCA Solutions and certain risk contracts between the Company and P&C) and any Medicaid contract in Florida, Puerto Rico, one or more Medicaid contracts in Texas covering in excess of 25,000 members in the aggregate, any HFCA contract in Florida or Texas or any accreditation by the National Committee for Quality Assurance held by the Company or any of its

HMO subsidiaries is terminated. The Escrow Deposit is required to be paid to P&C if the Agreement is terminated and none of the circumstances set forth in the previous sentence occur.

     Upon the issuance of any shares of Common Stock pursuant to the Humana Option, the Company is obligated to file a registration statement with the Securities and Exchange Commission (the "Commission") covering such shares of Common Stock and any other shares of Common Stock to be issued thereafter pursuant to the Humana Option.

AMENDMENT OF RIGHTS AGREEMENT

     Before the Effective Time, the Company will amend the Rights Agreement, dated as of January 13, 1995, as amended by Amendment No. 1 to Rights Agreement, dated November 11, 1996 (the "Rights Agreement"), between the Company and Boatmen's Trust Company, as Rights Agent, to provide that the Merger shall not trigger any rights to acquire stock of the Company under the Rights Agreement.

CONDITIONS TO THE MERGER

     The respective obligations of the Company, Humana and Humana Sub to consummate the Merger are subject to the satisfaction of a number of conditions, including:

     (a) The adoption of the Agreement and approval of the Merger by the stockholders of the Company;

     (b) The waiting period pursuant to the provisions of the HSR Act shall have expired or been terminated;

     (c) No preliminary or permanent injunction or other order by any federal or state court in the United States of competent jurisdiction which prevents the consummation of the Merger shall have been issued and remain in effect;

     (d) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery or performance of the Agreement having been obtained or made, except where the failure to so obtain would not have a material adverse effect on Humana and its subsidiaries (including the Company) following the Effective Time;

     (e) All consents, authorizations, orders and approvals required under federal or state statutes regulating managed care, health maintenance organizations required in connection with the execution, delivery or performance of the Agreement or insurance organizations having been obtained, except where the failure to so obtain would not have a material effect on the ability of the Company and its subsidiaries to continue to conduct their respective businesses;

     (f) With respect to each party, the accuracy of representations and warranties of the other party (except where an inaccuracy would not have a "Material Adverse Effect" (i.e., any change or effect, either individually or in the aggregate, that is or may be materially adverse to the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of all or any part of the respective party; PROVIDED, HOWEVER, that in respect of the Company any such change or effect relating to
(i) P&C, (ii) PCA Solutions or (iii) risk contracts between P&C or any of its subsidiaries and the Company's Florida HMOs regarding provision of health care services with respect to worker's compensation is excluded from such determination) on the breaching party), the performance in all material respects of certain agreements and obligations and compliance with all covenants and conditions of the other party contained in the Agreement; and

     (g) With respect to Humana, the Florida Department shall have issued a consent order relating to the Merger and such consent order shall be in effect.

     Any conditions described above may be waived by the party or parties entitled to the benefit thereof, to the extent permitted by applicable law. The Company has no present plans or intentions, and has been advised by Humana that it has no present plans or intentions, to waive any of the conditions to the Merger.

DISSENTERS' RIGHTS

     Record holders of Common Stock are entitled to appraisal rights under
Section 262 of the DGCL in connection with the Merger. The following discussion is an accurate summary of certain provisions of Section 262 and as such is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is reprinted in its entirety as ANNEX D to this Proxy Statement. Any such stockholder who wishes to exercise appraisal rights should review the following discussion and ANNEX D carefully because failure to timely and properly comply with the procedures specified in Section 262 will result in the loss of appraisal rights under the DGCL. Except as set forth herein, stockholders of the Company will not be entitled to appraisal rights in connection with the Merger.

     Under the DGCL, record holders of shares of Common Stock who follow the procedures set forth in Section 262 and have not voted in favor of the adoption of the Agreement and the approval of the Merger will be entitled to have their shares of Common Stock appraised by the Delaware Court of Chancery (the "Court") and to receive payment of the "fair value" of such shares, EXCLUSIVE OF ANY ELEMENT OF VALUE ARISING FROM THE ACCOMPLISHMENT OR EXPECTATION OF THE MERGER, together with a fair rate of interest, as determined by the Court.

     Under Section 262, where a merger agreement is to be submitted for approval and adoption at a meeting of stockholders, as is the case of the Special Meeting, not less than 20 days prior to the meeting, the Company must notify each of the holders of Common Stock at the close of business on the Record Date that such appraisal rights are available and include in each such notice a copy of Section 262. This Proxy Statement constitutes such notice.

     A stockholder wishing to exercise appraisal rights must deliver to the Company, before the vote on the adoption of the Agreement and approval of the Merger at the Special Meeting, a written demand for appraisal of such
stockholder's shares of Common Stock.   This written demand for appraisal
must be in addition to and separate from any proxy vote abstaining from or voting against the adoption of the Agreement and the approval of the Merger. Voting against, abstaining from voting or failing to vote on the adoption of the Agreement and the approval of the Merger will not constitute a demand for appraisal within the meaning of Section 262. In addition, a holder of shares of Common Stock wishing to exercise appraisal rights must hold of record such shares on the date the written demand for appraisal is made and must continue to hold such shares through the Effective Time.

     Any stockholder electing to exercise their appraisal rights under
Section 262 will not be granted appraisal rights under the DGCL if such stockholder has either voted in favor of the adoption of the Agreement or the approval of the Merger or consented thereto in writing (including by granting the proxy solicited by this Proxy Statement or by returning a signed proxy without specifying a vote against the Agreement and the Merger or a direction to abstain from such vote).

     Only a holder of record of shares of Common Stock is entitled to assert appraisal rights for the shares of Common Stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record fully and correctly, as the holder's name appears on the stock certificates.

     If the shares of Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners.
An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds Common Stock as nominee for several beneficial owners may exercise appraisal rights with respect to the Common Stock held for one or more beneficial owners while not exercising such rights with respect to the Common Stock held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all Common Stock held in the name of the record owner. Holders of Common Stock who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such nominee. All written demands for appraisal of Common Stock should be mailed or delivered to Jose M. Menendez, Corporate Secretary, Physician Corporation of America, 6101 Blue Lagoon Drive, Miami, Florida 33126, separate from any proxy or vote against the adoption of the Agreement and the approval of the Merger, so as to be received before the vote on the adoption of the Agreement and approval of the Merger at the Special Meeting.

     Within 10 days after the Effective Time, the Company, as the surviving corporation in the Merger, must send a notice as to the effectiveness of the Merger to each person who has satisfied the appropriate provisions of Section
262. Within 120 days after the Effective Time, but not thereafter, the Company, or any holder of shares of Common Stock entitled to appraisal rights under Section 262 and who has complied with the foregoing procedures, may file a petition in the Court demanding a determination of the fair value of such shares. The Company is not under any obligation, and has no present intention, to file a petition with respect to the appraisal of the fair value of the shares of Common Stock. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

     Within 120 days after the Effective Time, any record holder of shares of Common Stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of shares of the Common Stock with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statements must be mailed within 10 days after a written request therefor has been received by the Company or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later.

     If a petition for an appraisal is timely filed, after a hearing of such petition, the Court will determine the holders of shares of Common Stock entitled to appraisal rights and will appraise the "fair value" of the shares of Common Stock, EXCLUSIVE OF ANY ELEMENT OF VALUE ARISING FROM THE ACCOMPLISHMENT OR EXPECTATION OF THE MERGER, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Holders considering seeking appraisal should be aware that the fair value of their shares of Common Stock as determined under Section 262 could be more than, the same as or less than the $7.00 in cash per share that they would otherwise receive if they did not seek appraisal of their shares of Common Stock. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. More specifically, the Delaware Supreme Court has stated that: "Fair value, in an appraisal context, measures `that which has been taken from [the shareholder], VIZ., his proportionate interest in a going concern.' In the appraisal process the corporation is valued `as an entity,' not merely as a collection of assets or by the sum of the market price of each share of its stock. Moreover, the corporation must be viewed as an on-going enterprise, occupying a particular market position in the light of future prospects." In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Common Stock have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any holder of the shares of Common Stock in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares of Common Stock entitled to appraisal.

     Any holder of shares of Common Stock who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote the shares of Common Stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to the holders of record of shares of Common Stock as of a date prior to the Effective Time).

     If any holder of shares of Common Stock who demands appraisal of shares under Section 262 fails to perfect, or effectively withdraws or loses, the right to appraisal, as provided in the DGCL, the shares of Common Stock of such holder will be converted into the right to receive $7.00 in cash per share of Common Stock in accordance with the Agreement. A holder of shares of Common Stock will fail to perfect, or effectively lose, the right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time. A holder may withdraw a demand for appraisal by delivering to the Company a written withdrawal of the demand for appraisal and acceptance of the Merger, except that (i) any such attempt to withdraw made more than 60 days after the Effective Time will require the written approval of the Company, as the surviving corporation in the Merger, and (ii) no appraisal proceeding in the Court may be dismissed as to any stockholder without the approval of the Court (such approval may be conditioned upon such terms as the Court deems just).

     FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR
      PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

     The foregoing is an accurate summary of certain of the provisions of
Section 262 of the DGCL and is qualified in its entirety by reference to the full text of such section, a copy of which is attached hereto as ANNEX D.

EXPENSES OF THE MERGER

     The Agreement provides that the Company, Humana and Humana Sub shall each pay their own costs and expenses in connection with the Merger. In the event the Merger is consummated, it is anticipated that the Company's expenses will be approximately $12 million, including consulting/noncompete payments to executive officers. In the event the Merger is not consummated, it is anticipated that the Company's expenses will be approximately $2 million. In addition, in the event the Merger is not consummated due to the circumstances specified in "--Breakup Fee" below, the Company will be obligated to pay Humana a breakup fee in the amount of up to $17 million, plus documented expenses not to exceed $1.5 million.

AMENDMENT

     The Agreement provides that the parties thereto may make any amendment or modification to the Agreement only by an instrument in writing executed by Humana, Humana Sub and the Company. However, after the Agreement is adopted and the Merger is approved by the stockholders of the Company, no amendment to the Agreement that by law would require the approval of the stockholders of the Company may be made without such further approval.

NO SOLICITATION

     Prior to the Effective Time, the Company has agreed in the Agreement:
(a) that neither it nor any of its subsidiaries shall, and it shall direct and use its best efforts to cause its officer, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any Alternative Proposal or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or release any third party from any obligations under any existing standstill agreement or arrangement relating to any Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and it will take the necessary steps to inform the individuals or entities referred to above of these obligations; and (c) that it will notify Humana immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; PROVIDED, HOWEVER, that nothing contained in this provision shall prohibit the Board from furnishing information to any person or entity that makes an Alternative Proposal, if, and only to the extent that, (A) the Board determines in good faith after consultation with outside counsel that such action is required for the Board to comply with its fiduciary duties to stockholders imposed by law, (B) the Alternative Proposal is a Superior Proposal, (C) the Company provides Humana with a true and complete copy of such proposal as soon as practicable after the receipt thereof, and (D) such action is required to comply with Rule 14e-2 promulgated under the Securities and Exchange Act of 1934, as amended, with regard to an Alternative Proposal. This provision does not (x) permit with the Company to terminate the Agreement (except as specifically provided), (y) permit the Company to have discussions, negotiations or to enter into any agreement with respect to an Alternative Proposal during the term of the Agreement (it being agreed that during the term of the Agreement, the Company shall not enter into any discussion, negotiation or agreement with any person that provides for, or in any way facilitates, an Alternative Proposal (other than a confidentiality agreement in customary form)), or (z) affect any other obligation of the Company under the Agreement.

BREAKUP FEE

     Pursuant to the Agreement, the Company has agreed to pay Humana $17 million in cash, plus documented expenses not to exceed $1.5 million, if (x) a person makes an Alternative Proposal for the Company and thereafter either
(i) the Company terminates the Agreement in accordance with its terms by reason of such Alternative Proposal or (ii) Humana or the Company terminates the Agreement by reason of the stockholders of the Company not adopting the Agreement and approving the Merger at the Special Meeting or (y) Humana terminates the Agreement by reason of the Board having withdrawn or modified in a manner adverse to Humana its approval or recommendation of the Agreement or the Merger or recommending an Alternative Proposal to the Company stockholders. In addition, if the Agreement is terminated for any other reason (other than by reason of a breach of the representations and warranties of Humana or Humana Sub or the failure of Humana or Humana Sub to comply with their obligations under the Agreement) and within 12 months thereafter any Alternative Proposal is consummated, the Company has agreed to pay Humana the lesser of (i) $17 million or (ii) 3.5% of the aggregate value of the other business combination, plus documented out-of-pocket expenses incurred by Humana in connection with the Agreement not to exceed $1.5 million.

TERMINATION

     The Agreement may be terminated at any time prior to the closing of the transactions contemplated by the Agreement by (i) mutual written consent of the Company and Humana, or (ii) either the Company or Humana if (w) the Merger is not consummated by October 31, 1997, (x) the stockholders of the Company do not approve the Merger at the Special Meeting, (y) a United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Agreement which shall have become final and non-appealable (provided that the terminating party used best efforts to remove such injunction, order or decree) or (z) the other party to the Agreement has materially breached a representation, warranty or covenant in the Agreement and such breach is not cured after a specified notice period. In addition, the Company may terminate the Agreement if (i) the Board receives a Superior Proposal, (ii) five business days shall have elapsed after delivery to Humana of written notice by the Company informing Humana that the Board has determined that a Superior Proposal has been made and during such five business day period the Company shall have fully cooperated with Humana in good faith with the intent of enabling Humana to agree to a modification of the terms and conditions of the Agreement (including the merger consideration) so that the Alternative Proposal would not constitute a Superior Proposal as compared to the terms and conditions of the Agreement as proposed to be modified by Humana (the "Modified Agreement") and (iii) at the end of such five business day period, the Board shall continue to determine in good faith (after consultation with a nationally recognized investment banking firm which provided a written opinion to such effect) that such Alternative Proposal continues to constitute a Superior Proposal as compared to the Modified Agreement (provided, however, that the Company's right to terminate the Agreement pursuant to this provision shall not be available (A) if the Company has breached in any material respect its obligations under "--No Solicitation" or (B) if, prior to or concurrently with any purported termination of the Agreement pursuant to this provision, the Company shall not have paid the fee contemplated under "--Breakup Fee"). Humana may also terminate the Agreement if the Board shall have withdrawn or modified in a manner adverse to Humana its approval or recommendation of the Agreement or the Merger or shall have recommended an Alternative Proposal to the stockholders.

     As used in the Agreement, a "Superior Proposal" means a bona fide written offer to acquire the Company pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of assets, business combinations or other similar transaction (which offer shall not be subject to any conditions that are more onerous to the Company than the conditions to Humana and Humana Sub's obligations to consummate the Merger; PROVIDED, HOWEVER, that such offer may be subject to confirmatory due diligence to be effected within a five business day period): (i) that the Board determines, in good faith after consultation with a nationally recognized investment banking firm which provided a written opinion to such effect, provides a higher value per share to the stockholders than the $7.00 in cash after taking into account, among other things, the reasonable likelihood the Effective Time will occur as compared to when the closing of such Alternative Proposal will occur; (ii) that is not subject to any financing condition (and the offeror has on hand funds available or committed financing to consummate the offer and the transactions contemplated thereby); (iii) does not have any condition to closing or rights to terminate more onerous to the Company than the provisions set forth in the Agreement and (iv) does not involve any substantive legal impediments that are reasonably likely to prevent such Alternative Proposal from closing.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the principal federal income tax consequences of the Merger to holders whose shares of Common Stock are converted to cash in the Merger (including pursuant to the exercise of dissenters' rights). The discussion applies only to holders of shares of Common Stock in whose hands shares of Common Stock are capital assets, and may not apply to shares of Common Stock received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of shares of Common Stock who are in special tax situations (such as insurance companies, tax-exempt organizations, non-U.S. persons or persons who have engaged in "straddles" or other hedging transactions with respect to their shares of Common Stock).

     THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND ARE BASED UPON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES OF COMMON STOCK SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH HOLDER AND THE PARTICULAR TAX EFFECTS OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER INCOME TAX LAWS.

     GENERAL. The receipt of cash for shares of Common Stock pursuant to the Merger (including pursuant to the exercise of dissenters' rights) will be a taxable transaction for federal income tax purposes and also may be a taxable transaction under foreign, state, local and other income tax laws. In general, for federal income tax purposes, a holder of shares of Common Stock will recognize gain or loss equal to the difference between his or her adjusted tax basis in the shares of Common Stock converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of shares of Common Stock (i.e., shares of Common Stock acquired at the same cost in a single transaction) converted to cash in the Merger. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, on the date of the Merger, the shares of Common Stock were held for more than one year. If a holder exercises his dissenters' rights and receives an amount treated as interest for federal income tax purposes, such amount will be taxed as ordinary income.

     BACKUP WITHHOLDING. Payments in connection with the Merger may be subject to "backup withholding" at a rate of 31%. Backup withholding generally applies if the holder (i) fails to furnish such holder's social security number or taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) is subject to backup withholding due to previous failures to include reportable interest or dividend payments on such holder's federal income tax return or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such holder's correct number and that such holder is not subject to backup withholding. Backup withholding is not an additional tax, but rather it is an advance tax payment that is subject to refund if and to the extent that it results in an overpayment of tax. Certain taxpayers are generally exempt from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income.

REGULATORY APPROVALS

     INSURANCE REGULATORY AND SIMILAR APPROVALS

     The governmental and regulatory filings and approvals identified below must be made and obtained before the Merger may be consummated without any conditions imposed by governmental authorities (other than any conditions that are ministerial in nature or are customary for transactions of a similar nature).

     The Merger and related transactions are subject to prior written approval by the Florida Department, the Texas Department of Insurance and the Office of the Commissioner of Insurance of Puerto Rico. Filings have been made with each of these entities and additional requests for documents have been made by the Florida Department and the Texas Department of Insurance, which have been responded to. Under the insurance laws of these jurisdictions, a detailed statement containing information describing the proposed transactions and the business operations, management, financial condition and resources, and business plans of Humana, the entity acquiring ultimate control of the Company's subsidiary health maintenance organizations and insurance companies, must be filed with each such jurisdiction's insurance commissioner. In some or all such jurisdictions a public hearing may be held at the initiative of the regulatory agency. The agencies' review of the filed statements and other information collected or requested by the agencies generally requires from 30 to 90 days, although a shorter or longer period may suffice or be required. The insurance commissioner may ultimately approve or disapprove the application. Approvals are often given in formal orders that may impose terms and conditions stipulated by the agencies. See "--P&C Arrangement" for a summary of additional procedures and conditions affecting the acquisition of P&C both before and after the Effective Time.

     Filings with and approvals or consents of other governmental regulatory authorities will also be required in connection with the Merger. These authorities include: (a) the Florida Agency for Health Care Administration, which has jurisdiction over Medicaid prepaid health plans in Florida, (b) the Texas Department of Health, which has a comparable role in that state, (c) the Health Care Financing Administration, a federal agency that administers Medicaid and Medicare contracts and (d) the Bermuda Monetary Authority, which regulates a reinsurance subsidiary of the Company in that jurisdiction.
These authorities may also impose conditions on their approval of or consent to the Merger and related transactions.

     ANTITRUST REVIEW AND CONSIDERATIONS

     The HSR Act and rules and regulations thereunder provide that certain transactions such as the Merger may not be consummated until all required information and documents have been submitted to the Antitrust Division of the U.S. Department of Justice ("DOJ") and Federal Trade Commission ("FTC") and applicable waiting periods have expired or been terminated. Humana and the Company made HSR filings with the DOJ and FTC on July 2, 1997, thus commencing the 30 day waiting period. The waiting period has expired without any requests from either the DOJ or the FTC for additional information or material from Humana or the Company.

     The DOJ and FTC frequently scrutinize the effect and legality under federal antitrust laws of transactions such as the Merger. Notwithstanding expiration of the HSR waiting period, at any time before or after the Effective Time, the FTC, the DOJ, any state or others may bring actions under federal or state antitrust and competition laws, seeking to enjoin consummation of the Merger or seeking divestiture by Humana of some or all of the stock, operations, or subsidiaries of the Company. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There is at present no assurance that the Merger will not be challenged on antitrust grounds or that such a challenge, if made, would be unsuccessful or would not require the parties to accept unexpected or adverse conditions to consummate the Merger.

STATE ANTITAKEOVER STATUTES

     A number of states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial effects in such states.

     The Company conducts business, and the Company's stockholders are resident, in a number of states throughout the United States, some of which have enacted antitakeover statutes. The Company does not know to what extent each of these statutes may apply to the Merger. Should any person seek to apply any state antitakeover statute to the Merger, the Company will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event that it is asserted that one or more antitakeover statutes is applicable to the Merger, the Company, Humana or Humana Sub may be required to file certain information with, or receive approvals from, the relevant governmental authorities.

ACCOUNTING TREATMENT

     The Merger will be treated as a purchase transaction for accounting purposes.

                                SOURCE OF FUNDS

     The aggregate amount of cash required to consummate the Merger and pay related fees and expenses, including payment of Options and employee severance costs, is approximately $298 million. The amount of funds required to consummate the Merger will be provided by Humana or Humana Sub. In addition, Humana expects to repay all of the Company's existing indebtedness for borrowed money (which had a principal amount of approximately $123 million as of June 30, 1997). Humana expects to obtain the requisite funds to consummate the Merger through a combination of cash and cash equivalents on hand and borrowings under a $1.5 billion five year revolving credit facility (the "Credit Facility") for which Humana has received a commitment letter from the Chase Manhattan Bank ("Chase"), which will act as the sole administrative agent for the Credit Facility. The Credit Facility will contain customary conditions to borrowing, representations and warranties, covenants and events of default. Amounts under the Credit Facility will generally be able to be borrowed, repaid and reborrowed from time to time. The Credit Facility will replace an existing $600 million credit facility (the "Existing Facility") that Humana currently has with a syndicate of lenders, including Chase as the sole administrative agent, which would have expired in September 2000. As of June 20, 1997, Humana had the entire $600 million of credit available under the Existing Facility. It is anticipated that the terms of the Credit Facility will be substantially similar to the Existing Facility.

     Until such funds are needed for the conversion of shares of Common Stock into the right to receive $7.00 in cash and payment for Options, the cash in the Payment Fund may temporarily be invested, as directed by Humana, in obligations of or guaranteed by the United States of America, with remaining maturities not exceeding 180 days, in commercial paper obligations receiving the highest rating from either Moody's Investors Service, Inc. or Standard & Poor's Corporation or in certificates of deposit, or bankers' acceptances of commercial banks with capital exceeding $100 million, with the net profits or interest earned paid to Humana.

                        PRICE RANGE OF THE COMMON STOCK

     The Common Stock has been traded on the Nasdaq National Market under the symbol "PCAM" since 1993. The table below sets forth, for the calendar quarters indicated, the high and low sales prices for the Common Stock as reported by the Nasdaq National Market. During the periods presented below, the Company has not declared or paid any dividends.

                                                               BID PRICE
                                                            -----------------
                                                             HIGH      LOW
                                                             ----      ---
   1995
       First Quarter . . . . . . . . . . . . . . . . .      28        19 3/4
       Second Quarter. . . . . . . . . . . . . . . . .      24        13 1/2
       Third Quarter . . . . . . . . . . . . . . . . .      18 5/8    13 1/2
       Fourth Quarter. . . . . . . . . . . . . . . . .      18 1/2    13 1/2
   1996
       First Quarter . . . . . . . . . . . . . . . . .      20        14 1/4
       Second Quarter. . . . . . . . . . . . . . . . .      16 3/4    12 3/4
       Third Quarter . . . . . . . . . . . . . . . . .      13 3/4     9 1/2
       Fourth Quarter. . . . . . . . . . . . . . . . .      12 3/4     9 1/2
   1997
       First Quarter . . . . . . . . . . . . . . . . .      11 1/8     2 5/8
       Second Quarter. . . . . . . . . . . . . . . . .       7 3/8     4 3/8
       Third Quarter (through August 5, 1997). . . . .       6 3/4     6 9/16

   On May 30, 1997, the last full trading day prior to the announcement that the Company was in discussions with a third party for a business combination transaction at $7.00 per share, the reported Nasdaq National Market closing price of the Common Stock was $7-1/8 per share. Prior to such time, the Company had previously announced that it was in discussions with several potential acquirors. On August 5, 1997, the latest practicable trading day prior to the date of this Proxy Statement, the last reported sale price of the Common Stock, as reported on the Nasdaq National Market, was $6-5/8.

                 SELECTED CONSOLIDATED FINANCIAL DATA

   The following selected consolidated financial data presented below for, and as of the end of, each of the fiscal years in the five-year period ended December 31, 1996, have been derived from the audited consolidated financial statements of the Company. The selected consolidated financial data shown below for the three months ended and as of March 31, 1997 and 1996, have been derived from the unaudited consolidated financial statements of the Company. In the opinion of management of the Company, such unaudited financial information includes all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the Company's results of operations for the periods then ended and the Company's financial position as of such dates. Operating results for the three-month period ended March 31, 1997, are not necessarily indicative of results for the entire year. This information should be read in conjunction with the financial information incorporated by reference in this Proxy Statement. See "Incorporation of Certain Information by Reference".

                                                                                                           THREE MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,                        MARCH 31,
                                              ---------------------------------------------------------   --------------------
                                                1992       1993      1994         1995        1996          1996        1997
                                              --------   --------  ---------   -----------  -----------   ---------   --------
                                                                                                               (UNAUDITED)
STATEMENT OF OPERATIONS                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
  DATA:(1)
Revenues:
 Health premiums. . . . . . . . . . . . .     $354,342   $542,030  $ 760,669   $1,038,637   $1,292,914   $ 318,209    $332,833
Workers' compensation
  related revenues. . . . . . . . . . . .           --         --     46,466      143,395      122,611      49,363      23,916
 Investment income. . . . . . . . . . . .        1,956      3,880     10,631       18,602       25,961       5,696       7,803
 Other revenues . . . . . . . . . . . . .        3,253      3,937      6,963       15,915       12,822       5,655         932
                                              --------   --------  ---------   -----------  -----------   ---------   --------
    Total revenues. . . . . . . . . . . .      359,551    549,847    824,729    1,216,549    1,454,308     378,923     365,484
                                              --------   --------  ---------   -----------  -----------   ---------   --------

Operating expenses:
   Medical costs. . . . . . . . . . . . .      279,128    394,723    562,364      878,918    1,130,528     277,965     289,937
   Health administrative,
    marketing and other expenses. . . . .       56,432     81,887    124,979      179,362      188,710      52,032      41,700
   Workers' compensation
    related administrative,
    marketing and other expenses. . . . .           --         --     33,751      111,906      191,505      42,518      19,261
   Loss on assumption of net workers'
   compensation liabilities . . . . . . .           --         --         --           --      180,934          --          --
   Loss on write-down of
    long lived assets . . . . . . . . . .           --         --         --       25,863       38,979          --          --
   Depreciation and amortization. . . . .        3,901      5,553     12,621       23,264       22,497       6,234       4,365
   Other operating expenses . . . . . . .           --         --      2,129       14,242       10,519       4,781          61
                                              --------   --------  ---------   -----------  -----------   ---------   --------
     Total operating expenses . . . . . .      339,461    482,163    735,844    1,233,555    1,763,672     383,530     355,324
                                              --------   --------  ---------   -----------  -----------   ---------   --------
     Operating income (loss). . . . . . .       20,090     67,684     88,885      (17,006)    (309,364)     (4,607)     10,160
   Gain on sale of subsidiaries . . . . .        5,917         --         --           --       12,352          --          --
   Interest expense . . . . . . . . . . .       (2,058)    (1,448)    (2,107)      (9,113)     (13,738)     (4,027)     (5,203)
   Other income (expense) . . . . . . . .          (36)      (542)       (31)         263       (2,216)         10         (15)
                                              --------   --------  ---------   -----------  -----------   ---------   --------
     Earnings (loss) before
       income taxes . . . . . . . . . . .       23,913     65,694     86,747      (25,856)    (312,966)     (8,624)      4,942
   Income tax expense
     (benefit). . . . . . . . . . . . . .        9,476     25,600     34,200       (1,260)     (35,281)     (3,690)        319
                                              --------   --------  ---------   -----------  -----------   ---------   --------
     Net earnings (loss). . . . . . . . .     $ 14,437   $ 40,094  $  52,547   $  (24,596)  $ (277,685)  $  (4,934)   $  4,623
                                              --------   --------  ---------   -----------  -----------   ---------   --------
                                              --------   --------  ---------   -----------  -----------   ---------   --------
 Net earnings (loss) per common share
   and common equivalent share on a
   primary and fully diluted basis. . . .     $   0.49   $   1.12  $    1.30   $    (0.62)  $    (7.16)  $   (0.13)   $    .12
                                              --------   --------  ---------   -----------  -----------   ---------   --------
                                              --------   --------  ---------   -----------  -----------   ---------   --------

                                                                AT DECEMBER 31                             AT MARCH 31
                                        -----------------------------------------------------------    ----------------------
                                          1992        1993          1994       1995        1996          1996        1997
                                        --------     --------      -------    --------   ----------    --------   -----------
                                                                                                            (UNAUDITED)
                                                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital (deficit)               $(10,848)    $ 73,125     $ 59,297    $ 77,167   $ (115,343)   $  5,722   $  (85,851)
Total assets                             150,629      356,949      644,978     849,662    1,354,987     917,533    1,200,228
Long-term debt (net of
  current maturities)                      9,837        4,414       82,997     157,096       10,344     139,364        9,746
Stockholders' equity (deficit)(2)         30,993      185,942      243,548     210,169      (64,832)    202,894      (64,192)


__________

(1) Certain 1992, 1993, 1994 and 1995 amounts have been reclassified to conform with the 1996 presentation. These reclassifications have no impact on net earnings (loss) or stockholders' equity as previously reported.

(2)  Includes $10,000 in put warrants in 1994.


                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     The Agreement provides that Humana will indemnify the officers, directors and employees of the Company and its subsidiaries from all liabilities arising out of the transactions contemplated by the Agreement to the fullest extent permitted by law. The Agreement also provides that all rights to indemnification existing in favor of those persons provided for in the Company's Certificate of Incorporation or By-Laws with respect to matters occurring through the Effective Time shall survive the Merger and continue in full force for a period of not less than six years from the Effective Time. Humana has agreed to cause the Surviving Corporation to maintain in effect for not less than six years after the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company with respect to matters occurring on or prior to the Effective Time; PROVIDED, HOWEVER, that the Surviving Corporation may substitute therefor policies of at least the same coverage (with carriers comparable to the Company's existing carriers) containing terms and conditions which are no less advantageous to the indemnified parties; PROVIDED, FURTHER, that Humana shall not be required in order to maintain or procure such coverage to pay an annual premium in excess of 150% of the current annual premium paid by the Company for its existing coverage (the "Cap"); and PROVIDED, FURTHER, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Humana shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

     Each of the executive officers of the Company are parties to existing salary continuation agreements with the Company that provide for aggregate total payments of up to 18 months salary and a payment for the cash value of their Options, as defined in the agreements, which the Company estimates together will approximate $3 million. In addition, pursuant to consulting agreements entered into by and between the Company and Dr. Kardatzke and Messrs. Kilissanly and Donnelly on June 2, 1997, in the event that the Merger is effected and to the extent that such officers of the Company are employed by the Company on the Effective Time, they will be entitled to receive payments aggregating $682,228, $652,117 and $415,655 respectively, in consideration for consulting services to be rendered to the Company during the year following the Effective Time. The consulting agreements also provide that Dr. Kardatzke and Messrs. Kilissanly and Donnelly will not solicit employees from the Company or compete with the Company in Puerto Rico. In addition, the Board approved payment of a success fee of $250,000 to be paid upon consummation of the Merger to Mr. Clark Mandigo, a non-employee director of the Company, in connection with his negotiation of the Agreement on behalf of the Company.

               BENEFICIAL OWNERSHIP OF COMMON STOCK BY DIRECTORS,
                OFFICERS AND CERTAIN STOCKHOLDERS OF THE COMPANY

     The following table sets forth as of July 25, 1997, the beneficial ownership of Common Stock by (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, (ii) the directors of the Company, (iii) the executive officers of the Company and (iv) all directors and executive officers of the Company as a group.

                                                  BENEFICIAL OWNERSHIP(1)

                                                SHARES OF
         NAME                                  COMMON STOCK       PERCENT(2)
         ----                                ---------------    -------------
Wellington Management Company, LLP(3)           2,925,800            7.5
E. Stanley Kardatzke, M.D.(4)                   2,120,448            5.4
Peter E. Kilissanly(5)                            875,398            2.2
Clifford W. Donnelly(6)                            57,000              *
Glen R. Johnson, M.D.(7)                           62,600              *
Donald J. Gessler, M.D.(8)                        155,000              *
Elias A. Hourani, M.D.(9)                         134,600              *
George J. Farha, M.D.(10)                         672,332            1.7
William C. Loewen, M.D.(11)                       589,332            1.5
Clark R. Mandigo(12)                              283,664              *
All directors and executive officers
  as a group (9 persons)(13)                    4,950,374           12.4

----------
*Less than 1%.

(1) Unless otherwise specified, the Company believes that all persons named in the above table have sole voting power and investment power with respect to the shares beneficially owned by them.
(2) Each beneficial owner's percentage ownership is determined by assuming that Options that are held by such person (but not those held by any other person) have been exercised.
(3) Pursuant to a Schedule 13G filed with the Commission as of February 20, 1997, has reported that the shares are held of record by its clients for whom it acts as an investment advisor. All 2,925,800 shares are subject to shared dispositive power, none are subject to sole voting power and 1,124,000 shares are subject to shared voting power. Address is 75 State Street, Boston, Massachusetts 02109.
(4) Includes (i) 182,482 shares as to which Dr. Kardatzke's wife has sole voting and investment power, (ii) 292,750 shares held by a charitable foundation of which Dr. Kardatzke holds voting and investment power and
     (iii) 112,000 shares that can be acquired upon exercise of Options.
(5) Includes (i) 173,332 shares held in trust as to which Mr. Kilissanly holds sole voting and investment power, (ii) 1,800 shares owned by Mr. Kilissanly's wife and (iii) 28,000 shares that can be acquired upon exercise of Options.
(6) Includes (i) 10,000 shares owned by Mr. Donnelly's wife who has sole voting and investment power with respect to such shares and (ii) 22,000 shares that can be acquired upon exercise of Options.
(7) Includes (i) 2,666 shares owned by Dr. Johnson's wife who has sole voting and investment power with respect to such shares, (ii) 15,200 shares held in an Individual Retirement Account for the benefit of Dr. Johnson,
     (iii) 400 shares held in an Individual Retirement Account for the benefit of Dr. Johnson's wife and (iv) 44,000 shares that can be acquired upon exercise of Options.
(8)  Includes 135,000 shares that can be acquired upon exercise of Options.
(9)  Includes 53,600 shares that can be acquired upon exercise of Options.
(10) Includes 18,000 shares that can be acquired upon exercise of Options.

(11) Includes (i) 200,000 shares owned by Dr. Loewen's wife who has sole voting and investment power with respect to such shares, (ii) 50,000 shares held by a charitable foundation of which Dr. Loewen shares voting and investment power and (iii) 24,000 shares that can be acquired upon exercise of Options.
(12) Includes (i) 22,664 shares held in trusts for the benefit of Mr. Mandigo's children, (ii) 93,334 shares owned jointly with Mr. Mandigo's wife,
     (iii) 11,666 shares held in an Individual Retirement Account for the benefit of Mr. Mandigo and (iv) 64,000 shares that can be acquired upon exercise of Options.
(13) Includes 500,600 shares that can be acquired upon exercise of Options.

                 INFORMATION CONCERNING HUMANA AND ITS AFFILIATES

     Humana is a public company whose common stock is traded on the New York Stock Exchange under the symbol HUM. Humana offers managed health care products that integrate medical management with the delivery of health care services through a network of providers. This network of providers may share financial risk or have incentive to deliver quality medical services in a cost-effective manner. These products are marketed primarily through HMOs and preferred provider organizations ("PPOs") that encourage or require the use of contracting providers. HMOs and PPOs control health care costs by various means, including pre-admission approval for hospital inpatient services and pre-authorization of outpatient surgical procedures. Humana also offers various specialty and administrative service products including dental, group life, workers' compensation and pharmacy benefit management services. Humana's principal executive offices are located at 500 West Main Street, Louisville, Kentucky 40202, and its telephone number at that address is (502) 580-1000. More information about Humana is available on its web site (http://www.humana.com). Humana Sub is a direct wholly owned subsidiary of Humana, which has conducted no business to date.

                                  PROXY SOLICITATION

     PROXIES ARE BEING SOLICITED FROM THE COMPANY'S STOCKHOLDERS BY AND ON BEHALF OF THE BOARD. THE COMPANY WILL BEAR THE EXPENSES FOR THE SOLICITATIONS, INCLUDING THE COSTS OF PREPARING AND MAILING THIS PROXY STATEMENT TO ITS STOCKHOLDERS. IN ADDITION TO SOLICITATION BY MAIL, PROXIES MAY BE SOLICITED FROM THE STOCKHOLDERS OF THE COMPANY BY DIRECTORS, OFFICERS AND REGULAR EMPLOYEES OF THE COMPANY, IN PERSON, BY FACSIMILE, BY TELEPHONE OR BY OTHER ELECTRONIC MEANS. SUCH DIRECTORS, OFFICERS AND EMPLOYEES WILL NOT RECEIVE ANY ADDITIONAL COMPENSATION FOR SUCH SERVICES BUT MAY BE REIMBURSED FOR REASONABLE EXPENSES INCURRED BY THEM IN FORWARDING THE PROXY SOLICITING MATERIALS TO THE BENEFICIAL OWNERS OF THE COMMON STOCK. CORPORATE INVESTOR COMMUNICATIONS, INC., AN INVESTOR RELATIONS FIRM, HAS BEEN RETAINED BY THE COMPANY TO SOLICIT PROXIES. THE FEES OF SUCH FIRM ARE EXPECTED TO BE APPROXIMATELY $5,000 PLUS REIMBURSEMENT OF REASONABLE OUT-OF-POCKET EXPENSES. ALTHOUGH THERE IS NO FORMAL AGREEMENT TO DO SO, THE COMPANY WILL REIMBURSE BANKS, BROKERAGE FIRMS AND OTHER CUSTODIANS, NOMINEES AND FIDUCIARIES FOR THE REASONABLE OUT-OF-POCKET EXPENSES INCURRED IN CONNECTION WITH THE FORWARDING OF PROXY SOLICITATION MATERIALS TO BENEFICIAL OWNERS OF THE COMMON STOCK BY SUCH PERSONS.

                       INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Company's consolidated financial statements as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, upon the authority of said firm as experts in accounting and auditing. A representative of KPMG Peat Marwick LLP is expected to be present at the Special Meeting and will be afforded an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions presented at the Special Meeting.

                              STOCKHOLDER PROPOSALS

     If the Merger is not consummated, proposals that stockholders of the Company intend to present at the next Annual Meeting of Stockholders in 1998 must be received by the Corporate Secretary of the Company at its principal executive offices (6101 Blue Lagoon Drive, Miami, Florida 33126) no later than January 10, 1998, for inclusion in the Company's proxy statement and the proxy for that meeting and must be otherwise in compliance with applicable Commission regulations. Use of certified mail is suggested.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information concerning the Company may be inspected and copied at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, where copies may be obtained at prescribed rates, as well as at the following regional offices: Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding the Company. The Common Stock is quoted on the Nasdaq National Market.

                             INCORPORATION OF CERTAIN
                             INFORMATION BY REFERENCE

     The following documents filed with the Commission by the Company (File No. 0-21440) are incorporated in this Proxy Statement by reference:

     1. Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as amended by Amendment Form 10-K/A-1, dated April 17, 1997, and by Amendment Form 10-K/A-2, dated August 7, 1997.

     2.   Quarterly Report on Form 10-Q for the fiscal quarter ended March
31, 1997.

     3.   Current Reports on Form 8-K dated April 28, 1997 and June 17, 1997.

     4. The description of the Common Stock contained in the Registration Statement of the Company on Form 8-A dated March 26, 1993.

     5. The description of certain rights attaching to the Common Stock to purchase the Common Stock contained in the Registration Statement of the Company on Form 8-A dated January 13, 1995.

     All reports and other documents filed by the Company after the date of this Proxy Statement pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such reports or documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Proxy Statement to the extent that a statement contained herein or in another document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

     This Proxy Statement incorporates documents by reference, which are not presented herein or delivered herewith. These documents (other than exhibits to such documents unless such exhibits are specifically incorporated herein by reference) are available, without charge, upon request from the Company, P.O. Box 527500, Miami, Florida 33152-7500, Attention: Corporate Secretary, telephone: (305) 267-6633. To ensure timely delivery of the documents, any
request should be made by August 28, 1997.   Copies of documents so requested
will be sent by first-class mail, postage paid, within one business day of receipt of such request.

                          CERTAIN FORWARD-LOOKING STATEMENTS

     This Proxy Statement contains certain forward-looking statements, including statements about the business, operations and financial condition of the Company and various statements contained under the captions "Summary," "The Merger--Reasons for the Merger; Recommendation of the Board of Directors," and "The Merger--Opinion of Bear, Stearns & Co. Inc." The actual results of the Company could differ materially from such forward-looking statements.

                                                                         ANNEX A

                               AGREEMENT AND PLAN
                                   OF MERGER
                                  DATED AS OF
                                  JUNE 2, 1997
                                     AMONG
                                  HUMANA INC.
                                  HUMNOV, INC.
                                      AND
                        PHYSICIAN CORPORATION OF AMERICA

                               TABLE OF CONTENTS

                                                                                                             PAGES
                                                                                                           ---------
ARTICLE I          THE MERGER............................................................................        A-1
Section 1.1.       The Merger............................................................................        A-1
Section 1.2.       Effective Date of The Merger..........................................................        A-1

ARTICLE II         THE SURVIVING CORPORATION.............................................................        A-1
Section 2.1.       Certificate of Incorporation..........................................................        A-1
Section 2.2.       By-Laws...............................................................................        A-1
Section 2.3.       Board of Directors; Officers..........................................................        A-1
Section 2.4.       Effects of Merger.....................................................................        A-1

ARTICLE III        CONVERSION OF SHARES..................................................................        A-2
Section 3.1.       Merger Consideration..................................................................        A-2
Section 3.2.       Payment Procedures....................................................................        A-2
Section 3.3.       Dissenting Shares.....................................................................        A-3
Section 3.4.       Stock Options.........................................................................        A-3
Section 3.5.       Stockholders' Meetings................................................................        A-4
Section 3.6.       Closing of the Company's Transfer Books...............................................        A-4
Section 3.7.       Assistance in Consummation of the Merger..............................................        A-5
Section 3.8.       Closing...............................................................................        A-5
Section 3.9.       Transfer Taxes........................................................................        A-5

ARTICLE IV         REPRESENTATIONS AND WARRANTIES........................................................        A-5
Section 4.1.       Organization, Standing and Power......................................................        A-5
Section 4.2.       Capital Structure.....................................................................        A-5
Section 4.2A.      Subsidiaries..........................................................................        A-6
Section 4.3.       Authority.............................................................................        A-6
Section 4.4.       SEC Documents.........................................................................        A-7
Section 4.5.       Information Supplied..................................................................        A-8
Section 4.6.       Compliance with Applicable Laws.......................................................        A-8
Section 4.7.       Financial Statements..................................................................        A-8
Section 4.8.       Litigation............................................................................        A-9
Section 4.9.       Labor and Employment Matters..........................................................        A-9
Section 4.10.      Absence of Certain Changes............................................................       A-10
Section 4.11.      Material Contracts....................................................................       A-12
Section 4.12.      Officers and Directors and Employees..................................................       A-12
Section 4.13.      Title to and Condition of Properties and Assets.......................................       A-13
Section 4.14.      Patents, Copyrights, Service Marks and Trademarks.....................................       A-13
Section 4.15.      Employee Benefit Plans................................................................       A-14
Section 4.16.      Transactions with Officers, Directors and Others......................................       A-15
Section 4.17.      Insurance Matters-Reinsurance and Coinsurance.........................................       A-16
Section 4.18.      Taxes.................................................................................       A-16
Section 4.19.      Opinion of Financial Advisor..........................................................       A-17
Section 4.20.      Investment Company Act................................................................       A-17
Section 4.21.      Vote Required.........................................................................       A-17
Section 4.22.      Applicability of DGCL 203.............................................................       A-18
Section 4.23.      Environmental Matters.................................................................       A-18
Section 4.24       Accreditation's.......................................................................       A-18
Section 4.25.      Change of Control Payments............................................................       A-18

                                                                                                             PAGES
                                                                                                           ---------
ARTICLE V          REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB......................................       A-19
Section 5.1        Organization; Standing and Power......................................................       A-19
Section 5.2        Authority.............................................................................       A-19
Section 5.3        Information Supplied..................................................................       A-19
Section 5.4        Interim Operations of Sub.............................................................       A-19
Section 5.5        Financing.............................................................................       A-19
Section 5.6        Brokers...............................................................................       A-19
Section 5.7        Ownership of Company Stock............................................................       A-20

ARTICLE VI         CONDUCT OF BUSINESS PENDING THE MERGER................................................       A-20
Section 6.1.       Conduct of Business by the Company Pending the Merger.................................       A-20
Section 6.2.       Conduct of Business by Parent Pending the Merger......................................       A-21
Section 6.3.       Conduct of Business of Sub............................................................       A-21

ARTICLE VII        ADDITIONAL AGREEMENTS.................................................................       A-21
Section 7.1.       Access and Information................................................................       A-21
Section 7.2.       Proxy Statement.......................................................................       A-21
Section 7.3.       Company Stockholder Approval..........................................................       A-22
Section 7.4.       Employee Matters......................................................................       A-22
Section 7.5.       Indemnification.......................................................................       A-22
Section 7.6.       Best Efforts..........................................................................       A-23
Section 7.7.       Public Announcements..................................................................       A-24
Section 7.8.       Alternative Proposals.................................................................       A-24
Section 7.9.       Advice of Changes; SEC Filings........................................................       A-25
Section 7.10.      Fee and Expenses......................................................................       A-25
Section 7.11.      Amendment to the Company Rights Agreement.............................................       A-25
Section 7.12.      P&C Commitments.......................................................................       A-25
Section 7.13.      Assumption of Debt Obligations........................................................       A-25
Section 7.14.      Escrow Deposit........................................................................       A-25

ARTICLE VIII       CONDITIONS PRECEDENT..................................................................       A-26
Section 8.1.       Conditions to Each Party's Obligation to Effect the Merger............................       A-26
Section 8.2.       Condition to Obligation of the Company to Effect the Merger...........................       A-26
Section 8.3.       Conditions to Obligations of Parent and Sub to Effect the Merger......................       A-27

ARTICLE IX         TERMINATION, AMENDMENT AND WAIVER.....................................................       A-27
Section 9.1.       Termination by Mutual Consent.........................................................       A-27
Section 9.2.       Termination by Either Parent or the Company...........................................       A-27
Section 9.3.       Termination by the Company............................................................       A-27
Section 9.4.       Termination by Parent.................................................................       A-28
Section 9.5.       Effect of Termination and Abandonment.................................................       A-28
Section 9.6.       Extension; Waiver.....................................................................       A-29

ARTICLE X          GENERAL PROVISIONS....................................................................       A-29
Section 10.1.      Non-Survival of Representations, Warranties and Agreements............................       A-29
Section 10.2.      Notices...............................................................................       A-29
Section 10.3.      Special Performance...................................................................       A-30
Section 10.4.      Assignment; Binding Effect............................................................       A-30
Section 10.5.      Entire Agreement......................................................................       A-30
Section 10.6.      Amendment.............................................................................       A-30
Section 10.7.      Governing Law.........................................................................       A-31
Section 10.8.      Counterparts..........................................................................       A-31
Section 10.9.      Headings and Table of Contents........................................................       A-31

                                                                                                             PAGES
                                                                                                           ---------
Section 10.10.     Interpretation........................................................................       A-31
Section 10.11.     Waivers...............................................................................       A-31
Section 10.12.     Incorporation of Exhibits.............................................................       A-31
Section 10.13.     Severability..........................................................................       A-32

                          AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of June 2, 1997, by and among Humana Inc., a Delaware corporation ("Parent"), HUMNOV, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Physician Corporation of America, a Delaware corporation (the "Company"):

                              W I T N E S S E T H:

    WHEREAS, the Boards of Directors of Parent and the Company each have determined that it is in the best interests of their respective companies and stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein; and

    WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection herewith.

    NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE I
                                  THE MERGER.

    Section 1.1. THE MERGER. Upon the terms and subject to the conditions hereof, on the Effective Date (as defined in Section 1.2), Sub shall be merged into the Company (the "Merger") and the separate existence of Sub shall thereupon cease, and the Company, as the corporation surviving the Merger (the "Surviving Corporation"), shall by virtue of the Merger continue its corporate existence under the laws of the State of Delaware.

    Section 1.2. EFFECTIVE DATE OF THE MERGER. The Merger shall become effective at the date and time (the "Effective Date") when a properly executed Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (the "Merger Filing"), which filing shall be made as soon as practicable following fulfillment of the conditions set forth in Article VIII hereof, or at such time thereafter as is provided in such Certificate of Merger.

                                   ARTICLE II
                           THE SURVIVING CORPORATION

    Section 2.1. CERTIFICATE OF INCORPORATION. Subject to Section 7.5, the Certificate of Incorporation of Sub shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Date, and thereafter may be amended in accordance with its terms and as provided by law and this Agreement.

    Section 2.2. BY-LAWS. The By-laws of Sub as in effect on the Effective Date shall be the By-laws of the Surviving Corporation, and thereafter may be amended in accordance with its terms and as provided by law and this Agreement.

    Section 2.3. BOARD OF DIRECTORS; OFFICERS. The directors of Sub immediately prior to the Effective Date shall be the directors of the Surviving Corporation, and the officers of Sub immediately prior to the Effective Date shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

    Section 2.4. EFFECTS OF MERGER. The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law (The "DGCL").

                                  ARTICLE III
                              CONVERSION OF SHARES

    Section 3.1. MERGER CONSIDERATION. On the Effective Date, by virtue of the Merger and without any action on the part of any holder of any Common Stock, par value $.01 per share, of the Company ("Company Common Stock"):

    (a) All shares of Company Common Stock which are held by the Company or any Subsidiary of the Company, and any shares of Company Common Stock owned by Parent, Sub or any other subsidiary of Parent, shall be canceled. As used in this Agreement, "Subsidiary" means any significant corporation, partnership, joint venture or other legal entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

    (b) Subject to Section 3.3, each remaining outstanding share of Company Common Stock shall be converted into and represent the right to receive $7.00 (the "Merger Consideration") in accordance with Section 3.2.

    (c) In the event of any stock dividend, stock split, reclassification, recapitalization, combination or exchange of shares with respect to, or rights issued in respect of, Company Common Stock after the date hereof, the Merger Consideration shall be adjusted accordingly.

    (d) Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

    Section 3.2. PAYMENT PROCEDURES. (a) Prior to the Effective Date, Parent shall select a Payment Agent, which shall be Parent's Transfer Agent or such other person or persons reasonably satisfactory to the Company, to act as Payment Agent for the Merger (the "Payment Agent").

    (b) As soon as practicable after the Effective Date (but in no event more than five days thereafter), Parent shall instruct the Payment Agent to mail to each holder of a certificate or certificates evidencing shares of Company Common Stock (other than Dissenting Shares, as defined in Section 3.3) ("Certificates")
(i) a letter of transmittal (which shall include a Substitute Form W-9 and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Payment Agent) and (ii) instructions to effect the surrender of the Certificates in exchange for the Merger Consideration. Each holder of Company Common Stock, upon surrender to the Payment Agent of such holder's Certificates with the letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, shall be paid the amount to which such holder is entitled, pursuant to this Agreement, of cash as payment of the Merger Consideration (without any interest accrued thereon). Until so surrendered, each Certificate shall after the Effective Date represent for all purposes only the right to receive the Merger Consideration. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

    (c) At the closing of the transactions contemplated by this Agreement (the "Closing"), Parent shall deposit in trust with the Payment Agent, for the ratable benefit of the holders of Company Common Stock, the appropriate amount of cash to which such holders are entitled pursuant to this Agreement for payment of the Merger Consideration (the "Payment Fund"). The Payment Agent shall, pursuant to irrevocable instructions, make the payments to the holders of Company Common Stock as set forth in this Agreement.

    (d) If any delivery of the Merger Consideration is to be made to a person other than the registered holder of the Certificates surrendered in exchange therefor, it shall be a condition to such delivery that the Certificate so surrendered shall be properly endorsed or be otherwise in proper form for transfer and that the person requesting such delivery shall (i) pay to the Payment Agent any transfer or other taxes required as a result of delivery to a person other than the registered holder or (ii) establish to the satisfaction of the Payment Agent that such tax has been paid or is not payable.

    (e) Any portion of the Payment Fund that remains undistributed to the holders of Company Common Stock as of the first anniversary of the Effective Date shall be delivered to Parent upon demand, and any holder of Company Common Stock who has not theretofore complied with the exchange requirements of this Section shall have no further claim upon the Payment Agent and shall thereafter look only to Parent for payment of the Merger Consideration.

    (f) If a Certificate has not been surrendered prior to the date on which any receipt of Merger Consideration would otherwise escheat to or become the property of any governmental agency, such Certificate shall, to the extent permitted by applicable law, be deemed to be canceled and no money or other property will be due to the holder thereof.

    (g) The Payment Agent may invest cash in the Payment Fund, as directed by Parent, on a daily basis, provided that all such investments shall be in obligations of or guaranteed by the United States of America with remaining maturities not exceeding 180 days, in commercial paper obligations receiving the highest rating from either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or in certificates of deposit or banker's acceptances of commercial banks with capital exceeding $100 million (collectively, "Permitted Investments"). The maturities of Permitted Investments shall be such as to permit the Payment Agent to make prompt payment to former stockholders of the Company entitled thereto as contemplated by this Section. Parent shall promptly replenish the Payment Fund to the extent of any losses incurred as a result of Permitted Investments. Any interest and other income resulting from such investments shall be paid to Parent. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of Company Common Stock shall be entitled under this Agreement, Parent shall in any event be liable for payment thereof. The Payment Fund shall not be used for any purpose not specifically provided for in this Agreement.

    Section 3.3. DISSENTING SHARES. (a) Notwithstanding any other provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Date and which are held by holders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such holders shall be entitled to receive payment of the appraised value of such shares, except that all Dissenting Shares held by holders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Date, for the right to receive, without any interest thereon, the Merger Consideration, upon surrender of the Certificates evidencing such shares.

    (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to participate and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demands.

    Section 3.4. STOCK OPTIONS. (a) All options (the "Options") to acquire shares of Company Common Stock (whether vested or unvested), other than those set forth in paragraph (d) below, shall be canceled as of the Effective Date. In consideration of such cancellation, each holder of Options shall have only the right to receive from the Company the payments (if any) as specified below:

        (i) Each employee of the Company or any of its Subsidiaries employed as of the Effective Date shall be entitled to receive the Cash Value (as such term is defined in the form of Salary Continuation Agreement attached to
    SCHEDULE 3.4 (the "Salary Continuation Agreement")) of each such canceled Option under either of the following circumstances: (x) the employee is employed by Parent or any of its Subsidiaries (including the Company) at the end of the Initial Benefit Period specified in the Salary Continuation Agreement to which the employee is a party or, if such employee is not a party to a Salary Continuation Agreement, six months from the Effective Date (such employee's Initial Benefit Period being deemed to be six months for purposes of computing the Cash Value) or (y) the employee's employment is terminated under circumstances resulting in a Termination Date (as such term is defined in the Salary Continuation Agreement). The payment shall be made upon the earlier to occur of clauses (x) and (y).

        (ii) Each holder of an Option who was not an employee of the Company or any of its Subsidiaries as of the Effective Date or was a non-employee director of the Company shall have the right to receive a cash payment in the amount (if any) equal to the number of shares of Company Common Stock subject to each canceled Option multiplied by the difference (if positive) between the exercise price per share of Company Common Stock covered by the canceled Option and the Merger Consideration.

    (b) As a condition to making any payment specified in clause (a) above, each Option holder shall acknowledge in writing that all Options held by such person have been canceled in consideration of the right to receive such payment and, in the case of employees who are parties to the Salary Continuation Agreement, in full satisfaction of all rights under paragraph 2(b)(iv) of such employee's Salary Continuation Agreement.

    (c) Prior to the Effective Date, the Company shall take such additional actions as are necessary under applicable law and the applicable agreement and the Company's option plans to ensure that each Option shall, from and after the Effective Date, represent only the right to receive the payments specified in clause (a) above.

    (d) The Company shall take all actions necessary to vest all options held by the University of Miami and The Jackson Memorial Foundation as contemplated by
Section 12.B(i) of the applicable Stock Option Agreement so that from and after the Effective Date each such option represents the right to receive the Merger Consideration.

    Section 3.5. STOCKHOLDERS' MEETINGS. The Company shall take all action necessary, in accordance with applicable law and its Certificate of Incorporation and By-laws, to convene a special meeting of the holders of Company Common Stock (the "Company Meeting") as promptly as practicable for the purpose of considering and taking action upon this Agreement. Subject to the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law, as advised by outside counsel, the Board of Directors of the Company will recommend that holders of Company Common Stock vote in favor of and approve the Merger and the adoption of the Agreement at the Company Meeting. At the Company Meeting, all of the shares of Company Common Stock then owned by Parent, Sub, or any other subsidiary of Parent, or with respect to which Parent, Sub, or any other subsidiary of Parent holds the power to direct the voting, will be voted in favor of approval of the Merger and adoption of this Agreement.

    Section 3.6. CLOSING OF THE COMPANY'S TRANSFER BOOKS. At the Effective Date, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall be made thereafter. In the event that, after the Effective Date, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration as provided in Sections 3.1(b) and 3.2.

    Section 3.7. ASSISTANCE IN CONSUMMATION OF THE MERGER. Each of Parent, Sub and the Company shall provide all reasonable assistance to, and shall cooperate with, each other to bring about the consummation of the Merger as soon as possible in accordance with the terms and conditions of this Agreement. Parent shall cause Sub to perform all of its obligations in connection with this Agreement.

    Section 3.8. CLOSING. The Closing shall take place (i) at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York 10004, at 9:00 A.M. local time on the day which is at least one business day after the day on which the last of the conditions set forth in Article VIII (other than those that can only be fulfilled on the Effective Date) is fulfilled or waived or (ii) at such other time and place as Parent and the Company shall agree in writing.

    Section 3.9. TRANSFER TAXES. Parent and Company shall cooperate in the preparation, execution and filing of all returns, applications or other documents regarding any real property transfer, stamp, recording, documentary or other taxes and any other fees and similar taxes which become payable in connection with the Merger other than transfer or stamp taxes payable in respect of transfers pursuant to Section 3.2(d)(i) (collectively, "Transfer Taxes"). From and after the Effective Date, Parent shall pay or cause to be paid, without deduction or withholding from any amounts payable to the holders of Company Common Stock, all Transfer Taxes.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

    The Company represents and warrants to Parent and Sub as follows:

    Section 4.1. ORGANIZATION, STANDING AND POWER. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business, including those subsidiaries engaged in the insurance business (the "Insurance Subsidiaries"), as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary except when the failure to be so qualified would not have a Material Adverse Effect on the Company. As used in this Agreement, "Material Adverse Effect" means, when used with respect to Parent, Sub or the Company, as the case may be, any change or effect, either individually or in the aggregate, that is or may be materially adverse to the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of all or any part of Parent and its Subsidiaries taken as a whole, Sub, or the Company and its Subsidiaries taken as a whole, as the case may be (PROVIDED, HOWEVER, that in respect of the Company any such change or effect relating to (i) PCA Property and Casualty Insurance Company, a Florida corporation and a wholly-owned subsidiary of the Company ("P&C"), (ii) PCA Solutions, Inc., a Florida corporation and a wholly-owned subsidiary of the Company, or (iii) risk contracts between P&C or any of its Subsidiaries and the Company's Florida HMOs regarding provision of health care services with respect to worker's compensation as set forth on SCHEDULE 4.1, shall in each case be excluded from such determination).

    Section 4.2. CAPITAL STRUCTURE. As of the date hereof, the authorized capital stock of the Company consists of 200,000,000 shares of the Company Common Stock and 10,000,000 shares of preferred stock, $1.00 par value ("Company Preferred Stock"). At the close of business on May 30, 1997: (i) 38,837,657 shares of Company Common Stock were outstanding, 5,314,108 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding stock options (3,119,950 shares of which are subject to outstanding stock options) or pursuant to the Company's option plans, (ii) no shares of Company Common Stock were reserved for issuance upon exercise of the Company's rights (the "Company Rights") granted under the Rights Agreement, dated January 13, 1995 (the "Company Rights Agreement"), between the Company and the Rights Agent (as defined therein); (iii) no shares of Company Common Stock were held by its wholly-owned Subsidiaries; (iv) no shares of the Company Preferred Stock were outstanding; and (v) except as set forth on SCHEDULE 4.2, no warrants, bonds, debentures, notes or other indebtedness or other security having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders may vote ("Voting Debt") were issued or outstanding; since May 30, 1997 there has been no change in such share information except by reason of the exercise of Options. All outstanding shares of the Company capital stock are validly issued, fully paid and nonassessable and not subject to preemptive rights. As of the date of this Agreement, except for this Agreement, the Options and the Company Rights, there are no options, warrants, calls, rights, or agreements to which the Company or any Subsidiary of the Company is a party or by which it or any such Subsidiary is bound obligating the Company or any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or any Voting Debt of the Company or of any Subsidiary of the Company or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right or agreement. Assuming compliance by Parent with Section
3.4 after the Effective Date, there will be no option, warrant, call, right or agreement obligating the Company or any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or any Voting Debt of the Company or any Subsidiary of the Company, or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right or agreement.

    Section 4.2A. SUBSIDIARIES. The only Subsidiaries of the Company are disclosed in SCHEDULE 4.2A. Each Significant Subsidiary (as such term is defined in Rule 1-02 of Regulation S-X under the Securities Act of 1933, as amended (the "Securities Act") of the Company has been named in the Company SEC Documents (as hereinafter defined). SCHEDULE 4.2A contains, with respect to each Subsidiary of the Company, its name and jurisdiction of incorporation and, with respect to each Subsidiary that is not wholly owned, the number of issued and outstanding shares of capital stock and the number of shares of capital stock owned by the Company or a Subsidiary. All the outstanding shares of capital stock of each Subsidiary of the Company are validly issued, fully paid and nonassessable, and those owned by the Company or by a Subsidiary of the Company are owned free and clear of any security interests, pledges, options, rights of first refusal, liens, claims, encumbrances or any other limitation or restriction (including a restriction on the right to vote or sell the same except as may be provided as a matter of law). Except as set forth in SCHEDULE 4.2A, there are no existing options, warrants, calls or other rights, agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any of the Subsidiaries of the Company. Except as set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "1996 Form 10K") and as disclosed in SCHEDULE 4.2A, the Company does not directly or indirectly own any interest in any other corporation, partnership, joint venture or other business association or entity.

    Section 4.3. AUTHORITY. The Company has all requisite corporate power and authority to enter into this Agreement and subject to approval of this Agreement and the Merger by the stockholders of the Company, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to such approval of this Agreement by the stockholders of the Company. This Agreement has been duly executed and delivered by the Company and, subject to such approval of this Agreement by the stockholders of the Company, constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation"), pursuant to any provision of the Certificate of Incorporation or By-laws of the Company or any Subsidiary of the Company or ,except as set forth on SCHEDULE 4.3 hereto, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Designated Plan (as hereinafter defined) or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Subsidiary of the Company or their respective properties or assets which Violation would have a Material Adverse Effect on the Company. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company, or the consummation by the Company of the transactions contemplated hereby, the failure to obtain which would have a Material Adverse Effect on the Company, except for (i) the filing of a premerger notification report by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing with the Securities and Exchange Commission (the "SEC") of (x) a proxy statement (the "Proxy Statement") in definitive form relating to the Company Meeting and (y) such reports under Sections 13(a), 13(d) and 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Merger Filing and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) such filings, authorizations, riders and approvals (the "State Approvals") as may be required by foreign, state or local governmental authorities including those in connection with the Company's insurance business and those required by the federal Health Maintenance Organization Act of 1973 and the rules and regulations thereunder (the "Federal HMO Act"), the applicable provisions of the Florida, Texas and Puerto Rico laws regulating health maintenance organizations and prepaid health clinics, and the rules and regulations thereunder (the "HMO Act"), the applicable provisions of the Florida, Texas and Puerto Rico Insurance Code and the rules and regulations thereunder relating to the regulation of domestic insurers, third-party benefits administrators and to Insurance Holding Company Systems in the State of Florida (collectively the "Insurance Laws"), the applicable provisions of Title XVIII of the Social Security Act and the regulations promulgated thereunder (the "Medicare Laws"), the applicable provisions of Title XIX of the Social Security Act and the regulations promulgated thereunder and the Florida and Texas laws and regulations implementing the Medicaid Program (the "Medicaid Laws"), the Puerto Rico Healthcare Reform Act and the regulations promulgated thereunder, the applicable provisions of Florida, Texas and Puerto Rico laws regulating home health agencies and pharmacies and the regulations promulgated thereunder and the applicable provisions of the Drug Enforcement Administration laws and regulations regulating controlled substances (the "Facility Licensing Laws"), and the applicable provisions of Florida, Texas and Puerto Rico laws respecting certificates of need and the regulations promulgated thereunder (the "CON Laws") and (v) such filings, authorizations, orders and approvals (the "State Takeover Approvals") as may be required by state takeover laws.

    Section 4.4. SEC DOCUMENTS. The Company has delivered or made available to Parent a true and complete copy of each material report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since January 1, 1992 (as such documents have since the time of their filing been amended, the "Company SEC Documents") which are all the documents (other than preliminary material) that the Company has been required to file with the SEC since such date. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents and at the time of its filing none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q) and fairly present in all material respects (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

    Section 4.5. INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to stockholders of the Company and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

    Section 4.6.  COMPLIANCE WITH APPLICABLE LAWS.  Except as set forth on
SCHEDULE 4.6, the businesses of the Company and each of its Subsidiaries have been and are being conducted in compliance in all material respects with all applicable laws, rules, ordinances, regulations, licenses, judgments, orders or decrees of federal, state, local and foreign governmental authorities, except for possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries hold all certificates of authority, franchises, grants, permits, licenses, easements, consents, certificates, variances, exemptions, orders and approvals from all Governmental Entities (collectively, "Company Permits") which are necessary to own, lease and operate the assets and properties they currently own, lease and operate and to conduct their respective businesses and operations in the manner heretofore conducted and as proposed to be conducted, except for those Company Permits the absence of which would not have a Material Adverse Effect on the Company. SCHEDULE 4.6 contains a list of all Company Permits the violation of which would have a Material Adverse Effect on the Company, including the jurisdictions in which the Company or one or more of its Subsidiaries holds a license or are otherwise authorized to conduct insurance business and the types or lines of insurance which the Company or one or more of its Subsidiaries is permitted to write in such jurisdictions. Except as set forth on SCHEDULE 4.6, no notice has been received and, after due inquiry of management, no investigation or review is pending or, to the Company's knowledge, threatened by any Governmental Entity with regard to (i) any alleged violation by the Company or any of its Subsidiaries of any law, rule, regulation, ordinance, Company Permit, judgment, order or decree or (ii) any alleged failure to have or any violation of any Company Permit, which violation or failure would have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries nor to the Company's knowledge any of its or their respective executive officers, directors or employees (in their capacities as such) has engaged in any activity constituting fraud or abuse under the laws relating to health care, insurance or the regulation of professional corporations.

    Section 4.7. FINANCIAL STATEMENTS. (i) The Company has delivered to Parent complete and correct copies of (i) the consolidated balance sheets of the Company and each of its then-existing Subsidiaries as at December 31, 1996, 1995, 1994, 1993, 1992, and the related audited consolidated statements of operations, stockholders' equity/(deficit) and cash flows, for the fiscal years ended on dates, together with all footnotes and (ii) the unaudited consolidated interim financial statements for the Company and each of its Subsidiaries as at, and for the fiscal periods ended on March 31, 1997 and each subsequent quarterly reporting date. All of such financial statements fairly present or when delivered will fairly present (subject, in the case of unaudited interim financial statements, to normal, recurring adjustments which are not expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries taken as a whole), in all material respects, the financial position, results of operations and cash flows of the Company and each of its Subsidiaries as at the respective dates of such balance sheets and for each of the respective periods then ended, in conformity with (A) GAAP and (B) in the case of each of the Insurance Subsidiaries, statutory or other accounting practices prescribed or permitted by the insurance regulatory authorities in the States of Florida and Texas or in Puerto Rico, as appropriate, in each case applied on a basis consistent throughout the reported periods.

    (ii) Except as set forth on SCHEDULE 4.7, neither such financial statements nor the financial statements of the Company included in the Company SEC Documents (A) contain or when delivered will contain, as the case may be, any item of extraordinary or non-recurring income or expense (except as specified therein), (B) reflect or when delivered will reflect, as the case may be, uncollectible accounts receivable without a reserve fairly stated for uncollectible amounts, and (C) reflect or when delivered will reflect, as the case may be, any write-off or revaluation of assets (except as specified therein). As at the respective dates of the balance sheets included in all such financial statements, there was no liability, indebtedness or obligation of any nature or in any amount that should properly be reflected or provided for in financial statements prepared in conformity with GAAP or statutory accounting practices prescribed or permitted by the applicable insurance regulatory authorities, whichever is appropriate, applied on a basis consistent with that for prior periods, which was not fully reflected in such financial statements.

    (iii) Except as set forth on SCHEDULE 4.7, the reserves recorded in the accounting records of each of the Insurance Subsidiaries other than P&C for insurance policy benefits, losses, claims and expenses and any other reserves are reasonable and adequate and were prepared in accordance with the statutory or other accounting practices prescribed or permitted by the applicable insurance regulatory authorities and of all the jurisdictions in which the Insurance Subsidiaries are licensed to transact an insurance business and make good and sufficient provisions for all insurance obligations of the Company and its Subsidiaries. Such reserves have been opined upon as reasonable and adequate as of December 31, 1996, by Towers Perrin Integrated Health Systems Consulting, a duly qualified actuarial firm that, as of the date of its report, was a member in good standing in the American Academy of Actuaries. The unpaid loss and loss adjustment expense liabilities of P&C as of December 31, 1996, has been opined upon as reasonable by William M. Mercer, Incorporated ("Mercer"), a duly qualified actuarial firm, the opining actuary of which is a member in good standing in the American Academy of Actuaries.

    Section 4.8. LITIGATION. Except (x) as set forth on SCHEDULE 4.8, (y) as disclosed in the Company SEC Documents and (z) for actions and suits arising in the ordinary course of the business, none of which is reasonably expected to have a Material Adverse Effect on the Company, there is no action, suit, proceeding or investigation, either at law or in equity, at or before any commission or other administrative authority in any domestic or foreign jurisdiction, of any kind now pending or, to the Company's knowledge, threatened, involving the Company, any of its Subsidiaries or any of the respective properties or assets of the Company or any Subsidiary of the Company that (A) if asserted is reasonably expected to have a Material Adverse Effect on the Company, (B) questions the validity of this Agreement or (C) seeks to delay, prohibit or restrict in any manner the Merger or any action taken or to be taken by the Company or any of its Subsidiaries under this Agreement. Except as set forth on SCHEDULE 4.8, none of the Company nor any of its Subsidiaries, nor any of their respective properties or assets, is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement (other than agreements related to the settlement of insurance claims in the ordinary course of business), continuing investigation (other than regularly scheduled audits) by any court, Governmental Entity, or any judicial, administrative or arbitral judgment, order, writ, decree, injunction, restraint, or award of any court, Governmental Entity or arbitrator, including without limitation cease-and-desist or other orders. Neither the Company nor any of its Subsidiaries has agreed to, or is bound by, any extension or waiver of the statute of limitations relating to any pending or potential action, suit, claim, proceeding or investigation involving the Company or any of its Subsidiaries (other than extensions or waivers in connection with the settlement of insurance claims in the ordinary course of business).

    Section 4.9. LABOR AND EMPLOYMENT MATTERS. Neither the Company nor any of its Subsidiaries has employees who are represented by a labor union or organization, no labor union or organization has been certified or recognized as a representative of any such employees, and neither the Company nor any of its Subsidiaries is a party to or has any obligation under any collective bargaining agreement or other contract or agreement with any labor union or organization. There are no pending or, to the Company's knowledge, threatened, representation campaigns, elections or proceedings or questions concerning union representation involving any employees of either the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has any knowledge of any activities or efforts of any labor union or organization (or representatives thereof) to organize any of its employees, any demands for recognition or collective bargaining, any strikes, slowdowns, work stoppages or lock-outs of any kind, or threats thereof, by or with respect to any employees of the Company or any of its Subsidiaries, and no such activities, efforts, demands, strikes, slowdowns, work stoppages or lock-outs occurred during a three-year period preceding the date hereof. Neither the Company nor any of its Subsidiaries has engaged in, admitted committing, or been held in any administrative or judicial proceeding to have committed any unfair labor practice under the National Labor Relations Act, as amended. Except as set forth on SCHEDULE 4.09, neither the Company nor any of its Subsidiaries is involved in any industrial or trade dispute or any dispute or negotiation regarding a claim of material importance with any labor union or organization concerning its employees, and there are no controversies, claims, demands or grievances of material importance pending or, so far as the Company is aware, threatened, between the Company or any of its Subsidiaries and any of their respective employees.

    Section 4.10. ABSENCE OF CERTAIN CHANGES. Since December 31, 1996 and except (A) as set forth on SCHEDULE 4.10, (B) for the execution and delivery of this Agreement and changes in its properties or business attributable to the transactions contemplated by this Agreement, (C) as disclosed in the Company's financial statements or in the Company SEC Reports previously delivered or made available to Parent and (D) sales and purchases of investment securities in the ordinary course, neither the Company nor any of its Subsidiaries:

    (i) had any change in its financial condition or businesses, assets or liabilities, other than changes which have not had, individually or in the aggregate, a Material Adverse Effect on the Company;

    (ii) suffered any damage, destruction or loss of physical property (not adequately covered by insurance) that, individually or in the aggregate, has had a Material Adverse Effect on the Company;

   (iii) issued, sold or otherwise disposed of, or, redeemed, purchased or otherwise acquired, or agreed to issue, sell or otherwise dispose of, redeem, purchase or otherwise acquire, any capital stock or any other security of the Company or any of its Subsidiaries or granted or agreed to grant any option warrant or other right to subscribe for or to purchase any capital stock or any other security of the Company or any of its Subsidiaries;

    (iv) incurred or agreed to incur any material indebtedness for borrowed money;

    (v) paid or obligated itself to pay in excess of $500,000 in the aggregate for any fixed assets;

    (vi) intentionally omitted;

   (vii) sold, transferred, leased or otherwise disposed of, or agreed to sell, transfer, lease or otherwise dispose of, (A) any properties or assets to any director or officer of the Company or of any Subsidiary of the Company or any member of the family or any other affiliate of any of the foregoing or (B) any properties or assets having a fair market value of $250,000 or agreed to sell, transfer, lease or otherwise dispose of, any assets (other than securities) having a fair market value at the time of sale, transfer or disposition of $250,000;

  (viii) mortgaged, pledged or subjected to any material charge, lien, claim or encumbrance, or agreed to mortgage, pledge or subject to any material charge, lien, claim or encumbrance any of its material properties or assets;

    (ix) declared, set aside or paid any dividend or made any distribution (whether in cash, property or stock) with respect to any of its capital stock;

    (x) (A) increased, or agreed to increase, the compensation or bonuses or special compensation of any kind of any of its directors, officers or employees (other than insurance agents or independent contractors) over the rate being paid to them on December 31, 1996, as set forth in Schedule 4.10, other than normal merit and cost-of-living increases pursuant to customary arrangements consistently followed, or (B) paid any bonus or similar compensation to any director, officer or employee of the Company or any Subsidiary of the Company in excess of $100,000, or (C) entered into any employment, consulting or severance agreement or arrangement with any director, officer or employee (other than any agent or independent contractor) or adopted or increased any benefit under any insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any director, officer or employee (other than any agent or independent contractor);

    (xi) has terminated, or been notified in writing of the likely termination of, a material contract with a hospital or other provider, a self-insured employer, a union or other association, a government agency or a national insurance carrier or any other material contract regarding managed care services or insurance services;

   (xii) neither the Company nor any of its Subsidiaries has entered into a contract or arrangement with an individual or entity (including a network of health care providers) providing for the rendering of professional health care services by such person as an employee of or contractor to the Company (other than a provider of in-patient care) under which, during the last 12 months, the Company was obligated or became committed to pay in excess of $500,000 or under which, during the next 12 months, the Company is reasonably expected to pay or to become obligated to pay in excess of $500,000, except for such contracts that are terminable by the Company upon 90 days (or less) advance notice without penalty;

  (xiii) except as otherwise required or provided for in this Agreement and except in the ordinary course of business, made or permitted any material amendment or termination of any material contract, lease, concession, franchise, license, indenture, instrument, mortgage, note, loan or credit agreement or other obligation to which it is a party;

   (xiv) had any resignation or termination of employment of any of its key officers or employees, or become aware of any impending or threatened termination of employment, that would, individually or in the aggregate, have a Material Adverse Effect on the Company;

   (xv) had any labor trouble or concerted work stoppage or knows of any impending or threatened labor trouble or concerted work stoppage;

   (xvi) canceled, or agreed to cancel, any debts or claims over $500,000 in the aggregate or $250,000 individually other than in the ordinary course of business;

  (xvii) made any material change in its accounting methods or practices with respect to its condition, operations, business, properties, assets or liabilities;

  (xviii) entered into any material transaction not in the ordinary course of its business;

   (xix) made any charitable or political contribution or pledge in excess of $100,000 in the aggregate;

   (xx) agreed or committed to do, or authorized or approved any action looking to, any of the foregoing;

   (xxi) paid aggregate commissions to insurance agents and independent contractors for policies issued in 1996 and with normal anniversary dates of January 1, 1997 or subsequent thereto in excess of 15% of direct premiums written or;

  (xxii) made any material cash payments to insurance agents, independent contractors or brokers marketing the Company's products other than pursuant to a producer profit share agreement.

    Section 4.11. MATERIAL CONTRACTS. Except as set forth in SCHEDULE 4.11, neither the Company nor any of its Subsidiaries is a party to any written or oral:

    (i) employment or consulting contract or other contract for services involving a payment of more than $250,000 annually and that is not terminable without cost upon thirty (30) days' prior written notice;

    (ii) material lease, franchise or concession providing for a payment by any person of more than $500,000 annually and that is not terminable without cost upon thirty (30) days' prior written notice;

   (iii) loan agreement, mortgage, indenture, promissory note, financing lease or other instrument relating to any debt (in excess of $250,000 and which, in the aggregate, do not amount to more than $1,000,000); (iv) contract of purchase or sale involving more than $500,000 and that is not in the ordinary course of business;

    (v) partnership, joint venture, material license or similar agreement;

    (vi) stand-by letter of credit, guarantee or performance bond;

   (vii) contract restricting the ability of any person from freely engaging in any business or competing anywhere in the world;

  (viii) contract with an employer, a union or other association, a governmental agency or any other party regarding the provision of insurance or managed care services that has a term greater than one year and has an annual premium in any one year exceeding $1,000,000;

    (ix) contract or arrangement with an institution for the provision of in-patient or out-patient hospital or surgical services under which, during 1996, the Company was required to pay or, during 1997, the Company anticipates that it will be required to pay, in excess of $1,000,000, except for such contracts that are terminable by the Company upon 90 days (or less) advance notice without penalty;

    (x) contract or arrangement with a physician or group of physicians under which, during 1996, the Company was required to pay or, during 1997, the Company anticipates that it will be required to pay, in excess of $1,000,000, except for such contracts that are terminable by the Company upon 90 days (or less) advance notice without penalty;

    (xi) contract or any arrangement pursuant to which the Company and the Subsidiaries are provided medical malpractice insurance; or

   (xii) medical services agreement which provides for the contracting party to receive a percentage of premium revenues from the Company or a Subsidiary in exchange for the provider providing for all medical services to any group of insureds of the Company or any of its Subsidiaries; or

  (xiii) other material contract or commitment not made in the ordinary course of business.

    Each contract or other agreement listed on SCHEDULE 4.11 is in full force and effect and is valid and enforceable by the Company or a Subsidiary of the Company, as the case may be, in accordance with its terms. Except as set forth on SCHEDULE 4.11, neither the Company nor any of its Subsidiaries is in default in the observance or the performance of any term or obligation to be performed by it under any contract listed on SCHEDULE 4.11 except for such defaults the effect of which singly or in the aggregate would not have a Material Adverse Effect on the Company. To the knowledge of the Company without investigation, no other person is in default in the observance or the performance of any term or obligation to be performed by it under any material contract listed on SCHEDULE
4.11. There is currently no outstanding bid or contract proposal by the Company or any of its Subsidiaries which, if accepted or entered into, might reasonably be expected to result in a material loss to either the Company or any of its Subsidiaries. The Company has delivered or made available to Parent copies of all contracts listed in SCHEDULE 4.11.

    Section 4.12. OFFICERS AND DIRECTORS AND EMPLOYEES. The Company's 1996 Form 10-K, as modified by SCHEDULE 4.12, sets forth a list of:

    (i) The names of all directors and officers of the Company and each of its Subsidiaries;

    (ii) The name and current annual rate of compensation (including bonuses and other forms of compensation) paid by the Company and its Subsidiaries to each of its respective officers, directors and employees whose annual rate of base compensation exceeded $100,000 for the year ended December 31, 1996; and

   (iii) The names of all persons who have written employment, consulting or severance agreements or arrangements with the Company or any of its Subsidiaries if such agreement or arrangement provides for payment to such persons resulting from such person's resignation, from a change-in-control of the Company or any of its Subsidiaries or from a change in such person's responsibilities following a change-in-control; complete and correct copies of such agreements have been provided to Parent.

    Section 4.13.  TITLE TO AND CONDITION OF PROPERTIES AND ASSETS.

    (i) The Company and its Subsidiaries have good and defensible title to, or valid leasehold interests in, their respective properties and assets, whether owned or leased, including, without limitation, (i) those used in their respective businesses, and (ii) those reflected in the consolidated balance sheet of the Company as of December 31, 1996 most recently delivered to Parent (except as since sold or otherwise disposed of in the ordinary course of business and except for minor defects in title, easements, restrictive covenants and similar encumbrances or impediments that, individually or in the aggregate, do not and will not materially interfere with the ability of the Company and its Subsidiaries to use their properties or to conduct their businesses as currently conducted), in each case subject to no mortgage, pledge, conditional sales contract, lien, security interest, right of possession in favor of any third party, claim or other encumbrance (collectively "Liens"), except for (w) the lien of current Taxes (as hereinafter defined) not yet due and payable, (x) with respect to leased property, the provisions of such leases, (y) Liens granted to the Company's lenders under that certain Revolving Credit Agreement (the "Credit Facility") between the Company and Citibank, N.A. dated October 27, 1994, as amended and (z) liens, that, individually or in the aggregate, do not and will not materially interfere with the ability of the Company or any of its Subsidiaries to conduct business as currently conducted. Except as described on
SCHEDULE 4.13, subsequent to December 31, 1996, neither the Company nor any of its Subsidiaries has sold or disposed of any of their respective properties or assets or obligated themselves to do so except in the ordinary course of business. The facilities, machinery, furniture, office and other equipment of the Company and each of its Subsidiaries that are used in their respective businesses are in good operating condition and repair, subject to the ordinary wear and tear of those businesses.

    (ii) All of the real property owned or leased by the Company or any of its Subsidiaries has been maintained by the Company in compliance with all federal, state and local environmental protection, occupational, health and safety or similar laws, ordinances, restrictions, licenses and regulations, except where the failure to so maintain the property would not have a Material Adverse Effect on the Company.

    Section 4.14. PATENTS, COPYRIGHTS, SERVICE MARKS AND TRADEMARKS. Neither the Company nor any of its Subsidiaries own or licenses any patent, copyright, service mark, trademark or other intellectual property right, other than such patents, copyrights, service marks, trademarks and other intellectual property rights as are described in SCHEDULE 4.14, except for such intellectual property rights the loss of which singly or in the aggregate would not have a Material Adverse Effect on the Company. Except as set forth on SCHEDULE 4.14 and other than such as would have a Material Adverse Effect on the Company: (i) the Company and its Subsidiaries own or license all patents, copyrights, service marks, trademarks and other intellectual property rights that are necessary to the conduct of their respective businesses, (ii) all names under which the Company or any of its Subsidiaries currently conducts business are set forth in
SCHEDULE 4.14, (iii) no claim has been made, and to the Company's knowledge no basis for any such claim exists, that the Company or any of its Subsidiaries has infringed any patent, copyright, service mark, trademark or other intellectual property right of any other person and (iv) no claim has been made, and to the Company's knowledge no basis for any such claim exists, that any person has infringed on any patent, copyright, service mark, trademark or other intellectual property right of the Company or any of its Subsidiaries.

    Section 4.15.  EMPLOYEE BENEFIT PLANS

    (a) LIST OF PLANS. SCHEDULE 4.15 includes a complete and accurate list of all employee benefit plans ("Plans"), as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and material benefit arrangements that are not Plans ("Benefit Arrangements"), including, but not limited to any (A) employment or consulting agreements, (B) incentive bonus or deferred bonus arrangements, (C) arrangements providing termination allowance, severance or similar benefits, (D) equity compensation plan, (E) deferred compensation plans, (F) cafeteria plans, (G) employee assistance programs, (H) bonus programs, (I) scholarship programs, (J) vacation policies, and (K) stock option plans that are currently in effect or were maintained within three years of the Effective Date, or have been approved before the Effective Date but are not yet effective, for the benefit of directors, officers, employers or former employees (or their beneficiaries) of the Company or a Controlled Company ("Designated Plans"). For purposes of this Section 4.15, "Controlled Company" shall mean any entity that, together with the Company as of the relevant determination date under ERISA, is or was required to be treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended (the "Code") and any reference to the Company in this Section 4.15 shall also include a reference to a Controlled Company.

    (b) NO TITLE IV PLANS OR VEBAS. Neither the Company nor any entity (whether or not incorporated) that was at any time during the six years before the Effective Date treated as a single employer together with the Company under
Section 414 of the Code has ever maintained, had any obligation to contribute to or incurred any liability with respect to a pension plan that is or was subject to the provisions of Title IV of ERISA or Section 412 of the Code. Neither the Company nor any entity (whether or not incorporated) that was at any time during the six years before the Effective Date treated as a single employer together with the Company under Section 414 of the Code has ever maintained, had an obligation to contribute to, or incurred any liability with respect to a multiemployer pension plan as defined in Section 3(37) of ERISA. During six years before the Effective Date, the Company has not maintained, had an obligation to contribute to or incurred any liability with respect to a voluntary employees beneficiary association that is or was intended to satisfy the requirements of Section 501(c)(9) of the Code.

    (c) DISCLOSED PLANS. With respect to each Designated Plan, the Company has delivered to Parent, as applicable, true and complete copies of (A) all written documents comprising such Plan or each Benefit Arrangement (including amendments and individual agreements relating thereto), (B) the trust, group annuity contract or other document that provides for the funding of the Designated Plan or the payment of Designated Plan benefits, (C) the three most recent annual Form 5500, 990 and 1041 reports (including all schedules thereto) filed with respect to the Designated Plan, (D) the most recent actuarial report, valuation statement or other financial statement, (E) the most recent Internal Revenue Service ("IRS") determination letter and all rulings or determinations requested from the IRS after the date of that determination letter, (F) the summary plan description currently in effect and all material modifications thereto, and (G) all other correspondence from the IRS or Department of Labor received that relate to one or more of the Designated Plans with respect to any matter, audit or inquiry that is still pending. All information provided by the Company and its Subsidiaries to the individuals who prepared any such financial statements was true, correct and complete in all material respects. Each financial or other report delivered to Parent pursuant hereto is accurate in all material respects, and there has been no material adverse change in the financial status of any Designated Plan since the date of the most recent report provided with respect thereto.

    (d) COMPLIANCE WITH LAW. Except as set forth in SCHEDULE 4.15, the Company has operated, and has caused its appointees and nominees to operate, each Designated Plan in a manner which is in compliance with the terms thereof and with all applicable law, regulations and administrative agency rulings and requirements applicable thereto, except the violation of which would not have a Material Adverse Effect on the Company. Except as otherwise disclosed in
SCHEDULE 4.15, with respect to each Designated Plan that is a Plan (A) the Plan is in compliance with ERISA in all material respects, including but not limited to all reporting and disclosure requirements of Part 1 of Subtitle B of Title I of ERISA, (B) the appropriate Form 5500 has been timely filed, for each year of its existence, (C) there has been no transaction described in sections 406 or 407 of ERISA or section 4975 of the Code relating to the Plan unless exempt under section 408 of ERISA or section 4975 of the Code, as applicable, and (D) the bonding requirements of section 412 of ERISA have been satisfied.

    (e) CONTRIBUTIONS. Full payment has been made of all amounts which the Company or a Controlled Company is required, under applicable law or under any Designated Plan or any agreement related to any Designated Plan to which the Company or a Controlled Company is a party, to have paid as contributions thereto as of the last day of the most recent fiscal year of each Designated Plan ended prior to the date hereof. Benefits under all Designated Plans are as represented in the governing instruments provided pursuant to (i) above, and have not been increased subsequent to the date as of which documents have been provided.

    (f) TAX QUALIFICATION. Each Designated Plan, as amended to date, that is intended to be qualified under Section 401(a) and 501(a) of the Code has been determined to be so qualified by the IRS, has been submitted to the IRS for a determination with respect to such qualified status or the remedial amendment period established under Section 402(b) of the Code with respect to the Designated Plan will not have expired prior to the Effective Date. Except as disclosed on SCHEDULE 4.15, no facts have occurred which if known by the IRS could cause disqualification of any such Plan.

    (g) TAX OR CIVIL LIABILITY. Neither the Company nor a Controlled Company has participated in, or is aware of, any conduct that could result in the imposition upon the Company of any excise tax under Sections 4971 through 4980B of the Code or civil liability under Section 502(i) of ERISA with respect to any Designated Plan.

    (h) CLAIMS LIABILITY. There is no action, claim or demand of any kind (other than routine claims for benefits) that has been brought or, to the Company's knowledge, threatened against, or relating to, any Designated Plan, and the Company has no knowledge of any pending investigation or administrative review by any Governmental Entity relating to any Designated Plan.

    (i) RETIREE WELFARE COVERAGE. Except as set forth in SCHEDULE 4.15, no Designated Plan provides any health, life or other welfare coverage to employees of the Company or a Controlled Company beyond termination of their employment with the Company or a Controlled Company by reason of retirement or otherwise, other than coverage as may be required under Section 4980B of the Code or Part 6 of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.

    (j) NO EXCESS PARACHUTE PAYMENTS. No amount that could be received (whether in cash or property or the vesting of property) as a result of any of transactions contemplated by this Agreement by any employee, officer or director of the Company or a Controlled Company who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Designated Plan currently in effect would be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

    Section 4.16. TRANSACTIONS WITH OFFICERS, DIRECTORS AND OTHERS. Except as set forth on SCHEDULE 4.16, no director, officer or affiliate of the Company, or any member of the immediate family or any other affiliate of any of the foregoing, is a party to business arrangements or relationships of any kind with the Company or its Subsidiaries in which the amount involved exceeds $60,000, or, to the knowledge of the Company, owns or has an ownership interest in any corporation (in excess of 5% of any publicly traded corporation) or other entity that is a party to, or in any property which is the subject of any such business arrangements.

    Section 4.17.  INSURANCE MATTERS--REINSURANCE AND COINSURANCE.  SCHEDULE
4.17 contains a list of all reinsurance or coinsurance treaties or agreements to which the Company or any of its Subsidiaries is a party. All such treaties or agreements as set forth in such Schedule are valid, binding and in full force and effect in accordance with their terms (except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies); and neither the Company nor its Insurance Subsidiaries nor, to the Company's knowledge, any other party thereto is in default as to any provision thereof, except for such defaults the effect of which singly or in the aggregate would not have a Material Adverse Effect on the Company, and none of such agreements contains any provision (A) providing that any other party thereto may terminate such agreement or declare a default or seek damages thereunder by reason of the transactions contemplated by this Agreement or (B) which would be altered or otherwise become applicable by reason of such transactions. The Company does not know of any facts or events that could cause the financial condition of any party to any such agreement to be impaired to such an extent that a default thereunder may be reasonably anticipated.

    Section 4.18.  TAXES.

    (a)  DEFINITIONS.  For purposes of this Agreement:

        (i) "Returns" means any returns, reports or statements (including any information returns) required to be filed for purposes of a particular Tax.

        (ii) "Tax" or "Taxes" means all federal, state, local or foreign net or gross income, gross receipts, net proceeds, premium, capital, sales, use, ad valorem, value added, franchise, withholding, payroll, employment, disability, workers' compensation, excise, property, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

       (iii) "Taxing Authority" means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction, or any foreign jurisdiction, having or purported to exercise jurisdiction with respect to any Tax.

    (b)  TAX REPRESENTATIONS.  Except as set forth in SCHEDULE 4.18:

        (i) All Returns required to have been filed on or before the date hereof by or with respect to the Company or any of its Subsidiaries or any affiliated, combined, consolidated, unitary or similar group of which the Company or its Subsidiaries is or was a member (a "Relevant Group") with any Taxing Authority have been duly and timely filed, and each such Return correctly and completely reports all material information required to be reported thereon. All Taxes of the Company or its Subsidiaries or any member of a Relevant Group (whether or not shown on any Return) with respect to any period ending on or before the date hereof have been paid or are duly reserved for in the financial statements of the Company and its Subsidiaries for such period.

        (ii) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

       (iii) the Company is not currently under audit by any Taxing Authority with respect to any material Return. The Company's consolidated federal income tax returns have been audited through December 31, 1992. No claim is pending by any Taxing Authority in a jurisdiction in which the Company or any of its Subsidiaries does not file Returns, that it is subject to Taxation in that jurisdiction.

        (iv) Other than agreements among the Company and its Subsidiaries, neither the Company nor any of its Subsidiaries is a party to any tax allocation or tax sharing agreement.

        (v) Neither the Company nor any of its Subsidiaries is a "consenting corporation" within the meaning of Section 341(f)(1) of the Code or comparable provisions of any state statute, and none of the assets of the Company or its Subsidiaries is subject to any election under Section 341(f) of the Code or comparable provisions of any state statutes.

        (vi) Neither the Company nor any of its Subsidiaries has received or requested any ruling of a Taxing Authority relating to Taxes or entered into any material written or legally binding agreement with a Taxing Authority relating to Taxes.

       (vii) Neither the Company nor any of its Subsidiaries (1) has or is projected to have a material amount includable in its income for the current taxable year under Section 951 of the Code, (2) has been a passive foreign investment company within the meaning of Section 1296 of the Code, and neither the Company nor any of its Subsidiaries is a shareholder, directly or indirectly in any passive foreign investment company, or (3) has a material unrecaptured overall foreign loss within the meaning of Section 940(f) of the Code.

      (viii) Neither the Company nor any of its Subsidiaries is, or at any time has been, subject to (1) the dual consolidated loss provisions of Section 1503(d) of the Code, (2) the overall foreign loss provisions of Section 904(f) of the Code, or (3) the recharacterization provisions of Section 952(c)(2) of the Code.

        (ix) None of the assets of the Company or any of its Subsidiaries constitutes tax-exempt bond financed property or tax-exempt use property, within the meaning of Section 168 of the Code. Neither the Company nor any of its Subsidiaries is a party to any "safe harbor lease" that is subject to the provisions of Section 168(f)(3) of the Internal Revenue Code as in effect prior to the Tax Reform Act of 1986, or to any "long-term contract" within the meaning of Section 460 of the Code.

        (x) Neither the Company nor any of its Subsidiaries has any material (1) deferred gain or loss arising out of any deferred intercompany transaction or (2) income which will be reportable in a period ending after the Closing which is attributable to a transaction occurring in, or a change in accounting method made for, a period ending on or prior to the Closing.

        (xi) Neither the Company nor any of its Subsidiaries is a party to any written, oral or implied agreement or obligation to provide any "covered employee," as defined in Section 162(m)(3) of the Code, with remuneration in excess of $1 million, that would be disallowed as a deduction for Federal income tax purposes pursuant to Section 162(m) of the Code.

    Section 4.19. OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Bear, Stearns & Co. dated the date hereof, to the effect that the Merger Consideration is fair, from a financial point of view, to the stockholders of the Company. The Company has delivered a true and complete copy of this opinion to Parent.

    Section 4.20. INVESTMENT COMPANY ACT. Neither the Company nor any of its Subsidiaries is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

    Section 4.21. VOTE REQUIRED. The affirmative vote of a majority of the votes that holders of the outstanding shares of the Company Common Stock are entitled to cast is the only vote of the holders of any class or series of the Company capital stock or Voting Debt necessary to approve this Agreement and the transactions contemplated hereby.

    Section 4.22. APPLICABILITY OF DGCL 203. Assuming the accuracy of the representations contained in Section 5.7, the provisions of Section 203 of the DGCL will not apply to this Agreement or any of the transactions contemplated hereby.

    Section 4.23.  ENVIRONMENTAL MATTERS.

    (a) No notice, notification, demand, request for information, citation, summons, complaint or order has been received, no complaint has been filed, no penalty has been assessed and no investigation is pending or has been threatened (each, an "Action") by any Governmental Entity or other party with respect to any (i) alleged violation by the Company or any of its Subsidiaries of any Environmental Law, (ii) alleged failure by the Company or any such Subsidiary to have any environmental permit, certificate, license, approval, registration or authorization required in connection with the conduct of its business or (iii) Regulated Activity, in each case where such Action has had, or would have, a Material Adverse Effect on the Company.

    (b) Neither the Company nor any of its Subsidiaries has any material Environmental Liabilities and there has been no release of Hazardous Substances into the environment or violation of any Environmental Law by the Company or any such Subsidiary or with respect to any of their respective properties which has had, or would reasonably be expected to have a Material Adverse Effect on the Company.

    (c) For the purposes of this Agreement, the following terms have the following meanings:

    "Environmental Laws" shall mean any and all Federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions and governmental restrictions relating to human health, the environment or to emissions, discharges or releases of Hazardous Substances into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances or the clean-up or other remediation thereof.

    "Environmental Liabilities" shall mean all liabilities which (i) arise under or relate to Environmental Laws and (ii) relate to Regulated Activities occurring or conditions existing on or prior to the Effective Date.

    "Hazardous Substances" shall mean any pollutants, contaminants, toxic, radioactive, caustic or otherwise hazardous substance or waste, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics that is regulated under or by any applicable Environmental Law.

    "Regulated Activity" shall mean any generation, treatment, storage, recycling, transportation, disposal or release of any Hazardous Substances.

    Section 4.24. ACCREDITATION'S. Except as set forth in SCHEDULE 4.24, none of the Company or its Subsidiaries has been denied or failed to obtain any accreditation by any health maintenance organization or insurance accreditation agency from who the Company sought accreditation.

    Section 4.25. CHANGE OF CONTROL PAYMENTS. Except as set forth on SCHEDULE 4.25, no broker, investment banker, officer, employee or other person will be entitled to any payment upon the consummation of the Merger (including payments which are not required to be made unless an event subsequent to the consummation of the Merger occurs) based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. This provision is intended to include, without limitation, broker fees, investment banker fees, consultant fees, severance payments and fees payable under non-competition and other contractual provisions.

                                   ARTICLE V
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

    Parent and Sub represent and warrant to the Company as follows:

    Section 5.1 ORGANIZATION; STANDING AND POWER. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership of leasing of its properties makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on Parent.

    Section 5.2 AUTHORITY. Parent and Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub and constitutes a valid and binding obligation of Parent and Sub enforceable against each in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any Violation pursuant to any provision of the Articles of Incorporation or Bylaws of Parent and Sub, except (i) as set forth on SCHEDULE
5.2 or (ii) result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Designated Plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any Subsidiary of Parent or their respective properties or assets, which Violation would have a Material Adverse Effect on Parent. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the transactions contemplated hereby, the failure to obtain which would have a Material Adverse Effect on Parent, except for (i) the filing of a premerger notification report by Parent under the HSR Act, (ii) the filing with the SEC as may be required by the Securities Act or Exchange Act in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Merger Filing with the Secretary of State of the State of Delaware and (iv) the State Approvals and State Takeover Approvals.

    Section 5.3 INFORMATION SUPPLIED. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to stockholders of the Company and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

    Section 5.4 INTERIM OPERATIONS OF SUB. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

    Section 5.5 FINANCING. Parent has on hand or available through committed bank facilities all of the funds necessary to consummate the Merger and the transactions contemplated hereby on a timely basis and to pay any and all related fees and expenses.

    Section 5.6 BROKERS. No broker, investment banker or other person, other than Morgan Stanley & Co., the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

    Section 5.7 OWNERSHIP OF COMPANY STOCK. As of the date hereof, Parent beneficially owns approximately 1,050,000 shares of Company Common Stock.

                                   ARTICLE VI
                     CONDUCT OF BUSINESS PENDING THE MERGER

    Section 6.1. CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. Prior to the Effective Date, unless Parent shall otherwise agree in writing:

    (a) Except as set forth in SCHEDULE 6.1(A), the Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and shall, and shall cause its Subsidiaries to, use their best efforts to preserve intact their present business organizations and preserve their relationships with customers, suppliers and others having business dealings with them. The Company shall, and shall cause its Subsidiaries to, (a) maintain insurance coverages and its books, accounts and records in the usual manner consistent with prior practices, (b) comply in all material respects with all laws, ordinances and regulations of Governmental Entities applicable to the Company and its subsidiaries, (c) maintain and keep its properties and equipment in good repair, working order and condition, ordinary wear and tear excepted, and (d) perform in all material respects its obligations under all material contracts and commitments to which it is a party or by which it is bound;

    (b) Except as set forth in SCHEDULE 6.1(B) and except as required by this Agreement, the Company shall not and shall not propose to (i) sell or pledge or agree to sell or pledge any capital stock owned by it in any of its subsidiaries, (ii) amend its Certificate of Incorporation or By-laws, (iii) split, combine or reclassify its outstanding capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or declare, set aside or pay any dividend or other distribution payable in cash, stock or property, or
(iv) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of Company capital stock;

    (c)  The Company shall not, nor shall it permit any of its Subsidiaries to,
(i) issue, deliver or sell or agree to issue, deliver or sell any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, any indebtedness having the right to vote on which the Company's stockholders may vote or any option, rights or warrants to acquire, or securities convertible into, shares of capital stock other than issuances of Company Common Stock pursuant to employment agreements as in effect on the date hereof, the exercise of stock options outstanding on the date hereof or granted prior to the Effective Date, (ii) acquire, lease or dispose or agree to acquire, lease or dispose of any capital assets or any other assets other than in the ordinary course of business, (iii) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, or encumber or grant a security interest in any asset or make any loans, advances or capital contribution to, or investments in, any other person, other than to the Company in any wholly owned Subsidiaries of the Company or enter into any other transaction other than in each case in the ordinary course of business consistent with past practice, (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

    (d) Except as disclosed in SCHEDULE 6.1(D), the Company shall not, nor shall it permit any of its Subsidiaries to, except as required to comply with applicable law and except as provided in Section 3.4 hereof, (i) enter into any new (or amend any existing) Company Benefit Plan or any new (or amend any existing) employment, severance or consulting agreement, (ii) grant any general increase in the compensation of directors, officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or (iii) grant any increase in the compensation payable or to become payable to any director, officer or employee, except in any of the foregoing cases in accordance with pre-existing contractual provisions or, in the case of clause (iii), increases for employees in the ordinary course of business consistent with past practice.

    (e) The Company shall not, nor shall it permit any of its Subsidiaries to, make any investments in non-investment grade securities exceeding $100,000 in the aggregate.

    Section 6.2. CONDUCT OF BUSINESS BY PARENT PENDING THE MERGER. Prior to the Effective Date, unless the Company shall otherwise agree in writing or except as otherwise required by this Agreement, Parent shall, and shall cause its Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted except where the failure to so act would not adversely affect Parent's ability to pay the aggregate Merger Consideration payable to the Company's stockholders.

    Section 6.3. CONDUCT OF BUSINESS OF SUB. During the period from the date of this Agreement to the Effective Date, Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

                                  ARTICLE VII
                             ADDITIONAL AGREEMENTS

    Section 7.1. ACCESS AND INFORMATION. The Company and its Subsidiaries shall afford to Parent and to Parent's accountants, counsel, financial advisers and other representatives reasonable access during normal business hours (and at such other times as the parties may mutually agree) throughout the period prior to the Effective Date to all of its properties, books, contracts, commitments, records and personnel and, during such period, the Company shall furnish promptly to Parent (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. Each of the Company and Parent shall hold, and shall cause their respective employees and agents to hold, in confidence all such information in accordance with the terms of the Confidentiality Agreement dated May 1, 1996 between Parent and the Company, as amended on April 15, 1997 (the "Confidentiality Agreement").

    Section 7.2. PROXY STATEMENT. Parent and the Company shall cooperate and promptly prepare, and the Company shall file with the SEC as soon as practicable, the Proxy Statement, which shall comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. The Company shall use all reasonable efforts, and Parent will cooperate with the Company, to have the Proxy Statement cleared by the SEC as promptly as practicable. The Company shall, as promptly as practicable, provide copies of any written comments received from the SEC with respect to the Proxy Statement to Parent and advise Parent of any oral comments with respect to the Proxy Statement received from the SEC. Parent agrees that none of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Company Meeting, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company agrees that none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Company Meeting, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes of the foregoing, it is understood and agreed that information concerning or related to Parent

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will be deemed to have been supplied by Parent and information concerning or related to the Company and the Company Meeting shall be deemed to have been supplied by the Company. The Company will provide Parent with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement prior to filing such with the SEC, and will provide Parent with a copy of all such filings made with the SEC. No amendment or supplement to the information supplied by Parent for inclusion in the Proxy Statement shall be made without the approval of Parent, which approval shall not be unreasonably withheld or delayed.

    Section 7.3. COMPANY STOCKHOLDER APPROVAL. The Company will use its best efforts to obtain the necessary approvals by its stockholders of the Merger, this Agreement and the transactions contemplated hereby.

    Section 7.4. EMPLOYEE MATTERS. (a) The employees of the Company and each Subsidiary as of the Effective Date shall continue employment with the Surviving Corporation and the Subsidiaries, respectively, in the same positions and at the same level of wages and/or salary and without having incurred a termination of employment or separation from service; PROVIDED, HOWEVER, that the foregoing shall not constitute any commitment, contract, understanding or guarantee (express or implied) on the part of the Surviving Corporation of a post-Effective Date employment relationship of any term or duration or on any terms other than those the Surviving Corporation may establish. Employment of any of the employees by the Surviving Corporation shall be "at will" and may be terminated by the Surviving Corporation at any time for any reason (subject to any legally binding agreement, or any applicable laws or any arrangement or commitment); PROVIDED, FURTHER, that no provision of this Agreement shall create any third-party beneficiary with respect to any employee (or dependent thereof) of the Company or any of its Subsidiaries in respect of continued employment or resumed employment. As of the Effective Date, the Surviving Corporation shall be the sponsor of the Company's option plans immediately prior to the Effective Date, and Parent shall cause the Surviving Corporation and the Subsidiaries to satisfy all obligations and liabilities under such option plans. Until at least December 31, 1997, Parent shall maintain employee benefits and programs for officers and employees of the Company and its Subsidiaries that are no less favorable in the aggregate than those being provided to such officers and employees on the date hereof (it being understood that Parent will not be obligated to continue any one or more employee benefits or programs). To the extent any employee benefit plan, program or policy of the Parent or its affiliates is made available to the employees of the Surviving Corporation or its Subsidiaries, (i) service with the Company and its Subsidiaries by any employee prior to the Effective Date shall be credited for eligibility and vesting purposes under such plan, program or policy, but not for benefit accrual purposes, and (ii) with respect to any welfare benefit plans to which such employees may become eligible, Parent shall cause such plans to provide credit for any co-payments or deductibles by such employees and waive all pre-existing condition exclusions and waiting periods, other than limitations or waiting periods that have not been satisfied under any welfare plans maintained by the Company and the Subsidiaries for their employees prior to the Effective Date. Parent shall honor or cause to be honored all severance and employment agreements with the Company's officers and employees to the extent disclosed in the Schedules to this Agreement.

    Section 7.5. INDEMNIFICATION. (a) From and after the Effective Date, Parent shall indemnify, defend and hold harmless the officers, directors and employees of the Company and its subsidiaries who were such at any time prior to the Effective Date (the "Indemnified Parties") from and against all losses, expenses, claims, damages or liabilities arising out of the transactions contemplated by this Agreement to the fullest extent permitted or required under applicable law, including without limitation the advancement of expenses. Parent agrees that all rights to indemnification existing in favor of those persons provided for in the Company's Certificate of Incorporation or By-Laws, as in effect as of the date hereof, with respect to matters occurring through the Effective Date, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Date. Parent agrees to cause the Surviving Corporation to maintain in effect for not less than six years after the Effective Date the current policies of

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directors' and officers' liability insurance maintained by the Company with respect to matters occurring on or prior to the Effective Date; PROVIDED, HOWEVER, that the Surviving Corporation may substitute therefor policies of at least the same coverage (with carriers comparable to the Company's existing carriers) containing terms and conditions which are no less advantageous to the Indemnified Parties; PROVIDED, FURTHER, that Parent shall not be required in order to maintain or procure such coverage to pay an annual premium in excess of 150% of the current annual premium paid by the Company for its existing coverage (the "Cap"); and PROVIDED, FURTHER, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Parent shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

    (b) Any Indemnified Party will promptly notify the Parent and the Surviving Corporation of any claim, action, suit, proceeding or investigation for which such party may seek indemnification under this Section; PROVIDED, HOWEVER, that the failure to furnish any such notice shall not relieve Parent or the Surviving Corporation from any indemnification obligation under this Section except to the extent Parent or the Surviving Corporation is materially prejudiced thereby. In the event of any such claim, action, suit, proceeding, or investigation, (x) Parent or the Parent and Surviving Corporation will have the right to assume the defense thereof, and Parent and the Surviving Corporation will not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred thereafter by such Indemnified Parties in connection with the defense thereof, except that all Indemnified Parties (as a group) will have the right to retain one separate counsel, reasonably acceptable to such Indemnified Party and Parent, at the expense of the indemnifying party if the named parties to any such proceeding include both the Indemnified Party and the Surviving Corporation and the representation of such parties by the same counsel would be inappropriate due to a conflict of interest between them, (y) the Indemnified Parties will cooperate in the defense of any such matter, and
(z) the Surviving Corporation will not be liable for any settlement effected without its prior written consent.

    Section 7.6. BEST EFFORTS. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, and the other transactions contemplated by this Agreement, including (a) promptly making their respective filings and thereafter making any other required submission under the HSR Act, (b) diligently opposing any objections to, appeals from or petitions to reconsider or reopen any such approval by persons not a party to this Agreement, (c) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity, (d) the obtaining of all necessary consents, approvals or waivers from third parties, (e) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (f) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that the Company and Parent shall not be under any obligation to take any action to the extent that their respective Board of Directors shall conclude in good faith, after consultation with their respective outside counsel, that such action could be inconsistent with such Board of Director's fiduciary obligations under applicable law and, PROVIDED FURTHER, that in satisfying their obligations set forth above neither Parent nor Sub shall be obligated to dispose or to agree to dispose any assets of either Parent or the Company or their respective Subsidiaries, nor shall Parent or Sub be required to agree to any conditions as a prerequisite to obtaining any such approvals (other than any conditions that are ministerial in nature or are customary for transactions of a similar nature).

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    Section 7.7.  PUBLIC ANNOUNCEMENTS.  Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange.

    Section 7.8. ALTERNATIVE PROPOSALS. Prior to the Effective Date, the Company agrees: (a) that neither it nor any of its Subsidiaries shall, and it shall direct and use its best efforts to cause its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Alternative Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or release any third party from any obligations under any existing standstill agreement or arrangement relating to any Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and it will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 7.8; and (c) that it will notify Parent immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; PROVIDED, HOWEVER, that nothing contained in this Section 7.8 shall prohibit the Board of Directors of the Company from furnishing information to any person or entity that makes an Alternative Proposal, if, and only to the extent that, (A) the Board of Directors of the Company determines in good faith after consultation with outside counsel that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law, (B) the Alternative Proposal is a Superior Proposal, (C) the Company provides Parent with a true and complete copy of such proposal as soon as practicable after the receipt thereof, and (D) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal. Nothing in this Section 7.8 shall
(x) permit the Company to terminate this Agreement (except as specifically provided in Article IX hereof), (y) permit the Company to have discussions, negotiations or to enter into any agreement with respect to an Alternative Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, the Company shall not enter into any discussion, negotiation or agreement with any person that provides for, or in any way facilitates, an Alternative Proposal (other than a confidentiality agreement in customary form)), or (z) affect any other obligation of the Company under this Agreement. As used in this Agreement, a "Superior Proposal" means a bona fide written offer to acquire the Company pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of assets, business combinations or other similar transaction (which offer shall not be subject to any conditions that are more onerous to the Company than the conditions to Parent and Sub's obligations to consummate the Merger; provided, however, that such offer may be subject to confirmatory due diligence to be effected within a five (5) business day period): (i) that the Board of Directors of the Company determines, in good faith after consultation with a nationally recognized investment banking firm which provided a written opinion to such effect, provides a higher value per share to the stockholders of the Company than the Merger Consideration after taking into account, among other things, the reasonable likelihood the Effective Date will occur as compared to when the closing of such Alternative Proposal will occur; (ii) that is not subject to any financing condition (and the offeror has on hand funds available or committed financing to consummate the offer and the transactions contemplated; thereby); (iii) does not have any condition to closing or rights to terminate more onerous to the Company than the

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provisions set forth in Articles VIII or IX hereof; and (iv) does not involve any substantive legal impediments that are reasonably likely to prevent such Alternative Proposal from closing.

    Section 7.9. ADVICE OF CHANGES; SEC FILINGS. The Company shall confer on a regular basis with Parent on operational matters. Parent and the Company shall promptly advise each other orally and in writing of (i) any change or event that has had, or could reasonably be expected to have, a Material Adverse Effect on Parent or the Company, as the case may be, (ii) any litigation or governmental complaints, investigation or hearings (or communication indicating that the same may be contemplated), or (iii) the breach in any material respect of any representation or warranty contained herein. The Company and Parent shall promptly provide each other (or their respective counsel) copies of all filings made by such party with the Commission or any other Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

    Section 7.10. FEE AND EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, except as provided in Section 9.5.

    Section 7.11. AMENDMENT TO THE COMPANY RIGHTS AGREEMENT. The Company, in accordance with the terms and provisions of the Company Rights Agreement and as promptly as practicable on or after the date hereof, shall amend the Company Rights Agreement so as to exclude the Merger and the transaction contemplated by this Agreement from the Company Rights Agreement.

    Section 7.12. P&C COMMITMENTS. (a) Parent and Sub shall (i) on and following the Effective Date, perform or discharge all obligations of the Company not previously performed and discharged pursuant to those certain agreements by and between the Company and Center Reinsurance Company of New York set forth on SCHEDULE 7.12 hereto (the "Centre Re Agreements") or (ii) in lieu of such performance or discharge, shall enter into an alternative arrangement satisfactory to the State of Florida, ex rel, The Department of Insurance (the "Department").

    (b) At the Closing, Parent agrees to perform one of the following actions:
(x) to make (i) a capital contribution to P&C of an amount equal to the statutory deficit of P&C as of the Closing and (ii) to commit to make additional contributions, from time to time, in order to remove any statutory deficits thereafter incurred by P&C; (y) to pay the closing premium required, and cause PCA and it's subsidiaries to perform all of their obligations, under the terms of the Centre Re Agreements; or (z) to enter into such other arrangements as the Department, in its sole discretion, determines is acceptable.

    Section 7.13. ASSUMPTION OF DEBT OBLIGATIONS. Sub shall assume or repay all debt obligations of the Company on the Effective Date.

    Section 7.14. ESCROW DEPOSIT. (a) Simultaneously with the execution of this Agreement, Parent made a $15 million payment (the "Escrow Deposit") into an escrow account established by the Department for the benefit of P&C, the terms of which account are set forth in Schedule 7.14. In consideration of making such payment, the Company hereby grants Parent the right (the "Option") to purchase for $0.01 per share a number of shares of Company Common Stock equal to $15 million divided by 70% of the average closing prices of the Company Common Stock for the five trading days immediately prior to the exercise of the Option (as such prices are reported by the NASD National Market System or such other principal trading market on which the Company Common Stock then trades). Parent's right to exercise the Option is subject to (a) the termination of this Agreement (the "Termination"), (b) the Escrow Deposit not having been returned to Parent and (c) the obtaining by Parent of all required governmental and regulatory approvals for such purchase of Company Common Stock. The Option is exercisable in whole upon 90 days prior written notice to the Company, provided that the Option may be exercised from time to time in part to the extent Parent is unable to acquire all of the remaining shares of Company Common Stock subject to the Option by reason of governmental or regulatory approvals. Parent's right to give notice

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of exercise of the Option shall expire upon the later of (i) six months following the Termination or (ii) 30 days after receipt of all required governmental or regulatory approvals.

    (b) The Company represents and warrants to Parent that the shares of Common Stock issuable upon exercise of the Option shall be validly issued, fully paid and non-assessable.

    (c) In lieu of issuing any shares of Company Common Stock subject to the Option, the Company may, prior to the exercise of any part of the Option, cancel the Option by paying to the Company the sum of $15 million plus interest from the date of execution of this Agreement to the date of payment at a rate per annum of 10%.

    (d) Upon the issuance of any shares of Company Common Stock, the Company shall file a registration statement with the Securities and Exchange Commission (the "Commission") covering such shares of Company Common Stock and any other shares of Company Common Stock to be issued thereafter pursuant to the Option. The Company shall use its best efforts to cause the Commission to declare the registration statement effective and cause the registration statement to remain effective for two years thereafter. The Company will assist Parent in effecting an underwritten offering, upon customary terms and conditions, with respect to such shares of Company Common Stock with an underwriter of national standing selected by Parent.

                                  ARTICLE VIII
                              CONDITIONS PRECEDENT

    Section 8.1.  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the following conditions:

    (a) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the holders of the Company Common Stock.

    (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

    (c) No preliminary or permanent injunction or other order by any federal or state court in the United States of competent jurisdiction which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its best efforts to have any such injunction lifted).

    (d) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Date and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a Material Adverse Effect on the business of Parent and the Company (and their respective Subsidiaries) following the Effective Date.

    (e) All consents, authorizations, orders and approvals required under federal or state statutes regulating managed care, health maintenance organizations or insurance organizations required in connection with the execution, delivery and performance of this Agreement shall have been obtained, except where the failure to have obtained any such consent, authorization, order or approval, would not have a material affect on the ability of the Company and its Subsidiaries to continue to conduct their respective businesses.

    Section 8.2.  CONDITION TO OBLIGATION OF THE COMPANY TO EFFECT THE
MERGER. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the condition, unless waived by the Company, that Parent and Sub shall have performed in all material

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respects their agreements contained in this Agreement required to be performed on or prior to the Effective Date, and the representations and warranties of Parent and Sub contained in this Agreement shall be true and correct when made and on and as of the Effective Date as if made on and as of such date (except to the extent they relate to a particular date), except where the failure of such representations and warranties to be true and accurate when considered in the aggregate (without giving effect to any limitation as to "materiality" or material adverse effect set forth therein) would not have a Material Adverse Effect on Parent.

    Section 8.3. CONDITIONS TO OBLIGATIONS OF PARENT AND SUB TO EFFECT THE MERGER. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the condition, unless waived by Parent, that (i) the Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Date, (ii) the representations and warranties of the Company contained in this Agreement shall be true and correct when made and on and as of the Effective Date as if made on and as of such date (except to the extent they relate to a particular date), except where the failure of such representation and warranties to be true and accurate when considered in the aggregate (without giving effect to any limitation as to "materiality" or material adverse effect set forth therein) would not have a Material Adverse Effect on the Company and (iii) the Department shall have entered into the Consent Order included in SCHEDULE 8.3 and such Consent Order shall remain in full force and effect.

                                   ARTICLE IX
                       TERMINATION, AMENDMENT AND WAIVER

    Section 9.1. TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Date, before or after the approval of this Agreement by the stockholders of the Company, by the mutual consent of Parent and the Company.

    Section 9.2. TERMINATION BY EITHER PARENT OR THE COMPANY. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Parent or the Company if (a) the Merger shall not have been consummated by October 31, 1997, or (b) the approval of the Company's stockholders required by Section 3.5 shall not have been obtained at the Company Meeting or at any adjournment or postponement thereof, or (c) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (c) shall have used best efforts to remove such injunction, order or decree; and provided, in the case of a termination pursuant to clause (a) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger.

    Section 9.3. TERMINATION BY THE COMPANY. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Date, before or after the adoption and approval by the stockholders of the Company referred to in Section 3.5, by action of the Board of Directors of the Company, if:

    (a) There is a Superior Proposal and: (i) the Board of Directors of the Company determines in good faith after consultation with the Company's outside counsel that the failure to approve such offer would not be consistent with the fiduciary duties to stockholders of the Board of Directors of the Company; (ii) five business days shall have elapsed after delivery to Parent of a written notice by the Company informing Parent that the Board of Directors of the Company has determined that a Superior Proposal has been made and during such five business-day period the Company shall have fully cooperated with Parent

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in good faith with the intent of enabling Parent to agree to a modification of the terms and conditions of this Agreement (including the Merger Consideration) so that the Alternative Proposal would not constitute a Superior Proposal as compared to the terms and conditions of this Agreement as proposed to be modified by Parent (the "Modified Agreement"); and (iii) at the end of such five business-day period, the Board of Directors of the Company shall continue to determine in good faith (after consultation with a nationally recognized investment banking firm which provided a written opinion to such effect) that such Alternative Proposal continues to constitute a Superior Proposal as compared to the Modified Agreement; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this clause shall not be available (A) if the Company has breached in any material respect its obligations under Section 7.8, or (B) if, prior to or concurrently with any purported termination pursuant to this clause, the Company shall not have paid the fee contemplated by Section 9.5;

    (b) There has been a breach by Parent or Sub of any representation or warranty contained herein that would have a material adverse effect on Parent's or Sub's ability to perform its obligations under this Agreement and which breach has not been cured within five (5) business days following receipt by Parent or Sub of notice of the breach;

    (c) There has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Parent, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to Parent.

    Section 9.4. TERMINATION BY PARENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Date, by action of the Board of Directors of Parent, if:

    (a) The Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of this Agreement or the Merger or shall have recommended an Alternative Proposal to the Company stockholders;

    (b) There has been a breach by the Company of any representation or warranty contained herein which has had, or would be reasonably expected to have, a Material Adverse Effect on the Company and which breach has not been cured within five (5) business days following receipt by the Company of notice of such breach; or

    (c) There has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the Company, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the Company.

    Section 9.5.  EFFECT OF TERMINATION AND ABANDONMENT.  (a) In the event that
(i) (x) any person shall have made an Alternative Proposal and thereafter this Agreement is terminated either by the Company pursuant to Section 9.3(a) or by either party pursuant to Section 9.2(b) or (y) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of this Agreement or the Merger or shall have recommended an Alternative Proposal to the Company stockholders and Parent shall have terminated this Agreement pursuant to Section 9.4(a), then the Company shall promptly, but in no event later than two days after such termination, pay Parent a fee of $17 million, plus documented out-of-pocket expenses incurred by Parent in connection with the transactions completed hereby not to exceed $1.5 million (collectively, the "Payment") or (z) this Agreement is terminated for any reason other than those set forth in clauses (x) or (y) above (other than pursuant to Section 9.3(b) or (c)), and if within 12 months thereafter any Alternative Proposal shall have been consummated, then the Company shall promptly, but in no event later than two days after consummation of any such transaction, pay Parent the lessor of (i) the Payment and (ii)(a) 3.5% of the sum of the following: (A) the consideration paid to the Company stockholders pursuant to such Alternative Proposal, (B) the principal amount of any debt outstanding on the date such Alternative Proposal is consummated, and (C) the amount paid or agreed to be paid to the Department in connection with the matters contemplated by the Forebearance Agreement or any amendments or supplements thereto plus

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
(b) documented out-of-pocket expenses incurred by Parent in connection with the transactions contemplated hereby not to exceed $1.5 million; PROVIDED, HOWEVER, that no payment shall be made to Parent under clause (z) above if the Agreement is terminated pursuant to Section 9.2(a) and, at the time of the termination, the only condition to closing not satisfied was the condition set forth in
Section 8.1(b), 8.1(c), 8.1(d) or 8.1(e)(or any combination thereof). Any amount payable hereunder shall be payable by wire transfer of same day funds. The Company acknowledges that the agreements contained in this Section 9.5(a) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Parent and Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 9.5(a), and, in order to obtain such payment, Parent or Sub commences a suit which results in a judgment against the Company for the fee set forth in this Section 9.5(a), the Company shall pay to Parent its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the rate of 12% per annum.

    (b) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 9.5 and Sections 7.10 and 7.14 and except for the provisions of Sections 10.3, 10.4, 10.5, 10.7, 10.9, 10.10 and 10.13. Moreover, in the event of termination of this Agreement pursuant to Sections 9.2, 9.3 and 9.4, nothing herein shall prejudice the ability of the non-breaching party from seeking damages from any other party for any breach of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

    Section 9.6. EXTENSION; WAIVER. At any time prior to the Effective Date, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE X
                               GENERAL PROVISIONS

    Section 10.1.  NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
AGREEMENTS. All representations and warranties set forth in this Agreement shall terminate at the Effective Date. All covenants and agreements set forth in this Agreement shall survive in accordance with their terms.

    Section 10.2. NOTICES. This All notices or other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

    If to the Company:
    5835 Blue Lagoon Drive
    Miami, FL 33126
    (305) 265-2840
    Telecopy No.: (305) 264-2771
    Attention: Chief Financial Officer

    With a copy to:
    Fulbright & Jaworski, L.L.P.
    1301 McKinney, Suite 5100

Houston, Texas 77010-3095
(713) 651-5151
    Telecopy No.: (713) 651-5246
    Attention: Robert F. Gray, Jr.

    If to Parent or Sub:
    500 West Main Street
    Louisville, KY 40202
    (502) 580-3711
    Telecopy No.: (502) 580-3615
    Attention: Senior Vice President and General Counsel

    With a copy to:
    Fried, Frank, Harris, Shriver & Jacobson
    One New York Plaza
    New York, NY 10004
    (212) 859-8000
    Telecopy No.: (212) 859-4000
    Attention: Jeffrey Bagner

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

    Section 10.3. SPECIAL PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    Section 10.4. ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided that the Indemnified Parties shall be third-party beneficiaries of Parent's agreement contained in Section 7.5 hereof.

    Section 10.5. ENTIRE AGREEMENT. This Agreement, the Exhibits, the Schedules, the Confidentiality Agreement and any documents delivered by the parties in connection herewith and therewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto; PROVIDED, HOWEVER, that the provisions of paragraph 8 of the Confidentiality Agreement shall have no further force or effect. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

    Section 10.6. AMENDMENT. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of the Company, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and the Departments shall be a third party beneficiary of Parent and Sub's obligations under Sections 7.12 and 7.13 hereto.

    Section 10.7. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its rules of conflict of laws.

    Section 10.8. COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

    Section 10.9. HEADINGS AND TABLE OF CONTENTS. Headings of the Articles and Sections of this Agreement and the Table of Contents are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

    Section 10.10. INTERPRETATION. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

    Section 10.11. WAIVERS. At any time prior to the Effective Date, the parties hereto, by or pursuant to action taken by their respective Boards of Directors, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any documents delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

    Section 10.12. INCORPORATION OF EXHIBITS. The SCHEDULE and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

    Section 10.13. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

    IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Amended and Restated Agreement to be signed by their respective officers thereunder duly authorized all as of the date first written above.

HUMANA INC.
By:
Title:
HUMNOV, INC.

By:
Title:
PHYSICIAN CORPORATION OF AMERICA

By:
Title:

                                                                         ANNEX B

                           [BEAR STEARNS LETTERHEAD]

                                                                  August 8, 1997

Board of Directors

Physician Corporation of America

6101 Blue Lagoon Drive

Miami, Florida 33126

Dear Sirs:

    We understand that Physician Corporation of America ("PCA") and Humana Inc. ("Humana") have entered into an Agreement and Plan of Merger dated as of June 2, 1997 (the "Merger Agreement"), pursuant to which a newly-formed, wholly-owned subsidiary of Humana ("Humana Acquisition Corp.") will merge with and into PCA, with each outstanding share of common stock of PCA, par value $0.01, being converted into and representing the right to receive $7.00 in cash (the "Transaction").

    You have asked us to render our opinion as to whether the Transaction is fair, from a financial point of view, to the stockholders of PCA.

    In the course of performing our review and analyses for rendering this opinion, we have:

    1.  reviewed the Merger Agreement, dated June 2, 1997;

    2. reviewed PCA's Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 1994 through 1996 and PCA's Quarterly Report on Form 10-Q for the period ended March 31, 1997;

    3. reviewed certain operating and financial information provided to us by the management of PCA relating to its business and prospects, including financial projections as of May 3, 1997, provided to us by PCA's management;

    4. met with certain members of the senior management of PCA to discuss PCA's operations, historical financial statements, future prospects and financial condition;

                                                                         ANNEX B

    Board of Directors

    August 8, 1997

    Page 2

    5. met with certain members of the Department of Insurance for the State of Florida ("DOI") to discuss the regulatory implications of the financial status of PCA Property & Casualty Insurance Company ("P&C"), including the possibility of having P&C placed into receivership;

    6. met with certain members of the senior management of PCA to discuss the impact on PCA of having P&C placed into receivership;

    7.  visited PCA's facilities in Miami, Florida and Orlando, Florida;

    8. reviewed the historical stock prices, trading activity and valuation parameters of the PCA Common Stock;

    9. reviewed publicly available financial data, stock market performance data and valuation parameters of companies which we deemed generally comparable to PCA;

    10. reviewed the terms of recent mergers and acquisitions of companies which we deemed generally comparable to the Transaction; and

    11. considered and conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

    In the course of our review, we have relied upon and assumed the accuracy and completeness of the financial, regulatory and other information provided to us by PCA and others. With respect to the projections provided to us by PCA, we determined not to rely on certain of the internal estimates of PCA's future financial performance in our analyses because of, among other things, the inherent uncertainty of such projections and the fact that actual results for fiscal 1996 differed materially from past projections for such periods for PCA; with your consent we also considered estimates made by security analysts (other than ourselves) in reports published in the last six months. We have not assumed any responsibility for the information or projections provided to us and we have further relied upon the assurances of the management of PCA that they are unaware of any facts that would make the information or projections provided to us incomplete or misleading.

    In arriving at our opinion, we have not performed, obtained or been furnished with any independent appraisal of the assets or liabilities of PCA. This letter does not address PCA's underlying decision to pursue the Transaction. Our opinion is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof.

    Based on the foregoing, it is our opinion that the Transaction is fair, from a financial point of view, to the stockholders of PCA.

                                                                         ANNEX B

Board of Directors

August 8, 1997

Page 3

    We have acted as financial advisor to PCA in connection with the Transaction and will receive a fee for such services, payment of a significant portion of which is contingent upon the consummation of the Transaction. In addition, in the past we have acted as financial advisor to PCA, have provided investment banking services to PCA, and we have been paid fees for such services.

    It is understood that this letter is intended for the benefit and use of the Board of Directors of PCA and does not constitute a recommendation to the stockholders of PCA as to how to vote on the Transaction. This letter may be included in its entirety in any proxy statement or other document distributed to stockholders of PCA in connection with the solicitation of proxies in favor of the Transaction (but any reference to or description of the opinion expressed herein in any such proxy statement or other document or any other public reference to this letter shall be subject to our prior written consent). This letter is not to be used for any other purpose, or reproduced, disseminated, quoted or referred to at any time, in whole or in part, without our prior written consent.

                                Very truly yours,

                                BEAR, STEARNS & CO. INC.

                                By:             /s/ DAVID H. GLASER
                                     -----------------------------------------
                                                  David H. Glaser
                                              SENIOR MANAGING DIRECTOR

                                                                         ANNEX C

                      CONSENT OF BEAR, STEARNS & CO. INC.

    We hereby consent to the inclusion in the Proxy Statement of Physician Corporation of America of our opinion attached as Annex B thereto and to the reference to such opinion and to our firm therein. We also confirm the accuracy in all material respects of the description and summary of such fairness opinion and the description and summary of our analyses, observations, beliefs and conclusions relating thereto, set forth under the heading "Opinion of Bear, Stearns & Co. Inc." therein. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission issued thereunder.

                                               Bear, Stearns & Co. Inc.

                                               By:        /s/ DAVID H. GLASER
                                               --------------------------------------------
                                               SENIOR MANAGING DIRECTOR

Dated: August 8, 1997

                                                                      ANNEX D

                     GENERAL CORPORATION LAW OF DELAWARE


Section 262. Appraisal Rights.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to subsection (g) of Section 251), 252, 254, 257, 258, 263 or 264 of this title:

           (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

               a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

               b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

               c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

               d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or
     (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the

Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                       PHYSICIAN CORPORATION OF AMERICA

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
      SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 8, 1997

     The undersigned stockholder of Physician Corporation of America ("PCA") hereby appoints E. Stanley Kardatzke, M.D. and Peter E. Kilissanly, or either of them, attorneys and proxies of the undersigned, with full power of substitution, to vote, as hereby designated, the number of votes that the undersigned would be entitled to cast if personally present at the Special Meeting of Stockholders of PCA to be held on September 8, 1997, at 10:00 a.m., Miami time, at the offices of the Company, located at 6101 Blue Lagoon Drive, Miami, Florida 33126, and at any adjournment or postponement thereof, and hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement (the "Proxy Statement"), each dated August 8, 1997, of PCA distributed in respect thereof. This proxy revokes all prior proxies given by the undersigned with respect to the matters covered hereby.

(1) Proposal to adopt an Agreement and Plan of Merger, dated as of June 2, 1997, and approve the Merger described therein providing for the merger of PCA and a wholly owned subsidiary of Humana Inc.

                 FOR            AGAINST          ABSTAIN

                 / /             / /               / /

(2) Proposal to approve an adjournment of the meeting to another time and/or place for the purpose of soliciting additional proxies in the event that there are not sufficient votes at the time of the meeting for Proposal
     (1).

                 FOR            AGAINST          ABSTAIN

                 / /             / /               / /

(3) To consider and act upon any other business which may be properly brought before the meeting or any adjournment or postponement thereof.

             (Continued and to be signed on other side.)

     THE BOARD OF DIRECTORS OF PCA HAS UNANIMOUSLY APPROVED THE AGREEMENT AND PLAN OF MERGER AND THE MERGER DESCRIBED THEREIN AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSALS (1) AND (2).

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER AND AT THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS (1) AND
(2), WHICH ARE MORE PARTICULARLY DESCRIBED IN THE PROXY STATEMENT, AND AT THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING.

                       _______________________________________________________

                       _______________________________________________________
                       Signature of Stockholder(s)

                       Please sign your name exactly as it appears hereon; joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign the partnership name by authorized person(s).

                               PLEASE MARK, SIGN, DATE AND RETURN IMMEDIATELY.
                                            PLEASE NOTE ANY CHANGE OF ADDRESS.

                       Dated _____________________, 1997.